As filed with the Securities and Exchange Commission on  February 7 , 201 1
Registration No. 333-167173

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 7
TO
FORM S-1 REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

SOUTHERN CHINA LIVESTOCK, INC.
(Exact name of registrant as specified in its charter)

Delaware	0200	N/A
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

88 Guihuayuan, Guanjingcheng
Yujiang, Yingtan City, Jiangxi Province 335200
People’s Republic of China
+86 (701) 568-0890
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Corporation Service Company
2711 Centerville Road, Suite 300
Wilmington, DE 19808
(302) 636-5401
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
Yvan-Claude Pierre, Esq. William Haddad, Esq. Andrew D. Ledbetter, Esq. DLA Piper LLP (US) 1251 Avenue of the Americas New York, NY 10020 Telephone: (212) 335-4500 Fax: (917) 778-8670	Gregg E. Jaclin, Esq. Eric M. Stein, Esq. Yarona Y. Liang, Esq. Anslow + Jaclin, LLP 195 Route 9 South, Suite 204 Manalapan, New Jersey 07726 Tel: (732) 409-1212 Fax: (732) 577-1188	Mitchell S. Nussbaum, Esq. Norwood P. Beveridge, Jr. Daniel L. Reichman Loeb & Loeb, LLP 345 Park Avenue New York, New York 10154 Tel: (212) 407-4159 Fax: (212) 504-3013

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE

This Registration Statement contains two prospectuses, as set forth below.

●
Public Offering Prospectus. A prospectus to be used for the public offering by the Registrant of up to _________ shares of the Registrant’s common stock (plus up to ______ additional shares that we may sell to the underwriters solely to cover over-allotments, if any) (the “Public Offering Prospectus”) through the underwriters named on the cover page of the Public Offering Prospectus.

●
Resale Prospectus. A prospectus to be used for the resale by selling stockholders of up to 2,383,145 shares of the Registrant’s common stock (including 852,061 shares that have been or may be acquired upon the exercise of warrants that have been previously issued to selling stockholders named in the Resale Prospectus) (the “Resale Prospectus”).

The Resale Prospectus is substantively identical to the Public Offering Prospectus, except for the following principal points:

●	they contain different outside and inside front covers;
●	they contain different Offering sections in the Prospectus Summary section beginning on page 6;
●
they contain different Use of Proceeds sections on page 25, and the Risk Factors and Business sections of the Resale Prospectus do not address use of proceeds from the offering contemplated by the Public Offering Prospectus;

●	the Capitalization, Dilution and Shares Eligible for Future Sale sections are deleted from the Resale Prospectus on pages 27, 28 and 59, respectively;
●	a Selling Stockholders section is included in the Resale Prospectus beginning on page 73A;
●	references in the Public Offering Prospectus to the Resale Prospectus and, in general, to the offering contemplated by the Public Offering Prospectus will be deleted from the Resale Prospectus;
●	the Underwriting section from the Public Offering Prospectus on page 60 is deleted from the Resale Prospectus and a Plan of Distribution is inserted in its place;
●	the Legal Matters section in the Resale Prospectus on page 78A deletes the reference to counsel for the underwriters and to our special counsel; and
●	the outside back cover of the Public Offering Prospectus is deleted from the Resale Prospectus.

The Registrant has included in this Registration Statement, after the financial statements, a set of alternate pages to reflect the foregoing differences of the Resale Prospectus as compared to the Public Offering Prospectus.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED FEBRUARY 7, 2011

Common Shares

SOUTHERN CHINA LIVESTOCK, INC.

This is the initial public offering of our common stock. We are a reporting company under Section 13 of the Securities Exchange Act of 1934, as amended. Our common stock is not currently listed or quoted for trading on any national securities exchange or national quotation system. We have applied to list our common stock on the NASDAQ Capital Market under the symbol “SCLI” and our application is currently under review.

We are offering all of the   shares of common stock offered by this prospectus. We expect that the public offering price of our common stock will be between $     and $       per share.

Investing in our common stock involves a high degree of risk. Before buying any shares, you should carefully read the discussion of material risks of investing in our common stock in “Risk Factors” beginning on page 13 of this prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of anyone’s investment in these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions (1)	$	$
Proceeds, before expenses, to us	$	$
______________
(1) The underwriters will receive compensation in addition to the discounts and commissions as set forth under “Underwriting.”

The underwriters have a 45-day option to purchase up to         additional shares of common stock from us solely to cover over-allotments, if any. If the underwriter exercises this option in full, the total underwriting discounts and commissions will be $            , and our total proceeds, before expenses, will be $                .

The underwriters are offering the common stock as set forth under “Underwriting.” Delivery of the shares will be made on or about           , 2011.

Rodman & Renshaw, LLC	Newbridge Securities Corporation

The date of this prospectus is:                          , 201 1

Please read this prospectus carefully. It describes our business, our financial condition and results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

You should rely only on information contained in this prospectus or any free writing prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. This prospectus or any free writing prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus or any free writing prospectus is complete and accurate as of the date of this prospectus or any free writing prospectus, but the information may have changed since such dates.

Use of Terms

Except where the context otherwise requires and for the purposes of this prospectus only:

●	“We,” “us,” “our company,” “our,” and the “Company” refer to the combined business of Southern China Livestock, Inc. and its consolidated subsidiaries and variable interest entities;

●	“China” and the “PRC” refer to the People’s Republic of China;

●	“Renminbi” and “RMB” refer to the legal currency of China; and

●	“U.S. dollars,” “dollars” and “$” refer to the legal currency of the United States.

In this prospectus, we translate Renmnbi amounts into dollars as specified rates solely for your convenience.  These dollar references are based on the exchange rate of RMB to United States dollars, determined as of a specific date as set forth in “H. Foreign Currency Translation” in Note 3 of Notes to Consolidated Financial Statements for the year ended September 30, 2010.   Changes in the exchange rate will affect the amount of our obligations and the value of our assets in US dollars which may result in an increase or decrease in the amount of our obligations (expressed in dollars) and the value of our assets, including accounts receivable (expressed in dollars). When we use the current exchange rate, we are using the middle exchange rate as reported by the Bank of China on January 24, 2011, which was 6.59 RMB for $1.00.  We make no representation that the Renminbi or U.S. dollar amounts referred to herein could have been or could be converted into U.S. dollars or Renminbi, as the case may be, at any particular rate or at all.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. You should read the entire prospectus, including the “Risk Factors” and the consolidated financial statements and the related notes, before making an investment decision.

Business Overview

We breed, raise and sell live hogs in the People’s Republic of China, which we refer to as China or the PRC. We operate our business through our subsidiaries, which operate 24 breeding farms with a current annual production capacity of approximately 220,000 live hogs . Our annual production capacity is the number of hogs that we can deliver to the market annually, assuming the pigs stay healthy, the sows’ breeding pattern is consistent with our past experience, we can provide the necessary feed and epidemic prevention and we can efficiently and timely deliver the hogs to market. Our headquarters is located in southeast China in Yingtan City, Jiangxi Province. Our hog breeding farms are located throughout Yujiang County.

We control each phase of pre-slaughter pork production in the following manner:

●	We breed and raise breeding sows on our own facilities.

●	We breed the sows’ piglets and raise the piglets until they are marketable as hogs.

●	When the piglets mature, we sell the mature hogs.

Feed is the most significant cost of operating our hog farm. Our hog farms purchase feed products and raw materials such as corn and soybeans from several feed suppliers under short-term contracts. The typical breeding cycle for pigs is approximately five months, and a breeding pig can give birth 2.2 times a year on average. A breeding pig can bear 10-12 piglets every five months, and breed for four years.

We sell hogs to trading agencies mainly in the Chinese cities of Shenzhen and Shanghai and in Jiangxi Province. Our largest customer is Shenzhen Dexing Food Development Co., Ltd., or Shenzhen Dexing, a government affiliated trading company, which accounted for approximately 54% of our sales in the three months ended December 31, 2010, approximately 70% of our sales for the year ended September 30, 2010 and approximately 75% of our sales for the year ended September 30, 2009. We have tw o contracts with Shenzhen Dexing. One of these contracts, which has a three-year term commencing March 24, 2009, provides for us to sell to Shenzhen Dexing 50,000 hogs per months for a total of 600,000 hogs per year. Another contract provides for Shenzhen Dexing to purchase 50 0,000 hogs from us during the one-year period commencing  September 1 , 2010. We had a third contract, for the one-year period commencing February 1, 2010, which expired on January 31, 2011 . Although the contracts provide for the delivery of a specified number of hogs, the agreements also provide that each shipment’s delivery date and quantity are subject to further agreement. These subsequent agreements have not been reduced to writing, but Shenzhen Dexing is aware of our capacity and has accepted our delivery quantities and schedule. The delivery quantity and schedule is wholly dependent upon the breeding schedule and maturity of the hogs. Shenzhen Dexing has accepted delivery of all hogs that we have provided to date, although we have not exceeded the number of hogs set forth in the contracts. These contracts effectively cap the aggregate annual delivery to 600,000 and 500 ,000 hogs, respectively. The agreements do not provide for any remedy if we are not able to deliver the full number of hogs per year. Rather, the contact covering the annual purchase of 600,000 hogs has a performance bonus of RMB 10 or $1. 52 . per hog if we sell the full 600,000 hogs per year. Since we did not reach this target number, we have not received any bonus. We do not anticipate that we will reach this target number during the current fiscal year.

In April 2008, Shenzhen Agriculture Bureau awarded us an Agriculture Production Base for Shenzhen City, China from April 2008 to April 2011. Under the terms of this award, Shenzhen Dexing is to purchase from us up to a total of 83,000 hogs during the period from April 2008 to April 2011. In addition, Shenzhen Pindexian Food Co., Ltd., a government-affiliated trading company, is to purchase up to 50,000 hogs from us from April 2008 to April 2011.

We sold to Shenzhen Dexing approximately 24,800 - hogs during the three months ended December 31, 2010, approximately 147,000 hogs during year ended September 30, 20 1 0 and approximately 120,000 hogs during the year ended September 30, 20 09 . Through Dec ember 3 1 , 2010, we sold approximately 10,000 hogs to Shenzhen Pindexian pursuant to the contract covering the period from April 2008 to April 2011.

We determine under which contract we sell hogs to Shenzhen Dexing based on the market price of hogs at the time of sale. We have serial one-year contracts which provide price protection, and, to the extent that the market price is less than the contract price, we sell pursuant to these contracts. Under the price protection provisions of the contract covering the year commencing September 1, 2010, we may not sell hogs at prices which are less than RMB  12.6 (approximately $ 1.91 ) or more than RMB  16.6 (approximately $ 2.52) per kilo gram. The three-year  contract commencing March 24, 2009 , provide s for the price to be determined by the parties but shall not be less RMB 10.6 (approximately $1.61) per kilogram. If the market price were greater than RMB 1 6 .6 (approximately $2. 5 2) per kilogram, we would sell the hogs pursuant to the three-year cont r act, which does not have a ceiling. In selling to Shenzhen Dexing, we do not specify pursuant to which contract the hogs are sold. These amounts in dollars reflect the current exchange rate; however, the exchange rate used in our financial statements will reflect the applicable exchange rate for that period.

See “Our Business – Sales and Marketing” on page 44 for more information.

Market Summary

According to the US Department of Agriculture report entitled “2010 Trade Forecast Revision: Pork Higher; Beef and Broiler Meat Stable,” China is the world’s largest pork producer, accounting for nearly half of the world’s total production. The estimated world production of pork for 2010 was projected at 109 million metric tons. For 2010, according to the National Bureau of Statistics of China, China produce d approximately 50 .7 million metric tons of pork. See http://www.stats.gov.cn/english/newsandcomingevents/t20110120_402699463.htm.

We believe that hog production in the PRC is dominated by backyard farms (those that sell 1 to 50 hogs annually) and small farms (those that sell less than 500 hogs annually), and that large farms account (those that sell more than 50,00 0 hogs annually) for a smaller percentage of the hog production.

Until 2009, a growing middle class in China with more disposable income had resulted in an increase in the market for pork, which was accompanied by an increase in prices for pork as well as live hogs. According to Business Monitor International, China’s pork producers suffered during the first half of 2009 from a combination of the effects of the general economic downturn, which affected China as well as the rest of the world, combined with a weak demand, oversupply of pork and the psychological effects of the H1N1 influenza virus, known as the swine flu. Since the start of the second half of 2009, however, a rapid rise in pork prices has re-energized the industry. The recovery reflects government intervention to buy frozen pork supplies to help support prices and, at times, reductions in supply of pigs in China. Since June 2009, the market price for live hogs increased to a 24-month high in November and December 2010 and has remained relatively stable since that time.

Competitive Advantages

We breed our own piglets. We have long-term relationships with government-affiliated trading companies in the cities of Shenzhen and Shanghai and in Jiangxi Province, which accounted for more than 90% of our sales for the three months ended December 31, 2010, 94% for the year ended September 31, 2010 and 98% for the year ended September 30, 2009, thus virtually eliminating marketing, selling and receivables costs. As our hogs mature, we sell them as live hogs ready for slaughter.

Most of our senior managers have more than ten years of experience in the hog breeding industry, and our chairman also chairs Jiangxi Province Yingtan City Pig Breeding Association. Additionally, because our location is in a relatively rural area of a province which has a surplus of labor, we believe that we are able to obtain lower than average cost of labor compared to other parts of China. We also believe that we incur higher than industry average medical expenses for pigs as a result of our efforts to reduce the risk of epidemics. We have not experienced any animal outbreaks in the last ten years.

Future Plans

Growth via increase our inventory of sows and hogs:

In April 2010, we began to increase our pig inventory through the purchase of sows and hogs from local pig farmers. Through September 30, 2010, we purchased approximately 2,400 sows and approximately 21,000 hogs. We intend to continue to increase our inventory of pigs using the net proceeds of this offering. Our goal is to purchase approximately  77,300 pigs, of which we anticipate approximately  7,300 will be breeding sows and approximately 7 0,000 will be hogs that will cost us in the range of $20 million, on which we expect to make down payments of approximately $10 million. We believe that we will be able to purchase the pigs on reasonable terms from local pig farmers.

Growth via organic fertilizer business:

The generation of organic waste is a major problem that all large animal farm operators all over the world have to manage. We plan to take advantage of our rural location and the fact that we are surrounded by rice and vegetable farms by processing our organic waste and selling it as organic fertilizer. Organic fertilizers made from livestock manure are commonly used in China. They are environmentally friendly products, are fully exempt from value added tax, or VAT, and are exempt from enterprise income tax, or EIT, for the first three years. As of December 31, 2010 , the principal type of organic fertilizer we plan to produce  was sold in the range of approximately $ 120-$135 per ton. We plan to allocate a portion of the proceeds from our public offering to begin development of an organic fertilizer line of business. We plan to spend approximately $2. 3 million to build an organic fertilizer line following the completion of the offering. We will not commence our efforts with respect to the fertilizer business until we receive the funding either from the public offering or from another financing source. The organic fertilizer will be primarily made from pig waste. We anticipate that it will take about six months to build such production line and that it would become operational within three months thereafter. Our planned annual production capacity of this production line is approximately 40,000 tons of organic fertilizer.   With the anticipated increase in our pig inventory, and with our advantageous location in a southern province with many farmlands, we believe that we can develop a profitable fertilizer business.

Risk Factors

Our ability to successfully operate our business and achieve our goals and strategies is subject to numerous risks as discussed more fully in the section titled “Risk Factors,” beginning on page 13, including for example:

●	Cyclical fluctuations in our sales, as well as fluctuations in the market and market price for hogs and feed, which will affect our quarterly results;

●	The price of pork is subject to significant fluctuations, and government programs in the PRC to stabilize pork prices may not continue;

●
Our current management has no experience managing and operating a public company and relies in many instances on the professional experience and advice of third parties including our consultants, attorneys and accountants;

●	We depend on one major customer, the loss of or significant reduction in sales to which could materially adversely affect our ability to operate profitably;

●	We depend on one major feed supplier, the loss of which could materially adversely affect our operations and s ales ;

●	The loss of any key employee, including members of our senior management team, and our inability to attract highly skilled personnel with sufficient experience in our industry could harm our business;

●
A more widespread outbreak of the H1N1 virus, avian influenza or a renewed outbreak of SARS or any other widespread public health problem in the PRC, where all of our operations are conducted, could have an adverse effect on our operations;

●
In order to raise sufficient funds to implement our business plan and expand our operations, we may require additional funds, which may not be available to us, and we may have to issue additional securities at prices which may result in substantial dilution to our stockholders; and

●	The recent nature and implementation methods of many PRC laws applicable to us create an uncertain environment for business operations and they could have a negative effect on us;

●	Currency conversion and exchange rate volatility could adversely affect our financial condition;

●	An active trading market for our shares may never develop.

Any of the above risks could materially and adversely affect our business, financial position and results of operations. An investment in our securities involves risks. You should read and consider the information set forth in “Risk Factors” and all other information set forth in this prospectus before investing in our securities.

Corporate History and Organizational Structure

We are a Delaware corporation, incorporated under the name Expedite 4 Inc., on September 27, 2007 with the objective of acquiring an operating company pursuant to a reverse acquisition.  On July 9, 2010, we changed our corporate name to Southern China Livestock, Inc.

On March 29, 2010, we, then known as Expedite 4 Inc., acquired Southern China Livestock International, Inc., or SCLI, in a reverse acquisition transaction pursuant to a share exchange agreement, or the Exchange Agreement, in which we acquired 100% of the issued and outstanding shares of SCLI in exchange for 5,623,578 shares or 99.97% of our common stock issued and outstanding after the closing of the share exchange transaction, thereby making SCLI our wholly owned subsidiary. Pursuant to the terms of the Exchange Agreement, the person who was then our sole stockholder cancelled a total of 98,500 shares of common stock. Following the completion of the transactions contemplated by the Exchange Agreement, there were 5,625,078 shares of common stock issued and outstanding, of which 5,623,578 were owned by the former shareholders of SCLI. For financial reporting purposes, these transactions have been classified as a recapitalization of SCLI and the historical financial statements of SCLI are reported as the company’s historical financial statements.

On July 25, 2008, Mayson International Services Limited, or Mayson International, was incorporated in the British Virgin Islands as a limited liability company and Mayson Enterprises Services Limited, or Mayson Enterprises, was incorporated in the British Virgin Islands as the wholly-owned subsidiary of Mayson International.

Mayson Holdings Limited, or Mayson Holdings, was incorporated on July 14, 2008 under the laws of Hong Kong Special Administrative Region of the PRC and became the wholly owned subsidiary of Mayson Enterprises. Beijing Huaxin Tianying Livestock Technology Co., Ltd., or Beijing Huaxin, was incorporated on September 9, 2008 as a limited liability company under PRC law. All of the equity of Beijing Huaxin is held by Mayson Holdings.

In November 2008, all of the equity interests in Jiangxi Yingtan Huaxin Livestock Co., Ltd., or Jiangxi Huaxin, were owned by the former Jiangxi Huaxin shareholders. Jiangxi Huaxin was established in 2005, as a result of the combination of several hog farms, which commenced operations between 1995 and 2005. But for the restrictions under the laws of the PRC, they would have exchanged their equity interest in Jiangxi Huaxin for a modest cash payment and an aggregate of 4,386,438 shares of the Company’s common stock in a single transaction, which would have been completed at the time of the reverse merger. In order to comply with Chinese law, the transaction was structured to provide for an initial good faith deposit of $17,500 with the remaining shares to be issued in the future. The $17,500 down payment was negotiated by the parties, with the recognition that the most significant portion of the consideration was the equity to be issued pursuant to the option agreements.

The first step in the transaction was the November 2008 transfer, pursuant to an agreement dated November 3, 2008, of the Jiangxi Huaxin stock to Beijing Huaxin, which was wholly-owned, through subsidiaries, by Mayson International, of which Liqiang Song was the principal shareholder. At the time of the transfer, Mayson International paid a $17,500 cash down payment for 99% of the equity interest of Jiangxi Huaxin. It was understood by all parties that the $17,500 payment did not constitute the full payment for the shares of Jiangxi Huaxin, and that the equity portion would be paid later in a manner that complied with the laws of the PRC.

SCLI was formed in July 2009 to acquire the stock of Mayson international from Mayson International’s shareholders. SCLI acquired Mayson International in exchange for SCLI shares, which were issued to the Mayson International shareholders. Mr. Song, who was the principal shareholder of Mayson International, became the principal shareholder of SCLI. As a result of the reverse acquisition, SCLI’s principal business was the raising and sale of hogs through Jiangxi Huaxin. Although Jiangxi Huaxin had continued to develop its business subsequent to November 2008, SCLI’s business was largely the same business that the former Jiangxi Huaxin shareholders transferred in November 2008.

The equity portion of the consideration was to be issued in the future after a reverse merger company was selected and the terms of the reverse merger were determined. Once the capital structure of the reverse merger company, Expedite 4 Inc., which is now known as Southern China Livestock, Inc., was determined, it was then possible to provide for the equity component of the consideration. Pursuant to the Exchange Agreement, Mr. Song and his designees received 90% of the shares issued in the reverse acquisition, or 5,061,220 shares of our common stock, of which 4,386,438 shares were allocated to the former Jiangxi Huaxin shareholders and their designees subject to the option agreements. Based upon the agreement of the parties, which was an oral agreement that was never reduced to writing until the option was granted, the former shareholders of Jiangxi Huaxin were to receive approximately 78% of the outstanding shares of the reverse merger entity prior to any financing, which was 4,386,438 shares. The rights of the Jiangxi Huaxin shareholders are set forth in the restated option agreement. But for the restrictions under Chinese law, the former Jiangxi Huaxin shareholders would have received 4,386,438 shares at the closing of the reverse acquisition. Since these shares could not be issued to the former Jiangxi Huaxin shareholders, the former Jiangxi Huaxin shareholders received options to purchase the shares for nominal consideration from Mr. Song.

No additional consideration was paid for the 1% that was transferred in January 2010. The modest cash consideration of $17,500 and the option to purchase 4,386,438 shares represented the total consideration for 100% of the equity of Jiangxi Huaxin.

Under the laws of the PRC, the former shareholders of Jiangxi Huaxin were not permitted to acquire shares of our common stock directly in the reverse acquisition. They are, however, permitted to receive shares upon exercise of options. Currently, PRC law requires registration with, and approval from, the State Administration of Foreign Exchange, which is known as “SAFE”, and the approval of the Ministry of Commerce, which is known as “MOFCOM,” on direct or indirect offshore investment activities by PRC resident individuals. The SAFE regulations require PRC resident individuals to register with the relevant SAFE branch before establishing or acquiring control over an offshore special purpose company, known as “SPC.” SPCs are formed for the purpose of engaging in an equity financing outside of the PRC, with the investment proceeds directed to the SPC’s operating subsidiary in the PRC originally controlled by the PRC residents. This is a very long process with no assurance that registration or approval will be granted. Accordingly, the PRC residents obtained only the right to purchase an interest in the SPC from the non-PRC owners over a period of time according to the restated option agreements, rather than acquiring a controlling equity interest in the SPC directly, and are subject to the subsequent completion of relevant PRC foreign exchange formalities.

The restated option agreements have a nominal price of $0.01 per share, which is the economic equivalent of ownership. The options have certain conditions in order to comply with PRC law. The sole purpose of the options is to provide the former Jiangxi Huaxin shareholders with the equity consideration that they would have received if they had exchanged their Jiangxi Huaxin shares directly. Mr. Song understood that he received the 4,386,438 shares on behalf of the former Jiangxi Huaxin shareholders and that they held the underlying economic interest in the shares since Mr. Song had no independent economic interest in the shares and Mr. Song granted the option holders the voting rights with respect to those shares. See “Certain Relationships and Related Transactions,” beginning on page 54.

On June 9, 2010, we incorporated Jiangxi Southern China Livestock Technology Limited, or SCLI-Jiangxi, as a  wholly foreign owned company in China.

See “Corporate History and Structure – Background and History” on page 36 for more information.

The following chart reflects our organizational structure with respect to our active subsidiaries as of the date of this prospectus.

Corporate Information

The address of our principal executive office is at 88 Guihuayuan, Guanjingcheng, Yujiang, Yingtan City, Jiangxi Province, People’s Republic of China, and our telephone number is +86 (701) 568-0890. Our corporate website is www.southernchinalivestock.com. Any information contained on our website or any other website does not constitute a part of this prospectus.

The Offering

Common stock we are offering	shares (1)

Common stock outstanding before the offering	7,144,071 shares
Common stock outstanding after the offering	shares (2)

Offering price	$ to $ per share (estimate)

Use of proceeds
We intend to use the net proceeds of this offering to increase our inventory of sows and hogs, to begin development of an organic fertilizer business and for working capital and other general corporate purposes, including capital expenditures. See “Use of Proceeds” on page 25 for more information on the use of proceeds.

Risk factors
Investing in these securities involves a high degree of risk. As an investor , you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 13.

Listing	We have applied to list our common stock on the NASDAQ Capital Market under the symbol “SCLI” and our application is currently under review.

(1)
Excludes (i) up to         additional shares that we may sell to the underwriters solely to cover over-allotments, if any. We are also concurrently registering for resale under a separate prospectus up to (ii) 2,383,145 shares of common stock held by the selling stockholders named under such prospectus (including 852,061 shares that have been or may be acquired upon the exercise of warrants that have been previously issued to selling stockholders named in such prospectus). None of these securities are being offered by us and we will not receive any proceeds from the sale of these shares.

(2)
Based on (i) 7,144,071 shares of common stock issued and outstanding as of the date of this prospectus, and (ii)           shares of common stock issued in the public offering (excluding up to           additional shares that we may sell to the underwriters solely to cover over-allotments, if any).

SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

Selected Consolidated Financial Data

The following selected consolidated financial data at December 31, 2010 and for the three months ended December 31, 2010 and 2009 and at September 30, 2010 and for the years ended September 30, 2010 and 2009 should be read in conjunction with our consolidated financial statements and related notes for the years ended September 30, 2010 and 2009 and our unaudited financial statements for the three months ended December 31, 2010 and 2009, which appear elsewhere in this prospectus, and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 29 of this prospectus.

Selected Statement of Income Data (in thousands, except per share amounts):

	Three Months Ended December 31,		Year Ended September 30,
	2010	2009	2010	2009
Sales	$10,662	$11,378	$40,318	$32,140
Cost of sales	(8,055)	(9,469)	(33,132)	(25,803)
Gross profit	2,606	1,909	7,185	6,337
Operating expenses:
Selling expenses	--	6	7	22
General and administrative expenses	600	102	1,060	(436)
Income from operations	2,006	1,801	6,119	5,879
Government subsidies	--	264	1,310	1,190
Other (expense) income	--	60	(149)	106
Net income	2,006	2,124	7,280	7,177
Less: net income attributable to noncontrolling interest	21	43	149	143
Net income attributable to common stockholders	1,986	2,081	7,131	7,031
Comprehensive income:
Net income	2,006	2,124	7,280	7,175
Other comprehensive income (loss)	294	1	383	(36)
Total comprehensive income	$2,300	$2,125	$7,663	$7,139
Earnings per share attributable to common stockholders:
Basic	$0.28	$0.37	$1.13	$1.25
Diluted	$0.28	$0.37	$1.13	$1.25

Selected Balance Sheet Data (in thousands)

	December 31, 2010	September 30, 2010
Current Assets:
Cash	$2,347	$2,417
Accounts receivables, net	--	254
Prepaid expense and other receivables	147	164
Due from related parties	--	165
Inventories	5,308	4,650
Advance for asset purchase	765	765
Total current assets	8,567	8,415
Property and equipment, net	12,882	13,076
Construction in progress	4,285	3,846
Biological assets, net	1,799	1,666
Total assets	$27,533	$27,004

Current liabilities:
Accounts payable and accrued liabilities	129	63
Other payables	--	1,657
Amounts due to related parties	188	368
Total current liabilities	317	2,087

Equity:
Common stock ($0.001 par value; 7,144,071 shares
issued and outstanding as of September 30, 2010 and
5,623,578 shares issued and outstanding as of September 30, 2009)	7	7

Warrants	2,419	2,419
Additional paid in capital	5,969	5,969
Retained earnings (reserves)	3,361	3,361
Accumulated other comprehensive income	2,862	2,568
Noncontrolling interest	305	284
Retained earnings	12,293	10,307
Total stockholders ’ equity	27,216	24,916
Total liabilities and stockholders’ equity	$27,533	$27,004

RISK FACTORS

You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision with regard to our securities.  The statements contained in or incorporated herein that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. For further information see “Cautionary Statement Regarding Forward-Looking Statements.” If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, you may lose all or part of your investment.

Risks Relating to Our Business

Our results of operations are cyclical and could be adversely affected by fluctuations in the commodity prices for hogs and feeds.

We are largely dependent on the cost and supply of hogs and feed ingredients and the selling price of our products, which are determined by constantly changing and volatile market forces of supply and demand as well as other factors over which we have little or no control. These other factors include:

●	competing demand for corn for use in the manufacture of ethanol or other alternative fuels,

●	environmental and conservation regulations,

●	economic conditions,

●	weather, including the effect of weather on the availability and pricing of corn, and

●	epidemics and diseases affecting pigs generally.

These factors may increase our costs, which we may be unable to pass along to consumers of our products in a timely manner or at all. Hog prices have demonstrate d a cyclical nature over periods of years, reflecting the supply of hogs on the market. Further, hog raising costs are largely dependent on the fluctuations of commodity prices for corn and other feed ingredients. Additionally, an occurrence of serious animal diseases, such as foot-and-mouth disease, or any outbreak of other epidemics in the PRC affecting animals or humans might result in material disruptions to our operations, and a decline in the market price for hogs. For example, hog prices in 2009 severely declined mainly due to a decline in demand and an oversupply of hogs, which caused our  sales to decrease 15.4% from 2008 to 2009, and increases in fodder costs in our 2010 fiscal year resulted in a 1.9% decline in gross margin compared to our 2009 fiscal year.

Although the PRC government took steps to stabilize the price pork in 2009, the government may not take any such steps in the future, the price of pork may continue to be subject to price fluctuations, and we may be unable to anticipate or adjust to such fluctuations as well as other market conditions could impair our ability to grow.

According to “China Agribusiness Report Q1 2010” report issued by Research and Markets, China’s pork producers suffered badly in the first half of 2009 from a combination of oversupply, weak demand and the effects of the H1N1 influenza, or swine flu, outbreak. In order to help support the prices, the PRC government purchased frozen pork supplies and provided subsidies to local farmers. Although pork prices increased in the second half of 2009 because the intervention of the PRC government, combined with a decline in the number of pigs as farmers reduced their herds because of perceived decline in consumer demand, the pork price may go down again. We anticipate that price for pork will be subject to constant fluctuation and our ability to operate profitably will be dependent upon our ability to anticipate and adjust to changes the retail market for pork, the supply of pigs and other market conditions. The PRC government may not take steps in the future to protect pig farmers from future declines in pork prices and we may not be able to anticipate or adjust to changes in market conditions, and our inability to do so may affect our  sales and net income

Although we received significant government subsidies in the years ended September 30, 2010 and 2009, such subsidies may not be continued.

In the recent past, the government provided subsidies to pig farmers during a period of depressed hog prices.  As a result, we received government subsidies of approximately $1.3 million in the fiscal year ended September 30, 2010 and $1.1 million in the fiscal year ended September 30, 2009.  We did not receive any subsidy for the three months ended December 31, 2010, since we had already received the subsidy for calendar 2010 for which we were eligible during the year ended September 30, 2010.  Since the price of live hogs has recently increased following a period of depressed prices, the government may conclude that unsubsidized sales of hogs generate adequate revenue for farmers and, accordingly, subsidies are unnecessary.  We do not whether we will receive any subsidy for the balance of the current fiscal year.  In the future, even if there is a significant decline in the market price for hogs, the government may not provide any subsidies or any other benefits to pig farmers.

Because of fluctuations in the market price for hogs and the breeding cycles of sows, our sales and net income can be subject to significant fluctuations between quarters.

The market price for hogs is subject to fluctuation, and future market prices cannot be predicted with any degree of accuracy.  Following a decrease in the market price during 2009, the market price for hogs increased during 2010 and reached relatively high levels in November and December 2010.  We normally seek to sell our hogs when they reach the target weight of approximately 105 to 110 kilograms (231 to 242 pounds).  Hogs generally reach this weight at about five months.  However, we may sell younger hogs in order to protect ourselves against a decline in the price of hogs.  To the extent that we sell hogs that are younger than five months in any quarter, it may result in a decline in the number of hogs sold in a subsequent quarter.  Furthermore, since the typical breeding cycle is approximately five months, and a breeding sow can give birth 2.2 times a year on average, the number of hogs that reach the target selling weight can vary significantly from quarter to quarter.  These factors can result in significant changes in inventory, sales and net income from quarter to quarter.

Substantially all of our business, assets and operations are located in the PRC.

Substantially all of our business, assets and operations are located in the PRC. The economy of the PRC differs from the economies of most developed countries in many respects. The economy of the PRC has been transitioning from a planned economy to a market-oriented economy. Although in recent years the PRC government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of sound corporate governance in business enterprises, a substantial portion of productive assets in the PRC is still owned by the PRC government. In addition, the PRC government continues to play a significant role in regulating industry by imposing industrial policies. It also exercises significant control over the PRC’s economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Some of these measures benefit the overall economy of the PRC, but may have a negative effect on us.

Our management has no experience in managing and operating a public company. Any failure to comply or adequately comply with federal securities laws, rules or regulations could subject us to fines or regulatory actions, which may materially adversely affect our business, results of operations and financial condition.

Our current management has no experience managing and operating a public company and relies in many instances on the professional experience and advice of third parties including our attorneys and accountants. While we have hired a qualified chief financial officer to enable us to meet our ongoing reporting obligations as a U.S. public company, most of our middle and top management staff are not educated and trained in the Western system, and we may have difficulty hiring new employees in the PRC with such training. As a result, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards. Therefore, we may, in turn, experience difficulties in implementing and maintaining adequate internal controls as required under Section 404 of the Sarbanes-Oxley Act of 2002, as amended. This may result in significant deficiencies or material weaknesses in our internal controls, which could impact the reliability of our financial statements and prevent us from complying with the U.S. Securities and Exchange Commission, or the SEC, rules and regulations and the requirements of the Sarbanes-Oxley Act of 2002, as amended. Failure to comply or adequately comply with any laws, rules, or regulations applicable to our business may result in fines or regulatory actions, which may materially adversely affect our business, results of operation, or financial condition and could result in delays in developing of an active and liquid trading market for our common stock. To the extent that the market place perceives that we do not have a strong financial staff and financial controls, the market for, and price of, our stock may be impaired.

Our plans to expand our production, to increase our inventory of sows and hogs, to enter into organic fertilizer business and to improve and upgrade our internal control and management system will require capital expenditures in 201 1 .

Our plans to expand our production, to increase our inventory of sows and hogs, to develop our fertilizer business and to improve and upgrade our internal control and management system will require approximately $20 to 25 million of capital expenditures in the current fiscal year, which ends September 30 , 201 1 .  Our cash generated from financing, investment or operating activities may not be sufficient to fund these development plans, or that our actual capital expenditures and investments will not significantly exceed our current planned amounts. If either of these conditions arises, we may have to seek external financing to satisfy our capital needs. Our ability to obtain external financing at reasonable costs is subject to a variety of uncertainties. Failure to obtain sufficient external funds for our development plans could adversely affect our business, financial condition and operating performance.

We depend on one customer, the loss of which could materially adversely affect our operations and sales .

Our sales are dependent on significant orders from a limited number of customers. For the three months ended December 31, 2010 and the years ended September 30, 2010 and 2009, we relied on three customers, all of which are affiliates of government entities, to purchase substantially all of our hogs. Sales to these customers accounted for approximately more than 90% of our net sales for the three months ended December 31, 2010 , 94% for the year ended September 30, 2010 and 98% for the year ended September 30, 2010 2009. Our largest customer, Shenzhen Dexing, accounted for approximately 54% of our sales for the three months ended December 31, 2010,approximately 70% of our sales for the year ended September 30, 2010, and approximately 75% of our sales for the year ended September 30 , 2009. We have entered into purchase contract with Shenzhen Dexing covering three years commencing March 24, 2009, with the purchase price to be determined based on market price, subject to certain limitations. We also entered into a one-year purchase contract with Shenzhen Dexing, commencing September 1 , 2010, and provides for the sale of 500,000 hogs during the year. In addition, Shenzhen Dexing is to purchase from us up to a total of 83,000 hogs during the period from April 2008 to April 2011 under the Agriculture Production Base award from Shenzhen City. The loss of this customer, or any significant reduction in sales to this customer, or any material adverse changes in the financial conditions of such customer, would have a material adverse effect on our business, financial condition and results of operations.

We derive all of our sales in the PRC and any downturn in the Chinese economy could have a material adverse effect on our business and financial condition.

All of our sales are generated from sales in the PRC. We anticipate that sales of our products in the PRC will continue to represent all or substantially all of our sales in the near future. Our sales and earnings can also be affected by changes in the general economy since purchases of pork products are generally discretionary for consumers. Our success is influenced by a number of economic factors which affect disposable consumer income, such as employment levels, business conditions, interest rates, oil and gas prices and taxation rates. Adverse changes in these economic factors, among others, may restrict consumer spending, thereby negatively affecting our sales and profitability.   Further, inflationary pressures, which may be affecting the Chinese economy, may affect both the price at which we can sell our hogs and the cost of feed.  We may not be able to raise prices for our hogs sufficiently to cover the increase in our feed costs which may result in a reduction in our gross margin and our net income.

Our planned expansion could be delayed or adversely affected by, among other things, difficulties in obtaining sufficient financing, technical difficulties, or human or other resource constraints.

Our planned expansion could be delayed or adversely affected by, among other things, difficulties in obtaining sufficient financing, technical difficulties, or human or other resource constraints. Moreover, the costs involved in these projects may exceed those originally contemplated. Costs savings and other economic benefits expected from these projects may not materialize as a result of any such project delays, cost overruns or changes in market circumstances. Failure to obtain intended economic benefits from these projects could adversely affect our business, financial condition and operating performances.

We depend on one major feed supplier, the loss of which could materially adversely affect our operations and sales.

Feed is our primary raw material, and one feed supplier, Yujiang Huanguizhen Feed Agency , provided approximately 84% of our purchases in the three months ended December 31, 2010 and approximately 82% of our feed supply for our fiscal years ended September 30, 2010 and 2009. By relying on one supplier we face the risk that we may not be able to find an alternate source if our supplier does not sell us an adequate supply of feed, or increases the price of feed, or in the event of any impurities or other problems with the feed.   T he results of our operations would be materially impaired especially if we are unable to find an alternate source of feed for our hogs at reasonable prices.

We encounter substantial competition in our business and any failure to compete effectively could adversely affect our results of operations.

The pig breeding industry is highly competitive, and we may not be able to compete successfully against current or potential competitors. We compete with large PRC national pig breeders, such as Guangdong Wenshi Group, Henan Chuying Limited, Luoniushan Limited and Hunan Xinwufeng Limited, as well as a large number of small farms. Many of our competitors have greater financial resources than we do. We anticipate that our competitors will continue to expand and seek to obtain additional market share with competitive price and performance characteristics. Aggressive expansion by our competitors or the entrance of new large-scale pig farms into our markets could have a material adverse effect on our business, results of operations and financial condition.

Our limited operating history may not serve as an adequate basis to judge our future prospects and results of operations.

Our limited operating history in the hog breeding industry may not provide a meaningful basis for evaluating our business. Jiangxi Huaxin entered into its current line of business in 2005. Although Jiangxi Huaxin’s sales have grown rapidly since its inception, we cannot guarantee that we will maintain profitability or that we will not incur net losses in the future. We will continue to encounter risks and difficulties that companies at a similar stage of development frequently experience, including the potential failure to:

●	obtain sufficient working capital to support our expansion;

●	expand our product offerings to the fertilizer business and maintain the high quality of our products;

●	manage our expanding operations and continue to fill customers’ orders on time;

●	maintain adequate control of our expenses allowing us to realize anticipated income growth;

●	implement our product development, sales, and acquisition strategies and adapt and modify them as needed;

●	successfully integrate any future acquisitions; and

●
anticipate and adapt to changing conditions in the hogs product industry resulting from changes in government regulations, mergers and acquisitions involving our competitors, technological developments and other significant competitive and market dynamics.

If we are not successful in addressing any or all of the foregoing risks, our results of operations may be materially and adversely affected.

We plan to enter into the organic fertilizer business, which is a new business in which we have no experience.

We plan to allocate a portion of the net proceeds from the public offering to begin development of an organic fertilizer line of business. Our management has no experience in the manufacture or sale of fertilizer, which is a different business with different risks than our pig raising business. We may not be successful in the fertilizer business. Any problems we sustain in the fertilizer business, including any operating losses or any significant unanticipated cash requirements we may sustain, may distract management or otherwise adversely affect our pig raising business.

We need to manage growth in operations to maximize our potential growth and our failure to manage growth will cause a disruption of our operations resulting in the failure to generate  sales at levels we expect.

In order to maximize potential growth in our current and potential markets, we believe that we must expand our production operations and increase our inventory of pigs. This expansion will place a significant strain on our management and our operational, accounting, and information systems. We expect that we will need to continue to improve our financial controls, operating procedures, and management information systems. We will also need to effectively train, motivate, and manage our employees. Our failure to manage our growth could disrupt our operations and ultimately prevent us from generating the  sales we expect.

We need additional capital to fund our growing operations, and we may not be able to obtain sufficient capital and may be forced to limit the scope of our operations.

We believe that we will need additional capital to fund our growing operations. If adequate additional financing is not available on reasonable terms, we may not be able to increase our inventory of sows and hogs or enter into and grow our proposed fertilizer business, and we would have to modify our business plans accordingly. Additional financing may not be available to us.

In connection with our growth strategies, we may experience increased capital needs and accordingly, we may not have sufficient capital to fund our future operations without additional capital investments. Our capital needs will depend on numerous factors, including (i) our profitability, (ii) our success in developing and implementing our proposed fertilizer business, (iii) our ability to purchase a substantial number of breeding sows and hogs for inventory and to raise the pigs in a cost-effective manner and to sell the pigs at a profit. We may not be able to obtain capital in the future to meet our needs.

In recent years, the securities markets in the United States have experienced a high level of price and volume volatility, and the market price of securities of many companies have experienced wide fluctuations that have not necessarily been related to the operations, performances, underlying asset values or prospects of such companies. For these reasons, our securities can also be expected to be subject to volatility resulting from purely market forces over which we will have no control. Any additional funding we may require may not be available on reasonable terms, if at all.

If we cannot obtain additional funding, we may be required to: (i) limit our expansion; (ii) limit our future marketing efforts; and (iii) decrease or eliminate capital expenditures. Such reductions could materially adversely affect our business and our ability to expand our operations and to operate profitably.

Even if we do find a source of additional capital, we may not be able to receive additional capital that on terms are favorable to us. Any future capital investments could dilute or otherwise materially and adversely affect the holdings or rights of our existing stockholders. In addition, new equity or convertible debt securities issued by us to obtain financing could have rights, preferences and privileges senior to the currently outstanding securities. Such additional financing may not be available to us, or if available, may not have terms that are favorable to us.

We require highly qualified personnel and if we are unable to hire or retain qualified personnel, we may not be able to grow effectively.

Our future success also depends upon our ability to attract and retain highly qualified personnel. Expansion of our business and the management, and the proposed development of our organic fertilizer business   will require additional managers and employees with industry experience, and our success will be highly dependent on our ability to attract and retain skilled management personnel and other employees. Our proposed organic fertilizer business will require managers and employees with skills that are different from those of our present business. We may not be able to attract or retain highly qualified personnel. Competition for skilled agricultural personnel is significant. This competition may make it more difficult and expensive to attract, hire and retain qualified managers and employees.

Because we sell pigs for cash, it may be difficult to implement internal controls over our subsidiaries' activities.

Our sales of hogs are primarily cash sales which are handled by employees of our farms, none of whom are our officers.  In addition, these employees are also responsible for purchases of feed and supplies and other consumables, which they purchase with cash.  They are responsible for weighing the pigs, determining and collecting the purchase price and making payments on behalf of the subsidiary.   The funds are maintained in bank accounts known as savings cards, which are in the name of the employee.  Cash from the sale of hogs, net of any funds used to make purchases for us, is deposited in these savings cards and cash is withdrawn to make purchases.  At a corporate level, we have little, if any, control over the activities of these employees.  As a result, in addition to the difficulty in developing and maintaining internal controls, we are subject to the risks of any business in which payments are received and disbursed in cash, including theft and fraud.

The loss of the services of our key employees, particularly the services rendered by Dengfu Xu, our chairman, Luping Pan, our chief executive officer, and Wei (Wayne) He, our chief financial officer, could harm our business.

Our success depends to a significant degree on the services rendered to us by our key employees. If we fail to attract, train and retain sufficient numbers of these qualified people, our prospects, business, financial condition and results of operations will be materially and adversely affected. In particular, we are heavily dependent on the continued services of Dengfu Xu, our chairman, Luping Pan, our chief executive officer and Wei (Wayne) He, our chief financial officer. We currently do not have key employee insurance for our officers and directors. The loss of any these key employees, including members of our senior management team, and our inability to attract highly skilled personnel with sufficient experience in our industry could harm our business.

Our failure to comply with increasingly stringent environmental laws and  regulations and related litigation could result in significant penalties, damages and adverse publicity for our business.

In recent years, the government of China has become increasingly concerned with the degradation of China’s environment that has accompanied the country’s rapid economic growth.   We are subject to environmental laws and regulations, including a requirement to obtain waste discharge licenses, and   we expect that PRC laws and regulations to become increasingly stringent in addressing the discharge of materials into the environment and the handling and disposition of wastes (including solid and hazardous wastes) or otherwise relating to protection of the environment. Although we have written certificates from the local environmental protection agency that we comply with environmental laws, we have not obtained the waste discharge licenses. Failure to comply with any laws and regulations and future changes to them may result in significant consequences to us, including civil and criminal penalties, liability for damages and negative publicity. Additional environmental issues may require currently unanticipated investigations, assessments or expenditures, or that requirements applicable to us will not be altered in ways that will require us to incur significant additional costs .

We have not made PRC statutory social insurance contributions or housing fund payments for our employees and may be subject to significant penalties.

PRC laws require employers to contribute to a housing fund and to a social insurance fund for employees, according to a certain percentage of the employees’ salary, usually between 5% and 12%.  The social insurance requires covered employers to provide pension, workers compensation, maternity, medical and unemployment insurance.  The law is not clear as to whether we, as a rural employer, are subject to these provisions, and we have not made social insurance contributions or housing fund payments.  Although we believe that we are not required to provide such insurance and housing, in the event that applicable government agencies determine otherwise, we may be required to make up unpaid insurance and housing contributions and we may be assessed fines.

We will incur significant costs to ensure compliance with United States corporate governance and accounting requirements.

We will incur significant costs associated with our public company reporting requirements, costs associated with newly applicable corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002 and other rules implemented by the SEC. Since we had no obligations as a public company prior to the reverse acquisition in March 2010, we did not have any such expenses prior to that date. We expect all of these applicable rules and regulations to significantly increase our legal and financial compliance costs and to make some activities more time consuming and costly. We also expect that these applicable rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these newly applicable rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

We may not be able to meet the internal control reporting requirements imposed by the SEC resulting in a possible decline in the price of our common stock and our inability to obtain future financing.

As directed by Section 404 of the Sarbanes-Oxley Act, the SEC adopted rules requiring each public company to include a report of management on the company’s internal controls over financial reporting in its annual reports. Although the Dodd-Frank Wall Street Reform and Consumer Protection Act exempts companies with a public float of less than $75 million from the requirement that our independent registered public accounting firm attest to our financial controls, this exemption does not affect the requirement that we include a report of management on our internal control over financial reporting and does not affect the requirement to include the independent registered public accounting firm’s attestation if our public float exceeds $75 million.

While we expect to expend significant resources in developing the necessary documentation and testing procedures required by Section 404 of the Sarbanes-Oxley Act, there is a risk that we may not be able to comply timely with all of the requirements imposed by this rule. Regardless of whether we are required to receive a positive attestation from our independent registered public accounting firm with respect to our internal controls, if we are unable to do so, investors and others may lose confidence in the reliability of our financial statements and our stock price and ability to obtain equity or debt financing as needed could suffer.

In addition, in the event that our independent registered public accounting firm is unable to rely on our internal controls in connection with its audit of our financial statements, and in the further event that it is unable to devise alternative procedures in order to satisfy itself as to the material accuracy of our financial statements and related disclosures, it is possible that we would be unable to file our Annual Report on Form 10-K with the SEC, which could also adversely affect the market for and the market price of our common stock and our ability to secure additional financing as needed.

We may be subject to liability under the income tax laws of the PRC for the failure to withhold income tax on the dividends paid to the former shareholders of our operating subsidiaries.

Our subsidiaries paid dividends to their then shareholders in the amount of approximately $13.1 million and $8.9 million in the years ended September 30, 2009 and 2008, respectively. According to the income tax laws in the PRC, our PRC subsidiaries were required to withhold income tax of 20% on the dividends paid to shareholders, which it failed to do. In the event that these taxes cannot be collected from the shareholders, our PRC subsidiaries may be liable to pay the unpaid amount of approximately $4.4 million and a late payment penalty may be levied in an amount ranging from 50% to maximum of five times the taxes owing. Although we obtained letters from PRC resident shareholders to the effect that that these tax liabilities are their personal responsibility, these letters may not be enforceable to adequately shield us from tax liability. While we believe the likelihood of our being required to pay the taxes is remote, based on advice from the local tax authority, the PRC tax authorities may take a different position in the future and seek to assess us.

Risks Relating To Our Industry

The outbreak of animal diseases could adversely affect our operations.

An occurrence of serious animal diseases, such as foot-and-mouth disease, or any outbreak of other epidemics in the PRC affecting animals or humans might result in material disruptions to our operations, material disruptions to the operations of our customers or suppliers, a decline in the supermarket or food retail industry or slowdown in economic growth in the PRC and surrounding regions, any of which could have a material adverse effect on our operations and turnover. Recently, there has been an outbreak of streptococcus suis in pigs, principally in Sichuan Province, PRC, with a large number of cases of human infection following contact with diseased pigs. There also have been unrelated reports of diseased pigs in Guangdong Province, PRC. Our procurement and production facilities are located in Jiangxi Province, PRC and were not affected by the streptococcus suis outbreak. However, our facilities or products may be affected by an outbreak of this disease or similar diseases in the future, and the market for pork products in the PRC may decline as a result of fear of disease. In either case, our business, results of operations and financial condition would be adversely and materially affected.

Consumer concerns regarding the safety and quality of food products or health concerns could adversely affect sales of our products.

Our sales performance could be adversely affected if consumers lose confidence in the safety and quality of our products. Consumers in the PRC are increasingly conscious of food safety and nutrition. Consumer concerns about, for example, the safety of pork products, or about the safety of food additives used in processed meat products, could discourage them from buying certain of our products and cause our results of operations to suffer.

We may be subject to substantial liability should the consumption of any of our products cause personal injury or illness, and we do not maintain product liability insurance to cover our potential liabilities.

The sale of food products for human consumption involves an inherent risk of injury to consumers, and we do not have product liability or any other insurance covering such risks. We sell live pigs, and not processed pigs. However, live pigs may carry viruses, bacterial or fungal infection which may result is injury or death to someone who eats the pork from our pigs. Even if a product liability claim is unsuccessful or is not fully pursued, the negative publicity surrounding any assertions that our products caused personal injury or illness could adversely affect our reputation with customers and our corporate and brand image. We do not maintain product liability insurance. Product liability claims may be asserted against us, which could have a material adverse effect on our sales , profitability and business reputation.

The government of the PRC has broad powers to set price controls, which, if adopted, could impair our profitability.

The government of the PRC has broad powers to adopt price controls, and has recently expressed concern about the effect of the rising prices of food. Although it has not sought to apply price controls to either the sale or pigs or the sale of corn or other feed grains, the government has the power to do so. If price controls are adopted, our sales would be affected, and, if price controls are placed on the sale of pigs and not the sale of feed, we would not be able to increase our sales prices to cover increases in the cost of feed. Further, if price controls are imposed on both the sale of pigs and the sale of feed, the government could effective determine our gross margin.

We require various licenses and permits to operate our business, and the loss of or failure to renew any or all of these licenses and permits could require us to suspend some or all of our production or distribution operations.

In accordance with PRC laws and regulations, we are subject to significant regulation and required to maintain various licenses and permits in order to operate our business.  These licenses and permits address, among other matters,hygiene and food safety standards, inspection of our premises and transportation vehicles, waste discharge, breeding files for with respect to our livestock, animal epidemic prevention, and various other matters.  In addition, the share capital of our PRC subsidiaries is subject to regulatory filings known as capital verification reports and to appraisal processes to confirm the adequacy of capital contributions.  We do not have a waste discharge license or an animal epidemic certificate, we do not maintain adequate breeding files, and we have not filed capital verification reports containing independent appraisals.  Given our limited resources, our efforts to identify and timely comply with all applicable PRC laws and regulations may not be effective.  Failure to obtain or renew our licenses and permits, file reports, pass inspections, or otherwise comply with applicable PRC laws and regulations could subject us to fines and penalties or require us to temporarily or permanently suspend some or all of our production or distribution operations, which could disrupt our operations and adversely affect our  sales and profitability.

Risks Relating to the People’s Republic of China

Certain political and economic considerations relating to the PRC could adversely affect our company.

The PRC is transitioning from a planned economy to a market economy. While the PRC government has pursued economic reforms since its adoption of the open-door policy in 1978, a large portion of the PRC economy is still operating under five-year plans and annual state plans. Through these plans and other economic measures, such as control on foreign exchange, taxation and restrictions on foreign participation in the domestic market of various industries, the PRC government exerts considerable direct and indirect influence on the economy. Many of the economic reforms carried out by the PRC government are unprecedented or experimental, and are expected to be refined and improved. Other political, economic and social factors can also lead to further readjustment of such reforms. This refining and readjustment process may not necessarily have a positive effect on our operations or future business development. Our operating results may be adversely affected by changes in the PRC’s economic and social conditions as well as by changes in the policies of the PRC government, such as changes in laws and regulations (or the official interpretation thereof), measures which may be introduced to control inflation, changes in the interest rate or method of taxation, and the imposition of restrictions on currency conversion in addition to those described below.

The recent nature and uncertain application of many PRC laws applicable to us create an uncertain environment for business operations and they could have a negative effect on us.

The PRC legal system is a civil law system. Unlike the common law system, the civil law system is based on written statutes in which decided legal cases have little value as precedents. In 1979, the PRC began to promulgate a comprehensive system of laws and has since introduced many laws and regulations to provide general guidance on economic and business practices in the PRC and to regulate foreign investment. Progress has been made in the promulgation of laws and regulations dealing with economic matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. The promulgation of new laws, changes of existing laws and the abrogation of local regulations by national laws could have a negative impact on our business and business prospects.

Currency conversion could adversely affect our financial condition.

The PRC government imposes control over the conversion of Renminbi into foreign currencies. Under the current unified floating exchange rate system, the People’s Bank of China publishes an exchange rate, which we refer to as the PBOC exchange rate, based on the previous day’s dealings in the inter-bank foreign exchange market. Financial institutions authorized to deal in foreign currency may enter into foreign exchange transactions at exchange rates within an authorized range above or below the PBOC exchange rate according to market conditions.

Pursuant to the Foreign Exchange Control Regulations of the PRC issued by the State Council which came into effect on April 1, 1996, and the Regulations on the Administration of Foreign Exchange Settlement, Sale and Payment of the PRC which came into effect on July 1, 1996, regarding foreign exchange control, conversion of Renminbi into foreign exchange by Foreign Investment Enterprises, or FIEs, for use on current account items, including the distribution of dividends and profits to foreign investors, is permissible. FIEs are permitted to convert their after-tax dividends and profits to foreign exchange and remit such foreign exchange to their foreign exchange bank accounts in the PRC. Conversion of Renminbi into foreign currencies for capital account items, including direct investment, loans, and security investment, is still under certain restrictions. On January 14, 1997, the State Council amended the Foreign Exchange Control Regulations and added, among other things, an important provision, which provides that the PRC government shall not impose restrictions on recurring international payments and transfers under current account items.

Enterprises in the PRC, including foreign invested enterprises, or FIEs, which require foreign exchange for transactions relating to current account items, may, without approval of the State Administration of Foreign Exchange, or SAFE, effect payment from their foreign exchange account or convert and pay at the designated foreign exchange banks by providing valid receipts and proofs.

Convertibility of foreign exchange in respect of capital account items, such as direct investment and capital contribution, is still subject to certain restrictions, and prior approval from the SAFE or its relevant branches must be sought.

Furthermore, the Renminbi is not freely convertible into foreign currencies nor can it be freely remitted abroad. Under the PRC’s Foreign Exchange Control Regulations and the Administration of Settlement, Sales and Payment of Foreign Exchange Regulations, Foreign Invested Enterprises are permitted either to repatriate or distribute its profits or dividends in foreign currencies out of its foreign exchange accounts, or exchange Renminbi for foreign currencies through banks authorized to conduct foreign exchange business. The conversion of Renminbi into foreign exchange by Foreign Invested Enterprises for recurring items, including the distribution of dividends to foreign investors, is permissible. The conversion of Renminbi into foreign currencies for capital items, such as direct investment, loans and security investment, is subject, however, to more stringent controls.

Our operating company is a FIE to which the Foreign Exchange Control Regulations are applicable. Accordingly, we will have to maintain sufficient foreign exchange to pay dividends and/or satisfy other foreign exchange requirements.

Our failure to verify the capital contributions to our PRC subsidiaries could be challenged by regulatory authorities and result in adverse consequences, such as fines, penalties, and significant distractions to management.

According to our capital verification report filed by us in March 2005, the shareholders of Jiangxi Yingtan made their capital contributions in Jiangxi Yingtan in kind without procuring an assets appraisal report regarding the capital contribution.  Pursuant to the capital verification report, the shareholders of Jiangxi Yingtan agreed to the value of the capital contribution in kind by themselves based on the market price, and such agreement reached by the shareholders was the basis for determining the value of the capital contribution.  However, according to applicable PRC law, any capital contribution made in kind must be subject to appraisal in order to determine the price.  Therefore, there is a defect relating to the capital contribution and verification process for the formation of Jiangxi Yingtan.  The applicable law does not clearly state the legal consequences for not following the appraisal process, and it is not clear what kind of penalty or other remedy might be imposed by the regulatory authority in case such non-incompliance is found in the future.  We expect that the possible adverse consequences could include fines or other monetary penalties, and potentially significant distractions to management in dealing with this uncertain area of PRC law and regulation.

Exchange rate volatility could adversely affect our financial condition.

The value of the RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions as well as economic policies of the PRC. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to the U.S. dollar. Under the new policy, the RMB has been permitted to fluctuate within a narrow and managed band against a basket of foreign currencies. This change in policy has resulted in an approximately 16.4% appreciation of the RMB against the U.S. dollar between July 21, 2005 and July 15, 2010, and as of November 23, 2010, the exchange rate was RMB 6.63 to $1.00. There remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and more significant appreciation of the RMB against the U.S. dollar. In June 2010, the PRC government indicated that it would make the foreign exchange rate of the RMB more flexible, which increases the possibility of sharp fluctuations in RMB value in the near future and thus unpredictability associated with RMB exchange rates.

Substantially all of our  sales and costs are denominated in the RMB, and a significant portion of our financial assets is also denominated in the RMB. Further, we rely principally on dividends and other distributions paid by our operating subsidiaries in China. Any significant revaluation of the RMB could materially and adversely affect our cash flows, sales, earnings and financial position, and the value of, and any dividends payable with respect to, our shares in U.S. dollars. Any fluctuations of the exchange rate between the RMB and the U.S. dollar could also result in foreign currency translation losses for financial reporting purposes.

Since our assets are located in the PRC, any dividends of proceeds from liquidation are subject to the approval of the relevant Chinese government agencies.

Our operating assets are located inside the PRC. Under the laws governing FIEs in the PRC, dividend distribution and liquidation are allowed but subject to special procedures under the relevant laws and rules. Any dividend payment will be subject to the decision of the board of directors and subject to foreign exchange rules governing such repatriation. Any liquidation is subject to the relevant government agency’s approval and supervision as well as the foreign exchange control. This may generate additional risk for our investors in case of dividend payment and liquidation.

It may be difficult to affect service of process and enforcement of legal judgments upon our company and our officers and directors because they reside outside the United States.

As our operations are presently based in the PRC and our director and officer resides in the PRC, service of process on our company and such director and officer may be difficult to effect within the United States. Also, our main assets are located in the PRC and any judgment obtained in the United States against us may not be enforceable outside the United States.

Our PRC stockholders are required to register with the State Administration of Foreign Exchange and their failure to do so could cause us to lose our ability to remit profits out of the PRC as dividends.

The State Administration of Foreign Exchange, or SAFE, has promulgated several regulations, including Circular No. 75, or Circular 75, which became effective in November 2005, requiring PRC residents, including both PRC legal person residents and PRC natural person residents, to register with the competent local SAFE branch before establishing or controlling any company outside of the PRC for the purpose of equity financing with assets or equities of PRC companies, referred to in Circular 75 as an offshore SPC. PRC residents that have established or controlled an offshore SPC, which has finished a round-trip investment before the implementation of Circular 75, are required to register their ownership interests or control in such SPC with the local offices of SAFE. Under Circular 75, the term “PRC legal person residents” as used in Circular 75 refers to those entities with legal person status or other economic organizations established within the territory of the PRC. The term “PRC natural person residents” as used in Circular 75 includes all PRC citizens and all other natural persons, including foreigners, who habitually reside in the PRC for economic benefit. The term SPC refers to an offshore entity established or controlled, directly or indirectly, by PRC residents or PRC entities for the purpose of seeking offshore equity financing using assets or interests owned by such PRC residents or PRC entities in onshore companies, and the term “round-trip investment” refers to the direct investment in the PRC by PRC residents through SPCs, including without limitation, establishing foreign invested enterprises and using such foreign invested enterprises to purchase or control (by way of contractual arrangements) onshore assets.

In addition, any PRC resident that is the shareholder of an offshore SPC is required to amend its SAFE registration with the local SAFE branch upon (i) injection of equity interests or assets of an onshore enterprise to the offshore entity, or (ii) subsequent overseas equity financing by such offshore entity. PRC residents are also required to complete amended registrations or filing with the local SAFE branch within 30 days of any material change in the shareholding or capital of the offshore entity not involving a round-trip investment, such as changes in share capital, share transfers and long-term equity or debt investments, of already organized, or gained control of, offshore entities that have made onshore investments in the PRC before Circular 75 was promulgated must register with their shareholdings in the offshore entities with the local SAFE branch on or before March 31, 2006.

Under Circular 75, PRC residents are further required to repatriate into the PRC all of their dividends, profits or capital gains obtained from their shareholdings in the offshore entity within 180 days of their receipt of such dividends, profits or capital gains. The registration and filing procedures under the Circular 75 are prerequisites for other approval and registration procedures necessary for capital inflow from the offshore entity, such as inbound investments or shareholders loans, or capital outflow to the offshore entity, such as the payment of profits or dividends, liquidating distributions, equity sale proceeds, or the return of funds upon a capital reduction.

To further clarify the implementation of Circular 75, SAFE issued Circular No. 106, or Circular 106, in May 2007, which SAFE issued to its local branches with respect to the operational process for SAFE registration that standardizing mores specific and stringent supervision on the registration relating to the Circular 75. Under Circular 106, PRC subsidiaries of an offshore SPC are required to coordinate and supervise the filing of SAFE registrations by the offshore holding company’s shareholders who are PRC residents in a timely manner. If these shareholders and/or beneficial owners fail to comply, the PRC subsidiaries are required to report such failure to the local SAFE authorities and, if the PRC subsidiaries do report the failure, the PRC subsidiaries may be exempted from any potential liability to them related to the stockholders’ failure to comply. The failure of these shareholders and/or beneficial owners to timely amend their SAFE registrations pursuant to the Circular 75 and Circular 106 or the failure of future shareholders and/or beneficial owners of our company who are PRC residents to comply with the registration procedures set forth in the Circular 75 and Circular 106 may subject such shareholders, beneficial owners and/or our PRC subsidiaries to fines and legal sanctions and may also limit our ability to contribute additional capital into our PRC subsidiaries, limit our PRC subsidiaries ability to distribute dividends to our company or otherwise adversely affect our business.

These regulations apply to our stockholders who are PRC residents. As of the date at this prospectus, none of our stockholders are PRC residents; however, before the PRC option holders become stockholders, they will be required to register under Circular 75. PRC residents who are or become stockholders may not comply with the SAFE registration requirements. In the event that these or other of our PRC-resident stockholders do not follow the procedures required by SAFE, we could (i) be exposed to fines and legal sanctions, (ii) lose the ability to contribute additional capital into our PRC subsidiaries or distribute dividends to our US holding company, (iii) face liability for evasion of foreign-exchange regulations, and/or (iv) lose the ability to consolidate the financial statements of our PRC subsidiaries under applicable accounting principles.

Recent PRC regulations relating to acquisitions of PRC companies by foreign entities may create regulatory uncertainties that could restrict or limit our ability to operate. Our failure to obtain the prior approval of the China Securities Regulatory Commission, or CSRC, for the listing and trading of our common stock could have a material adverse effect on our business, operating results, reputation and trading price of our common stock.

In August 2006, the PRC Ministry of Commerce, or MOFCOM, joined by the State-owned Assets Supervision and Administration Commission of the State Council, the State Administration of Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission, or CSRC, and SAFE, released a substantially amended version of the Provisions for Foreign Investors to Merge with or Acquire Domestic Enterprises, or the Revised M&A Regulations, which took effect September 8, 2006. These rules significantly revised China’s regulatory framework governing onshore-to-offshore restructurings and foreign acquisitions of domestic enterprises. These rules signify greater PRC government attention to cross-border merger, acquisition and other investment activities, by confirming MOFCOM as a key regulator for issues related to mergers and acquisitions in China and requiring MOFCOM approval of a broad range of merger, acquisition and investment transactions. Further, these rules establish reporting requirements for acquisition of control by foreigners of companies in key industries, and reinforce the ability of the Chinese government to monitor and prohibit foreign control transactions in key industries.

In addition, the Revised M&A Regulations include new provisions that purport to require that an offshore SPC formed for listing purposes and controlled directly or indirectly by PRC companies or individuals must obtain the approval of the CSRC prior to the listing and trading of such SPC’s securities on any non-PRC stock exchange. In September 2006, the CSRC published on its official website procedures specifying documents and materials required to be submitted to it by SPCs seeking CSRC approval of their overseas listings. However, the application of this PRC regulation remains unclear with no consensus currently existing among the leading PRC law firms regarding the scope and applicability of the CSRC approval requirement.

As part of our reverse merger with SCLI, the former Jiangxi Huaxin shareholders and their designee were granted an option to purchase 4,386,438 shares of our common stock at a nominal price of $0.01 per share pursuant to the restated option agreement.

The PRC regulatory authorities may take the view that entry into the restated option agreements may collectively constitute an onshore to offshore restructuring and a related party acquisition under the M&A Regulations, because upon the consummation of these transactions and after the option is fully exercised, PRC individuals would become majority owners and effective controlling parties of a foreign entity that acquired ownership of Jiangxi Huaxin. The PRC regulatory authorities may also take the view that the relevant parties should fully disclose to the local SAFE branch or MOFCOM the overall restructuring arrangement and the existence of the reverse acquisition. Our PRC counsel has opined among other things that: (i) our ownership structure created by the share transfers and our reverse merger and the option in favor of the former Jiangxi Huaxin shareholders do not violate any provisions of applicable PRC laws, (ii) no PRC governmental approvals were required under the Revised M&A Regulations in connection with our acquisition of our current ownership interests in any of our PRC subsidiaries, and (iii) CSRC approval is not required in the context of the public offering. Our PRC counsel has reviewed and approved of these statements.

However, PRC regulatory authorities, including MOFCOM and the CSRC, may not take the same view as our PRC counsel. If the PRC regulatory authorities take the view that the reverse acquisition constitutes a related party acquisition under the revised M&A Regulations, we may not be able to obtain any approval required from the national offices of MOFCOM or otherwise.

If the PRC regulatory authorities take the view that the option constitutes a related party acquisition without the approval of the national offices of MOFCOM, they could invalidate the option. We may also face regulatory actions or other sanctions from the MOFCOM or other PRC regulatory agencies. These regulatory agencies may impose fines and penalties on our operations in the PRC, limit our operating privileges in the PRC, delay or restrict the repatriation of the proceeds from our financing, investment, or operating activities into the PRC, or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our shares.

Failure to comply with the United States Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

As a Delaware corporation, we are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Some foreign companies, including some that may compete with our company, may not be subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices may occur from time-to-time in the PRC. However, our employees or other agents may engage in conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

Due to various restrictions under PRC laws on the distribution of dividends by our PRC operating companies, we may not be able to pay dividends to our stockholders.

The Wholly Foreign Owned Enterprise Law (1986), as amended and The Wholly Foreign Owned Enterprise Law Implementing Rules (1990), as amended and the Company Law of the PRC (2006) contain the principal regulations governing dividend distributions by wholly foreign owned enterprises. Under these regulations, wholly foreign owned enterprises may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. Additionally, such companies are required to set aside a certain amount of their accumulated profits each year, if any, to fund certain reserve funds. These reserves are not distributable as cash dividends except in the event of liquidation and cannot be used for working capital purposes. The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. We may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits.

Furthermore, if our subsidiaries in China incur debt on their own in the future, the instruments governing the debt may restrict their and our ability to pay dividends or make other payments. If we or our subsidiaries are unable to receive all of the  sales from our operations through these contractual or dividend arrangements, we may be unable to pay dividends on our common stock.

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities.

We are dependent on our relationship with the local government in the province in which we operate our business. Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, environmental regulations, land use rights, property and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties.

Future inflation in China may inhibit our ability to conduct business in China. In recent years, the Chinese economy has experienced periods of rapid expansion and high rates of inflation. Rapid economic growth can lead to growth in the money supply and rising inflation. If prices for our products rise at a rate that is insufficient to compensate for the rise in the costs of supplies, it may have an adverse effect on profitability. These factors have led to the adoption by Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. High inflation may in the future cause Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products.

If our land use rights are revoked, we would have no operational capabilities.

Under Chinese law land is owned by the state or rural collective economic organizations. The state issues to tenants the rights to use property. Use rights can be revoked and the tenants forced to vacate at any time when redevelopment of the land is in the public interest. The public interest rationale is interpreted quite broadly and the process of land appropriation may be less than transparent. Each of our operating subsidiaries rely on these land use rights as the cornerstone of their operations, and the loss of such rights would have a material adverse effect on our company.  Seven  of our breeding farms are using land based on land agreements with parties who have not been able to provide title certificates that prove that they have legal rights to the land and therefore the right to lease the land to us for the purpose of breeding pigs.  Property records, particularly in rural parts of China, are often not centralized and reliable, and we are not able to determine the legal rights of such parties from available records.  If we have invalid rights to use the land on which we operate our breeding farms, we may not be able to continue operating a significant number of our farms, which would significantly reduce our operational capabilities.

Under the PRC Enterprise Income Tax Law, one or more of our non-PRC subsidiaries may be classified as a “resident enterprise” of the PRC, which could result in PRC tax consequences to us.

On March 16, 2007, the National People’s Congress approved and promulgated a new tax law, the PRC Enterprise Income Tax Law, or “EIT Law,” which took effect on January 1, 2008. Under the EIT Law, enterprises are classified as resident enterprises and non-resident enterprises. An enterprise established outside of the PRC with a “de facto management body” within the PRC is considered a “resident enterprise,” meaning that it can be treated in a manner similar to an enterprise organized under the laws of the PRC for EIT purposes. The implementing rules of the EIT Law define “de facto management body” as a managing body that in practice exercises “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise; however, it remains unclear whether the PRC tax authorities would deem our managing body or the managing body of any of our non-PRC subsidiaries as being located within the PRC. Due to the short history of the EIT Law and lack of applicable legal precedents, the PRC tax authorities determine the PRC tax resident treatment of a non-PRC company on a case-by-case basis.

If the PRC tax authorities determine that we or any of our offshore subsidiaries is a “resident enterprise” for EIT purposes, a number of PRC tax consequences could follow. First, we may be subject to the EIT at a rate of 25% on their respective worldwide taxable incomes, as well as EIT reporting obligations. Second, under the EIT Law and its implementing rules, dividends paid between “qualified resident enterprises” are exempt from EIT. As a result, if we or any of our offshore subsidiaries are treated as “qualified resident enterprises,” all dividends from Beijing Huaxin to us, through our non-PRC subsidiaries, should be exempt from the EIT.

If Mayson Holdings were treated as a PRC “non-resident enterprise” under the EIT Law, then dividends that Mayson Holdings receives from Beijing Huaxin (assuming such dividends were considered sourced within the PRC) (i) may be subject to a 5% PRC withholding tax, if the Arrangement between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income (the “PRC-Hong Kong Tax Treaty”) were applicable, or (ii) if such treaty does not apply (i.e., because the PRC tax authorities may deem Mayson Holdings to be a conduit not entitled to treaty benefits), may be subject to a 10% PRC withholding tax. Similarly, if we, SCLI, Mayson International or Mayson Enterprises were treated as a “non-resident enterprise” under the EIT Law and the subsidiary paying dividends to such entity were treated as a “resident enterprise” under the EIT Law, then the dividends received (assuming such dividends were considered sourced within the PRC) may be subject to a 10% PRC withholding tax. Any such taxes on dividends could materially reduce the amount of dividends, if any, we could pay to our stockholders.

Finally, if we are determined to be a “resident enterprise” under the EIT Law, this could result in a situation in which a 10% PRC tax is imposed on dividends we pay to our enterprise (but not individual) investors that are not tax residents of the PRC (“non-resident investors”) and gains derived by them from transferring our common stock, if such income or gain is considered PRC-sourced income by the relevant PRC tax authorities. In such event, we may be required to withhold a 10% PRC tax on any dividends paid to our non-resident investors. Our non-resident investors also may be responsible for paying PRC tax at a rate of 10% on any gain realized from the sale or transfer of our common stock in certain circumstances. We would not, however, have an obligation to withhold PRC tax with respect to such gain under the PRC tax laws.

Moreover, the State Administration of Taxation (“SAT”) released Circular Guoshuihan No. 698 (“Circular 698”) on December 10, 2009 that reinforces the taxation of certain equity transfers by non-resident investors through overseas holding vehicles. Circular 698 addresses indirect equity transfers as well as other issues. Circular 698 is retroactively effective from January 1, 2008. According to Circular 698, where a non-resident investor that indirectly holds an equity interest in a PRC resident enterprise through a non-PRC offshore holding company indirectly transfers an equity interest in the PRC resident enterprise by selling an equity interest in the offshore holding company, and the latter is located in a country or jurisdiction where the actual tax burden is less than 12.5% or where the offshore income of its residents is not taxable, the non-resident investor is required to provide the PRC tax authorities in charge of that PRC resident enterprise with certain relevant information within 30 days of the transfer. The PRC tax authorities in charge will evaluate the offshore transaction for tax purposes. In the event that the tax authorities determine that such transfer is abusing forms of business organization and a reasonable commercial purpose for the offshore holding company other than the avoidance of PRC income tax liability is lacking, the tax authorities will have the power to re-assess the nature of the equity transfer under the doctrine of substance over form. A reasonable commercial purpose may be established when the overall international (including U.S.) offshore structure is set up to comply with the requirements of supervising authorities of international (including U.S.) capital markets. If the SAT’s challenge of a transfer is successful, it may deny the existence of the offshore holding company that is used for tax planning purposes and subject the non-resident investor to PRC tax on the capital gain from such transfer. Because Circular 698 has a short history, there is uncertainty as to its application. We (or a non-resident investor) may become at risk of being taxed under Circular 698 and may be required to expend valuable resources to comply with Circular 698 or to establish that we (or such non-resident investor) should not be taxed under Circular 698, which could have a material adverse effect on our financial condition and results of operations (or such non-resident investor’s investment in us).

If any PRC tax applies to a non-resident investor, the non-resident investor may be entitled to a reduced rate of PRC tax under an applicable income tax treaty and/or a deduction for such PRC tax against such investor’s domestic taxable income or a foreign tax credit in respect of such PRC tax against such investor’s domestic income tax liability (subject to applicable conditions and limitations). Investors should consult their own tax advisors regarding the applicability of any such taxes, the effects of any applicable income tax treaties, and any available deductions or foreign tax credits.

For a further discussion of these issues, see the section of this prospectus captioned “Material PRC Income Tax Considerations” below.

Risks Relating to Our Securities

An active trading market for our shares may not develop.

There is no public market for our common stock. Although we have applied to have our common stock approved for listing on the Nasdaq Capital Market, we may not receive approval for listing, and even if we are to receive such approval, an active trading market for our shares may never develop or be sustained. The initial public offering price for our common stock will be determined through negotiations with the underwriters. This initial public offering price may vary from the market price of our common stock after the offering. You may not be able to sell any shares of common stock that you purchase in the offering at or above the initial public offering price. If an active trading market does not develop for our shares, you may be unable to sell the shares of our common stock you hold at a price you regard as reasonable or at all. Accordingly, investors should be prepared to face a complete loss of their investment.

In order to raise sufficient funds to expand our operations, we may have to issue additional securities at prices which may result in substantial dilution to our stockholders.

If we raise additional funds through the sale of equity or convertible debt, our current stockholders’ percentage ownership will be reduced. In addition, these transactions may dilute the value of our securities outstanding. We may have to issue securities that may have rights, preferences and privileges senior to our common stock. We may be unable to raise additional funds on terms acceptable to us, if at all. If future financing is not available or is not available on acceptable terms, we may not be able to fund our future needs, which would have a material adverse effect on our business plans, prospects, results of operations and financial condition.

We are not likely to pay cash dividends in the foreseeable future.

 We currently intend to retain any future earnings for use in the operation and expansion of our business. Accordingly, we do not expect to pay any cash dividends in the foreseeable future, but will review this policy as circumstances dictate. Should we determine to pay dividends in the future, our ability to do so will depend upon the receipt of dividends or other payments from our PRC operating subsidiary may, from time to time, be subject to restrictions on its ability to make distributions to us, including restrictions on the conversion of RMB into U.S. dollars or other hard currency and other regulatory restrictions.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. The forward-looking statements are contained principally in the sections entitled “Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business.” These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the factors described in the section captioned “Risk Factors” above.

In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements include, among other things, statements relating to:

●	our expectations regarding the market for our products;

●	our expectations regarding the continued growth of the hog breeding industry in the PRC;

●	our ability to retain our existing customers and develop a new customer base for our ho gs;

●	our ability to implement and operate profitably our proposed fertilizer business;

●	our ability to price our pigs competitively and obtain feed at a price which enables us to sell our ho gs profitably;

●	our ability to expand our inventory of sows and hogs; and

●	the absence of any epidemics or material diseases affecting our pigs or the pig industry in general.

Forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. You should read this prospectus and the documents that we reference in this prospectus, or that we filed as exhibits to the registration statement of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

USE OF PROCEEDS

Based on a per share offering price of $          , we estimate that the net proceeds from the sale of the          shares of common stock in the offering will be approximately $       million after deducting the estimated underwriting discounts and commissions and estimated offering expenses of approximately $        . If the underwriters exercise in full their option to purchase up to          additional shares from us solely to cover over-allotments, if any, we estimate that our net proceeds will be approximately $           million.

We intend to use the net proceeds to increase our inventory of both sows and hogs, to begin development of an organic fertilizer business and for working capital and general corporate purposes, including capital expenditures. We intend to continue to increase our inventory of pigs by purchasing pigs from local pig farms. Our intended use of proceeds is summarized in the following table. If we are unable to raise sufficient funds from the offering, we intend to use our working capital to increase our hog inventory and to begin development of an organic fertilizer business.

Intended Use of the Proceeds

Items	Amount

Down payment on purchase of approximately 7,3 00 sows and 7 0,000 hogs to increase our inventory		$10 .0 million
Barns, office buildings and related plant facility construction		$4 .1 million
Fertilizer plant construction		$2 .3 million
Working capital and others	$
Total	$

We intend to use the remaining net proceeds of $   million, or $   million if the over-allotment option is exercised in full, from this offering for working capital and general corporate purposes. The amounts and timing of our actual expenditures will depend on numerous factors, including the status of our sales and marketing activities, the cost of feed for our expanded inventory, general economic conditions, the amount of cash generated or used by our operations. We may also use portions of the proceeds for other purposes, such as expanding our current business through acquisition of other complimentary businesses, farms, pigs, technologies or related assets. However, we have not entered into any negotiations, agreements or commitments with respect to any such acquisitions at this time. Accordingly, our management will have broad discretion in the application of our net proceeds from this offering, and investors will be relying on the judgment of our management regarding the application of these proceeds. Pending these uses, the proceeds will be deposited in commercial bank accounts in the jurisdictions in which we operate.

DIVIDEND POLICY

We currently do not anticipate paying any cash dividends on our common stock in the foreseeable future. Although we intend to retain our earnings, if any, to finance the growth of our business, our Board of Directors will have the discretion to declare and pay dividends in the future. Payment of dividends in the future will depend upon our earnings, capital requirements, and other factors, which our Board of Directors may deem relevant.

Our subsidiaries paid dividends to their then shareholders in the amount of approximately $13.1 million and $8.9 million in the years ended September 30, 2009 and 2008, respectively. According to the income tax laws in the PRC, our PRC subsidiaries were required to withhold income tax of 20% on the dividends paid to shareholders, which it failed to do. In the event that these taxes cannot be collected from the shareholders, our PRC subsidiary may be liable to pay the unpaid amount of approximately $4.4 million and a late payment penalty may be levied in an amount ranging from 50% to maximum of five times the taxes owing. Although we have obtained letters from the PRC shareholders to the effect that that these tax liabilities are their personal responsibility these letters may not be enforceable to adequately shield us from tax liability. While we believe the likelihood of our being required to pay the taxes is remote, based on advice from the local tax authority, the PRC tax authorities may take a different position in the future and seek to assess us.

In addition, due to various restrictions under PRC laws on the distribution of dividends by our PRC operating companies, we may not be able to pay dividends to our stockholders. The Wholly Foreign Owned Enterprise Law (1986), as amended, and The Wholly-Foreign Owned Enterprise Law Implementing Rules (1990), as amended and the Company Law of the PRC (2006), contain the principal regulations governing dividend distributions by wholly foreign owned enterprises. Under these regulations, wholly foreign owned enterprises may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. Additionally, such companies are required to set aside a certain amount of their accumulated profits each year, if any, to fund certain reserve funds. These reserves are not distributable as cash dividends except in the event of liquidation and cannot be used for working capital purposes. The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from the Company’s profits. Furthermore, if our subsidiaries and affiliates in China incur debt on their own in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments. If we or our subsidiaries and affiliates are unable to receive all of the  sales from our operations through the current contractual arrangements, we may be unable to pay dividends on our common stock.

CAPITALIZATION

The following table sets forth our capitalization as of Dec ember 3 1 , 2010 on:

●	an actual basis;
●
on an as adjusted basis to give effect to our receipt of estimated net proceeds from the sale of            shares of common stock (excluding up to           additional shares that we may sell to the underwriters solely to cover over-allotments, if any) in this offering at an assumed public offering price of $          per share, and after deducting estimated underwriting discounts and commissions and estimated offering costs and expenses aggregating approximately $              .

You should read this table in conjunction with “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	As of December 31 , 2010
	(in thousands)
	Actual	As Adjusted
Stockholders’ equity:
Common stock ($0.001 par value; 200,000,000 shares authorized, 7,144,071 shares issued and outstanding, actual; and ________ shares issued and outstanding, as adjusted	7
Warrants	2,419	2,419
Additional paid-in capital	5,969
Appropriation of retained earnings (reserves)	3,361	3,361
Accumulated other comprehensive income	2,862	2,862
Noncontrolling interest	305	305
Retained earnings	12,293	12,293
Total stockholders’ equity	$27,533

●
on an as adjusted basis to give effect to our receipt of estimated net proceeds from the sale of          shares of common stock (excluding up to           additional shares that we may sell to the underwriters solely to cover over-allotments, if any) in this offering at an assumed public offering price of $           per share, and after deducting estimated underwriting discounts and commissions and estimated offering costs and expenses aggregating approximately $             .

You should read this table in conjunction with “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

MARKET FOR OUR SECURITIES AND RELATED STOCKHOLDER MATTERS

There has never been a public trading market for our common stock and our common stock is not currently listed or quoted for trading on any national securities exchange or national quotation system. We have applied to list our common stock on the NASDAQ Capital Market under the symbol "SCLI" and our application is currently under review.

Holders

As of the February 2, 2011, we had 71 record owners of our common stock.

Transfer Agent and Registrant

Our transfer agent is Corporate Stock Transfer, at the address of 3200 Cherry Creek Dr. South, Suite 430, Denver, CO 80209. Its telephone number is (303) 282-4800.

Securities Authorized for Issuance Under Equity Compensation Plans

We presently do not have any equity based or other long-term incentive programs. In the future, we may adopt and establish an equity-based or other long-term incentive plan, subject to the approval of our Board of Directors and, if applicable, our stockholders.

DILUTION

If you invest in our common stock, your investment will be diluted immediately to the extent of the difference between the public offering price per share you will pay in this offering and the net tangible book value per share of our common stock immediately after this offering.

Investors participating in this offering will incur immediate, substantial dilution. Our net tangible book value as of Dec ember 3 1 , 2010 was $ 27,216,472 , or $ 3.81 per share, based on 7,144,071 shares of common stock outstanding. Investors will incur further dilution from (i) assuming the sale by us of _______ shares of common stock offered in this offering at an assumed public offering price of $_____ per share, and after deducting the estimated underwriting discount and commissions and estimated offering expenses, our as adjusted net tangible book value as of Dec ember 3 1 , 2010 would have been $_______, or $____ per share. This represents an immediate increase in net tangible book value of $_____ per share to our existing stockholders and an immediate dilution of $______ per share to the new investors purchasing our common stock in this offering.

The following table illustrates this per share dilution:

Public offering price per share	$
Net tangible book value per share as of Dec ember 3 1 , 2010		$3.81

Net tangible book value per share after this offering	$

Dilution per share to new public investors	$

The following table sets forth, on an as adjusted basis as of December 31 , 2010, the difference between the number of shares of common stock purchased from us, the total cash consideration paid, and the average price per share paid by our existing stockholders and by new public investors before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, using an assumed public offering price of $____ per share of our common stock:

	Shares Purchased			Total Cash Consideration
	Number	Percent		Amount	Percent		Average Price Per Share
Existing stockholders	7,144,071		%	$7,549,965		%	$1.06
New investors from public offering			%	$		%	$
Total		100%			$100%

The total consideration amount for the common stock held by our existing stockholders includes total cash paid for our outstanding common stock as of December 31 , 2010 and does not reflect any value for the shares of SCLI transferred to us pursuant to the Exchange Agreement. For purposes of determining the investment by the existing stockholders, all proceeds from the private placements were allocated to the common stock. The discussion and tables above are based on (i) 7,144,071 shares of common stock issued and outstanding as of December 31 , 2010; and (ii) _______ shares of common stock issued in the public offering (excluding up to _____ additional shares that we may sell the underwriters solely to cover over-allotments, if any). If the underwriters exercise in full their option to purchase up to _____ additional shares solely to cover over-allotments, if any, the percentage of shares held by existing stockholders will be reduced to ____% of the total number of shares to be outstanding after this offering; and the number of shares held by the new investors will be increased to ______ shares, or _____%, of the total number of common stock outstanding after this offering.

In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis of the results of operations and financial condition at December 31, 2010 and for the three months ended December 31, 2010 and 2009 and at September 30, 2010 and for the fiscal years ended September 30, 2010 and 2009, should be read in conjunction with our financial statements and the notes to those financial statements that are included elsewhere in this prospectus. The following discussion includes forward-looking statements. For a discussion of important factors that could cause actual results to differ from results discussed in the forward-looking statements, see “Cautionary Statement Regarding Forward-Looking Statements.”

COMPANY OVERVIEW

Through our subsidiaries, we breed and raise commercial hogs for sale in the PRC. We own and operate 24 breeding farms with a current annual production capacity of approximately 220,000 live hogs. Our annual production capacity is the number of hogs that we can deliver to the market annually, assuming the pigs stay healthy, the sows’ breeding pattern is consistent with our past experience, we can provide the necessary feed and epidemic prevention and we can efficiently and timely deliver the hogs to market. Our hog breeding farms are located throughout Yujiang County.

According to the US Department of Agriculture report entitled “2010 Trade Forecast Revision: Pork Higher; Beef and Broiler Meat Stable,” China is the world’s largest pork producer, accounting for nearly half of the world’s total production. For 2010, China produce d approximately 50 million metric tons of pork out of a projected estimated world production of approximately 109 million metric tons.

Our business is primarily affected by the cost of feed and the market for and the selling price of live hogs. Our largest expense is feed for our pigs. We rely on a single supplier of feed, which accounted for approximately 84% of our purchases for the three months ended December 31, 2010, and approximately 82% of our purchases for each of the years ended September 30, 2010 and 2009.  If we are not able to purchase from our supplier, we may have difficulty in purchasing feed from other suppliers at a reasonable cost. Since our sales prices are based on market price, we may not be able to increase our price for pigs to cover any increase in the cost of feed.

Our three largest customers accounted for approximately 90% of our sales for the three months ended December 31, 2010, 94% of our sales for the year ended September 30, 2010 and 98% of our sales for the year ended September 30, 2009. Our largest customer, Shenzhen Dexing, accounted for approximately 54% of our sales in the three months ended December 31, 2010 , approximately 70% of our sales for the year ended September 30, 2010 and approximately 75% of our sales for the year ended September 30 , 2009.   We sell hogs to this customer pursuant to contracts, one of which provides for us to sell 50,000 hogs per month, for a total of 600,000 hogs per year, and the other of which provides for us to sell the customer 50 0,000 hogs for the year commencing September 1, 2010. We also had a contract pursuant to which we were to sell this customer 200,000 hogs during the year commencing February 1, 2010, which agreement expired and been replaced by the September 1, 2010 agreement . The agreements provide for the shipment date and quantity to be subject to future agreement. We do not believe that our present inability to deliver 1, 100,000 hogs per year will impair our ability to sell a substantial percentage all of our production to this customer. However, the loss or significant reduction in orders from this customer would have a significant impact on our ability to remain profitable. We plan to significantly increase our inventory of hogs as well as breeding sows in anticipation of being able to significantly increase our sales. However, we can give no assurance that our existing customers will purchase these pigs or that we will be able to expand our customer base.

During 2009, pig farmers in China suffered from a reduced demand for pigs and pork products which resulted in a significant decline in the sales prices for pigs. Although government intervention helped to reduce the price drop, the government may not step in to prevent declines in the price of pigs in the future.

Our sales of hogs are primarily cash sales which are handled by employees of our farms, none of whom are our officers. In addition, these employees are also responsible for purchases of feed and supplies and other consumables, which they generally purchase with cash. They are responsible for weighing the pigs, determining and collecting the purchase price and making payments on behalf of the subsidiary. The funds are maintained in bank accounts known as savings cards, which are in the name of the employee. Cash from the sale of hogs, net of any funds used to make purchases on behalf of the Company, is deposited in these savings cards and cash is withdrawn to make purchases. At a corporate level, we have little, if any, control over the activities of these employees. As a result, in addition to the difficulty in developing and maintaining internal controls, we are subject to the risks of any business in which payments are received and disbursed in cash, including theft and fraud.

Although the government of the PRC has broad powers to adopt price controls, as of the date of this prospectus, it has not sought to apply price controls to either the sale of hogs or the sale of corn or other feed grains. If price controls are adopted, our  sales would be affected, and, if price controls are placed on the sale of hogs and not the sale of feed, we would not be able to increase our sales prices to cover increases in the cost of feed. If price controls are imposed on both the sale of pigs and the sale of feed, the government could effectively determine our gross margin.

The market price for hogs is subject to fluctuation, and future market prices cannot be predicted with any degree of accuracy.  Following a decrease in the market price during 2009, the market price for hogs increased during 2010 and reached relatively high levels in November and December 2010.  We normally seek to sell our hogs when they reach the target weight of approximately 105 to 110 kilograms.  Hogs generally reach this weight at about five months.  However, we may sell younger hogs in order to protect ourselves against a decline in the price of hogs.  To the extent that we sell hogs that are younger than five months in any quarter, it may result in a decline in the number of hogs sold in a subsequent quarter.  Furthermore, since the typical breeding cycle is approximately five months, and a breeding sow can give birth 2.2 times a year on average, the number of hogs that reach the target selling weight can vary significantly from quarter to quarter.  These factors can result in significant changes in inventory, sales and net income from quarter to quarter.  For instance, our sales for the three months ended December 31, 2010. reflect our sales of hogs at a lower weight in the quarter ended September 30, 2010 in order to take advantage of a relatively high market price during that quarter.  Because of the normal breeding cycle of our sows, we had a lower inventory of hogs at the target weight which resulted in a decline in sales in the three months ended December 31, 2010, or the December 2010 quarter, compared to the three months ended December 31, 2009, or the December 2009 quarter.

In April 2010, we began to increase our pig inventory through the purchase of sows and hogs from local pig farmers. Through September 30, 2010 , we entered into agreements with several pig farmers pursuant to which we purchased a total of approximately 2,400 breeding sows and approximately 21,000 hogs. Subsequent to September 30, 2010, we did not make any significant purchases of sows or hogs. These agreements typically provided for the payment of the purchase price in installments. The total purchase price for these pigs was $1.8 million. In connection with the purchase of the pigs for inventory, we also acquired certain other assets. The total purchase price for these other assets was $ 4.1 million.   Of the total of $5.9 million, we paid $2.8 million at the closing, and $1.4 million in September 2010, leaving a balance of $1.7 million which was paid in December 2010. The September and December payments were advanced on our behalf by Mr. Dengfu Xu, our chairman and a director.  See “Certain Relationships and Related Transactions.”

We plan to take advantage of our rural location and the fact that we are surrounded by rice and vegetable farms by processing our organic waste and selling it as organic fertilizer. With the anticipated increase in our pig inventory, and with our advantageous location in a southern province with many farmlands, we believe that we can develop a profitable fertilizer business. Organic fertilizers made from livestock manure are commonly used in China. They are environmentally friendly products, are fully exempt from VAT, and are exempt from EIT for the first three years. As of Dec ember 20 1 0, the types of organic fertilizer we plan to produce were sold in the range of $120 to $135 per ton , using the current currency exchange rate . We plan to allocate a portion of the proceeds from the public offering to begin development of an organic fertilizer line of business. We plan to spend approximately  $2. 3 million to build an organic fertilizer line following the completion of the public offering. We will not commence our efforts with respect to the fertilizer business until we receive the funding either from the public offering or from another financing source. The organic fertilizer will be primarily made from pig waste. We anticipate that it will take about six months to build such production line and that the production line would become operational within three months thereafter. Our planned annual production capacity of this production line is approximately 40,000 tons of organic fertilizer . We believe that we will be able to generate revenue from this business as soon as it becomes operational. However, we do not have experience in the fertilizer business, which is a business that is different from the raising and selling of hogs. Our cost and time estimate may not be accurate, and it may take longer to establish a production facility and the costs may be greater than the $2 .3 million which we have allocated to the project. To the extent that our costs exceed $2 .3 million, we believe that our cash flow from operations can satisfy any additional cash requirements although we may use cash generated from financing or investing activities for this purpose. Further, since our management does not have experience in the fertilizer business, unless we are able to hire qualified personnel to manage the fertilizer business, we may not be able to generate a profit from this business.

Reverse Acquisition and Financing

On March 29, 2010, we acquired all of the capital stock of SCLI in a reverse acquisition transaction, which was accompanied by a financing.  Pursuant to a share exchange agreement, we issued 5,623,578 shares of common stock in exchange for all of the outstanding shares of SCLI. Upon the completion of the transaction, we owned 100% of the stock of SCLI which owns the operating entities in China. Under generally accepted accounting principles, our acquisition of SCLI and its subsidiaries is equivalent to the acquisition by SCLI of the Company, with the issuance of stock by SCLI for our net monetary assets. This transaction is reflected as a recapitalization, and is accounted for as a change in capital structure. Accordingly, the accounting for the acquisition is identical to that resulting from a reverse acquisition. Under reverse acquisition accounting, the comparative historical financial statements of the Company, as the legal acquirer, are those of the accounting acquirer, SCLI. Our financial statements reflect the recapitalization of the stockholders’ equity as if the transactions occurred as of the beginning of the first period presented. Thus, only the 5,623,578 shares of common stock issued to the former SCLI stockholders are deemed to be outstanding for all periods reported prior to the date of the reverse acquisition. The 1,500 shares of common stock that were outstanding on March 29, 2010, net of the 98,500 shares that were cancelled for no consideration pursuant to the share exchange agreement, are treated as if they were issued on March 29, 2010, as part of a recapitalization.

Contemporaneously with the reverse acquisition, we completed the first closing on a private placement of units at a purchase price of $10.00 per unit. Each unit consisted of two shares of common stock and a warrant to purchase one share of common stock at $5.50 per share. During the year ended September 30, 2010, we received gross proceeds of $7,594,965 and net proceeds of $5,567,293, for which we issued a total of 1,518,993 shares of common stock and warrants to purchase a total of 759,497 shares of common stock in this financing. We paid the placement agents cash commissions of $493,763, we issued to the placement agents four-year warrants to purchase 92,564 shares of common stock at $5.50 per share and we paid the placement agents $40,000 as reimbursement for their expenses. Upon exercise of any warrants by the investors, we agreed to pay the placement agents a cash fee equal to 8% of the warrant exercise price.

In connection with our private placement during March through May 2010, we agreed to register the shares of common stock that were issued in the private placement and were issuable upon exercise of the warrants that were issued in the private placement and to have the registration statement declared effective by November 2, 2010.  Since the registration statement was not effective on that date, liquidated damages accrue at the rate of 1% per month until the registration statement is declared effective, with a maximum of 5%.  In December 2010, we paid approximately $76,000 to the investors in the private placement for the first month’s liquidated damages.  Accrued liquidated damages through December 31, 2010 were approximately $152,000. The maximum liquidated damages are approximately $380,000.

RESULTS OF OPERATIONS

General

Our sales are primarily generated from the sale of hogs which we breed.  Our cost of sales consists primarily of the fodder expense, and we have limited influence on such cost. Cost of sales also includes depreciation of our breeding sows.  We use grain fodder, and the price of fodder is determined solely by suppliers and generally reflects the price of grain. Our largest supplier, from whom we purchased feed, accounted for approximately 84% of our purchases in the December 2010 quarter and 82% of our purchases in the fiscal year ended September 30, 2010, or fiscal 2010,  and the fiscal year ended September 30, 2009, or fiscal 2009.  Although we will seek to obtain more beneficial pricing from our supplier by offering to increase our purchases from the supplier, our increased purchases in the December 2010 quarter and in fiscal 2010 have not had any significant effect on our supplier’s pricing policies. We may not be able to get more beneficial pricing terms and may become more dependent upon a single supplier.

Operating expenses include selling expenses, which were not significant, and overhead expenses such as rent, management and staff salaries, general insurance and offices expenses, including expenses associated with our status as a public company.  We did not incur public company expenses prior to the reverse acquisition in March 2010.

In the recent past, the government provided subsidies to pig farmer during a period of depressed prices.  As a result, we received government subsidies of approximately $1.3 million in the fiscal year ended September 30, 2010 and $1.1 million in the fiscal year ended September 30, 2009.  We did not receive any subsidy for the three months ended December 31, 2010, since we had already received the subsidy for calendar year 2010 for which we were eligible during the year ended September 30, 2010.  Since the price for live hogs has recently increased following a period of depressed prices, the government may conclude that unsubsidized sale of hogs generates adequate revenues for pig farmers and, accordingly, that subsidies are unnecessary.   We did not receive any subsidy for the three months ended December 31, 2010, and we do not know whether we will receive any subsidy for the balance of the current fiscal year.
Three Months Ended December 31, 2010 and 2009

The following table sets forth a summary of certain key components of our results of operations for years ended December 31, 2010 and 2009 in dollars and as a percentage of sales (dollars in thousands).

	For the Three Months Ended December 31,
	2010		2009		Change ($)%
Sales	$10,662	100.0%	$11,378	100.0%	(716)	(6.3)%
Cost of sales	8,055	75.6%	9,469	83.2%	(1,413)	(14.9)%
Gross profit	2,606	24.4%	1,909	16.8%	697	36.5%
Operating expenses	600	5.6%	108	1.0%	492	454.4%
Income from operations	2,006	18.8%	1,801	15.8%	205	11.4%
Government subsidies	-	0%	264	2.3%	(264)	(100.0)%
Other income (expense)	-	0%	60	0.5%	(60)	(100.0)%
Income before income tax provision	2,007	18.8%	2,124	18.7%	(118)	(5.5)%
Net income before non-controlling interest1	2,007	18.8%	2,124	18.7%	(118)	(5.5)%
Net income attributable to common stockholders	1,986	18.6%	2,082	18.3%	(95)	(4.6)%

1
We are exempt from payment of enterprise income taxes since we are in the business of agricultural breeding of livestock. If we were required to pay income taxes at the statutory rate of 25%, our net income attributable to common shareholders would be $1,489,629, or $0.21 per share (basic and diluted), for the three months ended December 31, 2010 and $1,561,183, or $0.28 per share (basic and diluted), for the three months ended December 31, 2009.

Sales

For the December 2010 quarter, our sales decreased approximately $716,000, or 6.3%, to approximately $10.7 million from approximately $11.4 million for the December 2009 quarter. During the December 2010 quarter, we sold hogs weighing approximately 4.9 million kilograms, representing a decrease of 1.6 million kilograms from approximately 6.5 million kilograms for the December 2009 quarter. The average unit selling price in RMB increased 22.0% from approximately RMB11.98 per kilogram in the December 2009 quarter to approximately RMB 14.61 per kilogram in the December 2010 quarter. The average unit selling price, converted into dollars based on the average exchange rate during the quarter, also increased 25.1% from $1.75 per kilogram in the December 2009 quarter to $2.19 per kilogram in the December 2010 quarter. The average unit selling price during the December 2009 quarter reflected the effects of increased competition in the hog market resulting from a decline in demand and an oversupply of hogs. The price increased in fiscal 2010 reflecting an overall improvement in the market for hogs, which reached a 24-month high during the months of November and December 2010.  However, the reduced total weight of hogs that we sold in the December 2010 quarter reflects the effects of our sales in the quarter ended September 30, 2010.  During that quarter, in order to take advantage of what we considered a high price for live hogs, we sold hogs at an average weight which is less than our target weight.  Our target weight for selling hogs is in the range of 105 to 110 kilograms, which is between 231 and 242 pounds.  The average weight of the hogs that we sold in the September 2010 quarter was approximately 95 kilogram.  As a result, we sold in the September 2010 quarter hogs which would, if we retained them until they reached the target weight, would have generated sales in the December 2010 quarter.  Our sales in the December 2010 quarter were also affected, to a lesser extent, by the breeding pattern of our sows.  We anticipate that commencing in the current quarter, which ends on March 31, 2011, our sales will improve as more of our hogs reach the target weight for sales.

Cost of Sales; Gross Margin

Cost of sales includes, in addition to the cost of fodder, depreciation of our breeding sows. The cost of sales decreased by 14.9%, from approximately $9.5 million in the December 2009 quarter to approximately $8.1 million in the December 2010 quarter, which was a lesser percentage increase than our sales, reflecting primarily a smaller increase in our cost of feed than the price at which we could sell our hogs. As a result, our gross profit increased approximately $697,000, or 36.5%, from approximately $1.9 million in the December 2009 quarter to approximately $2.6 million for the December 2010 quarter and our gross margin increased from 16.8% in the December 2009 quarter to 24.4% in the December 2010 quarter.

Operating Expenses

Operating expenses increased approximately $492,000, or 454%, from approximately $108,000 in the December 2009 quarter to approximately $600,000 in the December 2010 quarter, primarily reflecting the increase in professional fees and expenses which we began to incur when we became a public company March 2010, including increased remuneration for our personnel and legal and audit expenses.  In addition, for the December 2010 quarter, our operating expenses include liquidated damages of approximately $152,000 for failing to register under the Securities Act the shares of common stock issued in the 2010 private placement.

Government Subsidies

During fiscal 2010 and 2009, PRC government provided subsidies to pig farmers because of the decline in the market price for hogs. We did not receive any subsidy for the December 2010 quarter, since we had already received the subsidy for calendar year 2010 for which we were eligible during the fiscal 2010.  Because of the recent increase in the price of hogs, we do not know whether we will receive any government subsidies for the balance of the current fiscal year.  For the December 2009 quarter we received government subsidies of approximately $264,000.

Income before income taxes

As a result of the foregoing, our income before income taxes decreased approximately $118,000, or 5.5%, from approximately $2.12 million in the December 2009 quarter to approximately $2.01 million in the December 2010 quarter.

Income tax provision

Our business of agricultural breeding of livestock has been exempt from enterprise income tax since January 2007. Accordingly, we did not pay EIT for either the December 2010 or December 2009 quarter.

Net income attributable to non-controlling interest

Seven of our subsidiaries had a 1% minority interest during the December quarter and an approximately 2% minority interest during the December 2009 quarter. Accordingly, under GAAP, the interest of the non-controlling shareholders is deducted from net income in determining net income allocable to common shareholders. The minority interest was approximately $21,000 in the December 2010 quarter and approximately $43,000 in the December 2009 quarter.

Net Income Attributable to Common Stockholders

As a result of the foregoing, our net income attributable to common stockholders decreased from approximately $2.08 million, or $0.37 per share (basic and diluted), for the December 2009 quarter, to approximately $1.99 million, or $0.28 per share (basic and diluted), for the December 2010 quarter.

Years Ended September 30, 2010 and 2009

The following table sets forth a summary of certain key components of our results of operations for years ended September 30, 2010 and 2009 in dollars and as a percentage of sales (dollars in thousands).

	For the Year Ended September 30,
	2010		2009		Change ($)%
Sales	$40,318	100.0%	$32,140	100.0%	$8,178	25.4%
Cost of sales	33,132	82.2%	25,803	80.3%	7,329	28.4%
Gross profit	7,186	17.8%	6,337	19.7%	849	13.4%
Operating expenses	1,067	2.6%	458	1.4%	609	130.0%
Income from operations	6,119	15.2%	5,879	18.3%	240	4.1%
Government subsidies	1,310	3.2%	1,190	3.7%	120	10.1%
Other income (expense)	(149)	(0.4)%	106	0.3%	(255)	(240.6)%
Income before income tax provision	7,280	18.1%	7,175	22.3%	105	1.5%
Net income before non-controlling interest1	7,280	18.1%	7,175	22.3%	105	1.5%
Net income attributable to common shareholders	7,131	17.7%	7,031	21.9%	100	1.4%

1
We are exempt from payment of enterprise income taxes since we are in the business of agricultural breeding of livestock. If we were required to pay income taxes at the statutory rate of 25%, our net income attributable to common shareholders would be $ 5,348,537, or $0.84 per share (basic and diluted) for 2010 and $5,273,511, or $0.94 per share (basic and diluted) for 2009.

Sales

For fiscal 2010, our sales increased 25.4% to approximately $40.3 million from approximately $32.1 million for f iscal 2009. During fiscal 2010, we sold hogs weighing approximately 21.8 million kilograms, representing an increase of 17.5% from approximately 18.6 million kilograms for fiscal 2009. The average unit selling price in RMB increased 6.9% from approximately RMB 11.8 per kilogram in 2009 to approximately RMB 12.6 per kilogram in fiscal 2010. The average unit selling price, converted into dollars based on the average exchange rate during the year, also increased 6.9% from approximately $1.73 per kilogram in 2009 to approximately $1.85 per kilogram in fiscal 2010. The average unit selling price during fiscal 2009 reflected the effects of increased competition in the hog market resulting from a decline in demand and an oversupply of hogs. The price increased in fiscal 2010 reflecting an overall improvement in the market for hogs, which benefited in part from a government program to purchase frozen pork in an attempt to stabilize the decline in the price for hogs.

Cost of sales; gross margin

Our cost of sales consists primarily of the fodder expense, and we have limited influence on such cost. Cost of sales also includes depreciation of our breeding sows, which was $604,000 for fiscal 2010 and $387,000 for fiscal 2009. We use grain fodder, and the price of fodder is determined solely by suppliers and generally reflects the price of grain. Although we will seek to obtain more beneficial pricing from our suppliers by offering to increase our purchases from this supplier, our increased purchases in fiscal 2010 have not had any significant effect on our supplier’s pricing policies. We may not be able to get more beneficial pricing terms and may become more dependent upon a single supplier. The cost of sales increased by 28.4%, from approximately $25.8 million in 2009 to approximately $33.1 million in fiscal 2010, which was a greater percentage increase than our sales, reflecting a greater increase in our cost of feed than the price at which we could sell our hogs. As a result, our gross margin declined from 19.7% in fiscal 2009 to 17.8% in fiscal 2010.

Operating Expenses

Operating expenses increased 130.0% from approximately $458,000 in fiscal 2009 to approximately $1.1 million in fiscal 2010, primarily reflecting the increase in professional fees and expenses which we began to incur when we became a public company during fiscal 2010, including increased remuneration for our personnel and legal and audit expenses.

Government Subsidies

The PRC government supports hog producers with subsidies, insurance and vaccines as part of its program to encourage pig farmers to conform to higher standards of care for their pigs. These government subsidies increased 10.1% from approximately $1.2 million in fiscal 2009 to approximately $1.3 million in fiscal 2010.

Income before income taxes

As a result of the foregoing, our income before income taxes increased 1.5% from approximately $7.2 million in fiscal 2009 to approximately $7.3 million in fiscal 2010.

Income tax provision

Our business of agricultural breeding of livestock has been exempt from enterprise income tax since January 2007. Accordingly, we did not pay EIT for either fiscal 2010 or fiscal 2009.

Net income attributable to noncontrolling interest

Seven of our subsidiaries have a 1% minority interest. Accordingly, under GAAP, the interest of the non-controlling shareholders is deducted from net income in determining net income allocable to common shareholders. The minority interest was $149,000 in fiscal 2010 and $143,000 in fiscal 2009.

Net Income Allocated to Common Stockholders

As a result of the foregoing, our net income attributable to common stockholders increased from approximately $7.0 million, or $1.25 per share (basic and diluted)  for fiscal 2009 , to approximately $7.1 million, or $1.13 per share (basic and diluted) for fiscal 2010.

LIQUIDITY AND CAPITAL RESOURCES

At Dec ember 3 1 , 2010, we had working capital of approximately $ 8.3 million, as compared with working capital of approximately $ 6.3 million at September 30, 20 1 0. The increase in working capital reflects primarily cash flow from operations and the reduction in other payables which related to our purchase during fiscal 2010 of hogs, breeding sows and other assets.

The following table sets forth information as to the principal changes in the components of our working capital (dollars in thousands)

	Dec ember 3 1 , 2010	September 30, 20 1 0	Change	Percent Change
Current Assets:
Cash	$2,347	$2,417	(70)	(2.9)%
Accounts receivable, net	--	254	(254)	(100)%
Prepaid expense and other receivable	147	164	(17)	*
Due from related parties	--	165	(165)	(100)%
Advance for asset purchase	765	765	0	*
Inventories	5,308	4, 650	658	14.2%
Total current assets	8,568	8,415	153	1.8%
Current Liabilities:
Accounts payable and accrued liabilities	129	63	66	104.8%
Other payables	--	1,657	(1,657)	(100)%
Due to related parties	188	367	(179)	(48.8)%
Total current liabilities	317	2,087	(1,606)	(83.5)%
Working capital	8,251	6,328	1,759	27.1%

* The percentage is not included since it would not provide meaningful information.

In the December 2010 quarter, we generated approximately $585,000 from operations, primarily reflecting our net income of approximately $2.0 million, a reduction in other payables of approximately $1.7 million, resulting from the payment of the balance due for our purchases of sows, hogs and other assets during fiscal 2010, an increase in inventory of approximately $600,000 and an increase in depreciation of approximately $505,000.  Our cash flow from investing in the December 2010 quarter reflected payments that were made in the quarter for the purchase of sows (approximately $271,000) and other assets (approximately $390,000) that were made pursuant to agreements which we entered into during fiscal 2010.  Our cash flow from financing activities represented net repayments of loans from related parties of approximately $18,000.

In the December 2009 quarter, we generated approximately $4.0 million from operations, primarily reflecting our net income of approximately $2.1 million and a reduction if inventory of approximately $1.9 million. Our cash flow from investing in the December 2009 quarter reflected the purchase of sows of approximately $146,000, the purchase of property and equipment of approximately $92,000 and the proceeds from the sale of sows of $120,000. Our cash flow from financing activities represented repayments of loans from related parties of approximately $3.4 million.

In fiscal 2010, we generated approximately $ 10 .9 million from operations, reflecting primarily our net income of approximately $7.3 million and depreciation and amortization of approximately $1.9 million, a reduction of approximately $862,000 in inventory and an increase in other payables of approximately $1.1 million, reflecting primarily approximately $1.7 million due in connection with our purchases of sows, hogs and other assets during fiscal 2010. We used approximately $5.6 million in investing activities, representing approximately $3.3 million for the purchase of property and equipment, $1.6 million for the purchase of breeding sows and a $765,000 advance relating to the purchase of assets for a feed facility. We used approximately $2.5 million in financing activities, reflecting the net proceeds of approximately $5.6 million from our private placement of shares of common stock and warrants which was offset by the repayment of loans from related parties of approximately $8.0 million. During fiscal 2010, our primary source of funds, other than operating activities was the net proceeds of our private placement.

In fiscal 2009, we generated approximately $8.8 million from operations, which reflected primarily our net income of approximately $7.2 million and depreciation and amortization of approximately $1.3 million.  We used $31,000 in investing activities, representing the purchase of breeding sows ($318,000) and the proceeds from the sale of breeding sows ($284,000).  We used approximately $11.1 million in financing activities, primarily $9.5 million of payments made during the beginning of the fiscal year in anticipation of a dividend which was declared in December 2008 and approximately $1.7 million in accrued dividends.

OFF-BALANCE SHEET ARRANGEMENTS

There were no off-balance sheet arrangements during the  December 2010 quarter or fiscal 2010 that have, or are reasonably likely to have, a current or future effect on our financial condition,  sales or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to our interests.

CRITICAL ACCOUNTING POLICIES, ESTIMATES AND ASSUMPTIONS

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires our management to make assumptions, estimates and judgments that affect the amounts reported, including the notes thereto, and related disclosures of commitments and contingencies, if any. We have identified certain accounting policies that are significant to the preparation of our financial statements. These accounting policies are important for an understanding of our financial condition and results of operation. Critical accounting policies are those that are most important to the portrayal of our financial conditions and results of operations and require management’s difficult, subjective, or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management’s current judgments.

We believe the following critical accounting policies involve the most significant estimates and judgments used in the preparation of our financial statements.

Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of  sales and expenses during the reporting period. Significant accounting estimates reflected in our financial statements include collectability of account receivable, value of live hogs, useful lives and impairment of property and equipment and the valuation of warrants. Actual results when ultimately realized could differ from those estimates and the differences could be material.

Inventories – Inventories are stated at the lower of cost and net realizable value. Cost is calculated on the weighted average basis and includes all costs to acquire and other costs incurred in bringing the inventories to their present location and condition. We evaluate the net realizable value of our inventories on a regular basis and record a provision for loss to reduce the computed weighted average cost if it exceeds the net realizable value.

Revenue Recognition –We recognize revenue upon transfer of ownership of the hogs to the customer. This occurs at the time the live hogs are weighed and the weight and price have been agreed upon between us and the customer, as evidenced by a signed transportation delivery note.

Impairment of Long-Lived Assets – We apply the provisions of ASC 360-10, which requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable through the estimated undiscounted cash flows expected to result from the use and eventual disposition of the assets. We periodically evaluates the carrying value of long-lived assets to be held and used in accordance with ASC 360, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal. Based on our review, we believe that, as of September 30, 2010 and 2009, there were no significant impairments of our long-lived assets.

Income tax – We utilize ASC740, “Accounting for Income Taxes,” which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Our business of agricultural breeding of livestock has been exempt from income tax since January 2007. Accordingly, we did not pay EIT for either fiscal 2010 or fiscal 2009.

Government Subsidies– We record as income government subsidies when received from local government authority which are not subject to future return or reimbursement. Government subsidies were $1,310,223 and $1,189,506 for the years ended September 30, 2010 and 2009.

Foreign Currency Translation – We follow ASC 830, “Foreign Currency Translation”, for both the translation and re-measurement of balance sheet and income statement items into U.S. dollars. Resulting translation adjustments are reported as a separate component of accumulated comprehensive income (loss) in stockholders’ equity.

Our functional currency is the United States dollars. Our subsidiaries maintain their books and accounting records in RMB, the PRC’s currency, being their functional currency. Transactions denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing on the transaction dates. Assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing at the balance sheet date. Any translation gains (losses) are recorded in exchange reserve as a component of shareholders’ equity. Income and expenditures are translated at the average exchange rate of the year.

Fair Value of Financial Instruments – We apply the provisions of ASC Subtopic 820-10, Fair Value Measurements, for fair value measurements of financial assets and financial liabilities and for fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the financial statements.  ASC Subtopic 820-10 also establishes a framework for measuring fair value and expands disclosures about fair value measurements. These estimates can have significant impact on our financial statements based on the assumptions we use. We did not have any financial instruments that are measured at fair value on a recurring basis as of September 30, 2010 and 2009.

Recent Accounting Pronouncements

In February 2010, the Financial Accounting Standards Board, or FASB, issued Accounting Standards Update (ASU) 2010-09 to amend ASC 855, Subsequent Events. As a result of the ASU, we are not required to disclose the date through which management evaluated subsequent events in the financial statements - either in originally issued financial statements or reissued financial statements.

In April 2010, the FASB issued ASU 2010-13, Compensation-Stock Compensation (Topic 718): Effect of Denominating the Exercise Price of a Share-Based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades - a consensus of the FASB Emerging Issues Task Force.  The amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2010.  Earlier application is permitted.  The ASU clarifies the question of whether options granted to our Chinese employees which are denominated in United States dollars should be treated as equity or as a liability.  The ASU provides that such options may be treated as equity if they are otherwise qualified for treatment as equity.  We have adopted ASU 2010-13 as of October 1, 2010.  We do not expect the provisions of ASU 2010-13 to have a material effect on the financial position, results of operations or cash flows of the Company.

See Note 3 of Notes to Consolidated Financial Statements with respect to other recent accounting pronouncements, none of which have a material effect upon our financial statements.

CORPORATE HISTORY AND STRUCTURE

We were incorporated under the laws of Delaware on September 27, 2007 as a blank check company under the name Expedite 4 Inc. On March 29, 2010, we acquired SCLI in a reverse acquisition transaction, which involved a financing transaction and a share exchange transaction which are more fully described below. On July 9, 2010, our corporate name was changed to Southern China Livestock, Inc.

Background and History

On March 29, 2010, we, then known as Expedite 4 Inc., acquired SCLI in a reverse acquisition transaction pursuant to the Exchange Agreement by which we acquired 100% of the issued and outstanding shares of SCLI in exchange for 5,623,578 shares, or 99.97%, of our common stock issued and outstanding after the closing of the share exchange transaction, thereby making SCLI our wholly-owned subsidiary. Pursuant to the terms of the Exchange Agreement, the person who was then our sole stockholder cancelled a total of 98,500 shares of common stock and retained 1,500 shares. Following the completion of the transactions contemplated by the Exchange Agreement, there were 5,625,078 shares of common stock issued and outstanding, of which 5,623,578 were owned by the former shareholders of SCLI and the remaining 1,500 shares were owned by our former principal stockholder. For financial reporting purposes, these transactions are classified as a recapitalization of SCLI and the historical financial statements of SCLI are reported as our historical financial statements, except that the 5,623,578 shares of common stock issued in the reverse acquisition represent the outstanding shares of common stock from the beginning of the first period presented. Pursuant to the Exchange Agreement, contemporaneously with the closing, the former officer and director resigned and new officers and directors were elected to their positions.

On July 25, 2008, Mayson International and Mayson Enterprises were incorporated in the British Virgin Islands as limited liability companies, with Mayson Enterprises being the wholly owned subsidiary of Mayson International.

Mayson Holdings was incorporated on July 14, 2008 under the laws of Hong Kong Special Administrative Region of the PRC and became the wholly owned subsidiary of Mayson Enterprises. Beijing Huaxin was incorporated on September 9, 2008 as a limited liability company under PRC law. All of the equity of Beijing Huaxin is held by Mayson Holdings.

In November 2008, the former Jiangxi Huaxin shareholders owned all of the equity interests in Jiangxi Huaxin. Jiangxi Huaxin was established in 2005, as a result of the combination of several hog farms, which commenced operations between 1995 and 2005. But for the restrictions under Chinese law, they would have exchanged their equity interest in Jiangxi Huaxin for a modest cash payment and an aggregate of 4,386,438 shares of the Company’s common stock in a single transaction, which would have been completed at the time of the reverse merger. In order to comply with Chinese law, the transaction was structured to provide for an initial good faith deposit of $17,500 with the remaining shares to be issued in the future. The $17,500 down payment was negotiated by the parties, with the recognition that the most significant portion of the consideration was the equity to be issued pursuant to the option agreements.

The first step in the transaction was the November 2008 transfer, pursuant to an agreement dated November 3, 2008, of the Jiangxi Huaxin stock to Beijing Huaxin, which was wholly-owned, through subsidiaries, by Mayson International, of which Liqiang Song was the principal shareholder. At the time of the transfer, Mayson International paid a $17,500 cash down payment for 99% of the equity interest of Jiangxi Huaxin. It was understood by all parties that the $17,500 payment did not constitute the full payment for the shares of Jiangxi Huaxin and that the equity portion would be paid later in a manner that complied with the laws of the PRC.

SCLI was formed in July 2009 to acquire the stock of Mayson International from Mayson International’s shareholders. SCLI acquired Mayson International in exchange for SCLI shares, which were issued to the Mayson International shareholders. Mr. Song, who was the principal shareholder of Mayson International, became the principal shareholder of SCLI. As a result of the reverse acquisition, SCLI’s principal business was the breeding, raising and sale of hogs through Jiangxi Huaxin. Although Jiangxi Huaxin had continued to develop its business subsequent to November 2008, SCLI’s business was largely the same business that the former Jiangxi Huaxin stockholders transferred in November 2008.

The equity portion of the consideration was to be issued in the future after a reverse merger company was selected and the terms of the reverse merger were determined.  Once the capital structure of the reverse merger company, Expedite 4 Inc., which is now known as Southern China Livestock, Inc., was determined, it was then possible to provide for the equity component of the consideration.  Pursuant to the Exchange Agreement, Mr. Song and his designees received 90% of the shares issued in the reverse acquisition, or 5,061,220 shares of our common stock, of which 4,386,438 shares were allocated to the former Jiangxi Huaxin stockholders and their designees subject to the option agreements.  Based upon the agreement of the parties, which was an oral agreement that was never reduced to writing until the option was granted, the former shareholders of Jiangxi Huaxin were to receive approximately 78% of the outstanding shares of the reverse merger entity prior to any financing, which was 4,386,438 shares.  The rights of the Jiangxi Huaxin stockholders are set forth in the restated option agreement.  But for the restrictions under Chinese law, the former Jiangxi Huaxin stockholders would have received 4,386,438 shares at the closing of the reverse acquisition. Since these shares could not be issued to the former Jiangxi Huaxin stockholders, the former Jiangxi Huaxin stockholders received options to purchase the shares for nominal consideration from Mr. Song.

No additional consideration was paid for the 1% that was transferred in January 2010. The modest cash consideration of $17,500 and the option to purchase 4,386,438 shares represented the total consideration for 100% of the equity of Jiangxi Huaxin.

Under the laws of the PRC, the former shareholders of Jiangxi Huaxin were not permitted to acquire shares of our common stock directly in the reverse acquisition. Currently, PRC law requires registration with, and approval from SAFE, and the approval of MOFCOM of direct or indirect offshore investment activities by PRC resident individuals. The SAFE regulations require PRC resident individuals to register with the relevant SAFE branch before establishing or acquiring control over an offshore SPC. SPCs are formed for the purpose of engaging in an equity financing outside of the PRC, with the investment proceeds directed to the SPC’s operating subsidiary in the PRC originally controlled by the PRC residents. This is a very long process with no assurance that registration or approval will be granted. Accordingly, the PRC residents obtained only the right to purchase an interest in the SPC from the non-PRC owners over a period of time according to the restated option agreements, rather than acquiring a controlling equity interest in the SPC directly.

The restated option agreements have a nominal price of $0.01 per share, which is the economic equivalent of ownership. The options have certain conditions in order to comply with PRC law. The sole purpose of the options is to provide the former Jiangxi Huaxin stockholders with the equity consideration that they would have received if they had exchanged their Jiangxi Huaxin shares directly. Mr. Song understood that he received the 4,386,438 shares on behalf of the former Jiangxi Huaxin stockholders and that they held the underlying economic interest in the shares since Mr. Song had no independent economic interest in the shares and Mr. Song granted the option holders the voting rights with respect to those shares. See “Certain Relationships and Related Transactions,” beginning on page 53.

On June 9, 2010, we incorporated SCLI-Jiangxi as a wholly foreign owned enterprise under the laws of the PRC.

The following chart reflects our organizational structure for our active subsidiaries as of the date of this prospectus.

Private Placement Financing

Contemporaneously with the reverse acquisition transaction, we completed the initial closing on a private placement of units at a price of $10.00 per unit. Each unit consisted of two shares of common stock and a four-year warrant to purchase one share of common stock at an exercise price of $5.50 per share. At closings held on March 29, 2010, March 31, 2010, April 30, 2010 and May 6, 2010, we sold 759,496.5 units for a total of $7,594,965. In the private placement we issued to the investors 1,518,993 shares of common stock and warrants to purchase a total of 759,497 shares of common stock. Rodman acted as the lead placement agent and Newbridge acted as the co-placement agent in connection with the private placement. For the placement agent services, we paid a cash commission equal to 6.5% of the aggregate gross proceeds of the Units sold , or $493,673, and issued four-year warrants to purchase 92,564 shares of common stock exercisable at a price of $5.50 per share. The holders of the warrants issued to the placement agents have registration rights identical to the registration rights afforded to the investors. We also agreed to pay the placement agents a cash fee of 8% of the exercise price of any investor’s warrants which are exercised. This fee is due within 48 hours of our receipt of any proceeds from the exercise of these warrants. We further agreed to indemnify the placement agents against certain liabilities, including liabilities under the Securities Act. We paid for the out-of-pocket expenses of $40,000 incurred by the placement agents.

Additionally, our management, Dengfu Xu, Luping Pan, Liqiang Song and the former Jiangxi Huaxin stockholders entered into lock-up agreements with us whereby they agreed that they will not, offer, pledge, sell or otherwise dispose of any common stock or any securities convertible into or exercisable or exchangeable for common stock during the period beginning on and including the date of the final closing of the financing transaction for a period of 18 months. The holders of the options pursuant to the restated option agreement will, upon exercise of the option prior to the expiration of the lock-up period, acquire their shares of common stock subject to the lock-up agreement.

OUR BUSINESS

Overview

We breed, raise and sell live hogs in the PRC. We operate our business through our subsidiaries, which operate 24 breeding farms with a current annual production capacity of approximately 220,000 live pigs. Our annual production capacity is the number of hogs that we can deliver to the market annually, assuming the pigs stay healthy, the sows’ breeding pattern is consistent with our past experience, we can provide the necessary feed and epidemic prevention and we can efficiently and timely deliver the hogs to market. Our headquarters is located in southeast China in Yingtan City, Jiangxi Province.  Our hog breeding farms are located throughout Yujiang County.

Market Summary

General

According to the US Department of Agriculture report entitled “2010 Trade Forecast Revision: Pork Higher; Beef and Broiler Meat Stable,” China is the world’s largest pork producer, accounting for nearly half of the world’s total production. For 2010, China is expected to produce approximately 50 million metric tons of pork out of an estimated world production of approximately 109 million metric tons.

Although pig production has increased in recent years, during 2005 and 2006, pig production was affected by a disease known as PRRS, which is referred to as Blue Ear Disease. We believe that this disease is now effectively under control and did not have a negative effect on China’s hog production in 2009. During late 2005 and the first half of 2006, short pork supplies resulting from the effects of this disease pushed prices up sharply. Increased food prices were major factors in the rise of China’s consumer price index during that period.

China consumes more than 450 million hogs a year. In terms of meat consumption in China, beef accounts for approximately 8%, poultry for approximately 2 2 % and pork for approximately 6 4 % of total China consumption, according to the National Statistics Bureau of China. China’s pork consumption increased to 50.7 million metric tons in 20 1 0 up from 4 8.9 million metric tons in 200 9 , an increase of about 3 .7%. Projected pork demand by 2015 is estimated to approach 68.0 million metric tons.

China’s total production (in millions metric tons)

	2002	2003	2004	2005	2006	2007	2008	2009	2010
Pork	4 3 .3	4 2 .4	4 3 .4	4 5 .6	4 6. 5	4 2 .9	4 6. 2	49.0	50.7
Total Meat	6 5 .9	6 4 . 4	6 6. 1	69.4	70.9	68.7	7 2 . 9	7 6 . 4	77.8

A comparison of pork and total meat consumption in China from 1990 to 20 1 0 is shown in a chart below:

Source: National Bureau of Statistics of China

Urbanization and consequent growth of the middle class (estimated 250 million people in 2008) along with PRC policies protecting the swine industry reflect the importance of hog production as a social, economic and security issue for the consumers in China. The PRC government has enacted a number of laws to encourage swine production. On January 1, 2008, the State Council announced a new regulation exempting companies involved in hog growing from corporate income tax. Additionally, the Food Safety Law, which became effective on June 1, 2009, allowed the government to take affirmative action aimed at strengthening the food safety control from the production line to the dining table. The PRC government is creating a hog futures exchange to permit hedging of contracts which is expected to be operational in the near future. Further, the PRC government maintains a Strategic Meat Reserve that is stocked predominantly with pork reserves. These policies and programs underline the strategic value that the central PRC government places on hog production.

Until 2009, a growing middle class in China with more disposable income had resulted in an increase in the market for pork, which was accompanied by an increase in prices for pork as well as live hogs. According to Business Monitor International, China’s pork producers suffered during the first half of 2009 from a combination of the effects of the general economic downturn, which affected China as well as the rest of the world, combined with a weak demand, oversupply of pork and the psychological effects of the H1N1 influenza virus, known as the swine flu. Since the start of the second half of 2009, however, a rapid rise in pork prices has re-energized the industry. The recovery reflects government intervention to buy frozen pork supplies to help support prices and, at times, reductions in supply of pigs in China. Since June 2009, the market price for live hogs increased to a 24-month high in November and December 2010 and has remained relatively stable since that time.

Breeding Hogs

The PRC is the world’s largest producer of pork and pork is the most widely-consumed meat in the PRC. We believe that hog production in the PRC is dominated by backyard farms (those that sell 1-50 hogs annually) and small farms (those that sell less than 500 hogs annually), with large pig farms (those that sell more than 50,00 0 hog s annually) accounting for a minority of the hog production.

Production

We operate our business of breeding, raising and selling live hogs in China through our 24 breeding farms, which have an annual production capacity of approximately 220,000 live ho gs.  Our hog breeding farms are located throughout Yujiang County.

We control each phase of pre-slaughter pork production in the following manner:

●	We breed and raise breeding sows on our own facilities.

●	We breed the sows’ piglets and raise the piglets until they are marketable as hogs.

●	When the piglets mature, we sell the mature hogs.

Raw Materials and Suppliers

Feed is the most significant cost of operating our hog farms. Our hog farms purchase feed products and raw materials such as corn and soybeans from several feed suppliers under short-term contracts. Our largest supplier, Yujiang Huangguizhen Feed Agency, accounted for purchases of $6.6 million, or approximately 84% of our purchases, for the three months ended December 31, 2010, $23.6 million, or 82% of our purchases for  the year ended September 30, 2010 and $19.1 million, or 82% of our purchases for the year ended September 30, 2009.  No other supplier accounted for 10% of our purchases in any of those periods.

A typical breeding cycle is approximately five months, and a breeding sow can give birth 2.2 times a year on average. A breeding sow can bear 10-12 piglets every five months, and breed for four years. Our target weight for selling live hogs is between 105 and 110 kilograms (231 to 242 pounds), although we may sell younger hogs at a lower weight in order to take advantage of what we would consider a high price at the time in order to protect ourselves from a price drop. We do not own or operate slaughterhouses. Our annual production in fiscal 2010 was 210,413 h ogs , up from 169,576 in fiscal 2009. We do not incur significant marketing expenses since we provide a commodity product for which prices are set by the general market. We are able to sell any quantity of our live hogs without significant marketing efforts.

Cost of Breeding

Pig breeding cost primarily includes feed, piglet, labor, epidemic prevention and fixed depreciation. In our fiscal year ended September 30, 2010, it costs us about $157 to raise a hog until it is ready to be sold. This cost is comprised of approximately $109 of feed costs, $29 of piglet costs (amortized from breeding pigs), $6 of labor, $7 of epidemic prevention and other miscellaneous veterinarian expenses and $6 in depreciation.

We operate our business of breeding, raising and selling live hogs in China through our 24 breeding farms, which have an annual production capacity of approximately 220,000 live pigs. Our hog breeding farms are located throughout Yujiang County.

Sales and Marketing

We sell hogs to trading agencies mainly in the Chinese cities of Shenzhen and Shanghai and in Jiangxi Province. In the three months ended December 31, 2010 and the years ended September 30, 2010 and 2009, nearly all of our hogs were sold to three government-affiliated trading companies in Shenzhen, Jiangxi and Shanghai. We have established long term relationships with these trading companies to sell most of our inventory as it becomes ready for sale. The following table sets forth for the three months ended December 31, 2010 and the years ended September 30, 2010 and 2009, the sales of ho gs sold to these three trading companies (dollars in millions).

	Three Months Ended December 31, 2010		Year Ended September 30, 2010		Year Ended September 30, 2009
Customers	Dollars	%	Dollars	%	Dollars	%
Shenzhen Dexing Food Development Co., Ltd.	$5.8	54%	$28.1	70%	$24.2	75%
Shanghai Fuxing Food Development Co.*	2.0	19%	5.3	13%	3.3	10%
Jiangxi Guohong Food Development Co.	1.8	17%	4.7	12%	4.1	13%
Total	$9.6	90%	$38.1	94%	$31.5	98%

*	Although the customer is Shanghai Fuxing Food Development Co., Ltd., purchase orders were placed by the owner of the company, Mr. Huiming Xia .

Our principal customer is Shenzhen Dexing. Most of our sales to Shenzhen Dexing are made pursuant to two contracts in addition to relating to the agricultural production base.

One three year contract that commenced March 24, 2009 provides for the sale of 50,000 pigs per month, for a total of 600,000 hogs per year. The contract provides that the purchase price shall be determined by negotiation based on the market price, with a floor of $ 1.61 per kilogram. Pursuant to the contract, Shenzhen Dexing made a pre-payment of $733,000, and Shenzhen Dexing is to pay us a bonus of $1. 52 per ho g if we successfully deliver the annual supply. The second contract, which has a term of one year, commencing September 1, 2010, provides for the sale of 5 00,000 pigs during the contract year. The purchase price of the pigs shall be the market price, but not less than RMB 12.6 (approximately $1.91 ) per kilo gram or more than RMB 16.6 (approximately $2.52) per kilo gram. Both contracts require the delivery of pigs that comply with the national pollution-free hygiene standard. We also had a contract with Shenzhen Dexing which covered the year commencing February 1, 2010, which has expired.   We sold to Shenzhen Dexing approximately 24,800 hogs during the three months ended December, 31, 2010 , approximately 1 47 ,000 hogs during year ended September 30, 20 1 0, and approximately 1 20 ,000 hogs during the year ended September 30, 20 09 . In selling to Shenzhen Dexing, we do not specify pursuant to which contract the hogs are sold.

Although the contracts provide for the delivery of a specified number of ho gs, the agreements also provide that each shipment’s delivery date and quantity is subject to further agreement. These subsequent agreements have not been reduced to writing, but Shenzhen Dexing is aware of our capacity and has accepted our delivery quantities and schedule. The delivery quantity and schedule is wholly dependent upon the breeding schedule and maturity of the hogs. Shenzhen Dexing has accepted delivery of all hogs that we have provided to date although we have not exceeded the number of hogs set forth in the contracts. The contracts do not provide for any remedy if we are not able to deliver the full number of pigs per year. Rather, the contact covering the annual purchase of 600,000 pigs has a performance bonus of $1. 52 per pig if we sell the full 600,000 hogs per year. Since we did not reach this target number, we have not received any bonus.

We have not entered into any contract with Jiangxi Guohong Food Development Co.

In 2008, one of our main farms, Baita Farm, was appointed as “State Livestock Reserve Base” by the Ministry of Commerce and was obligated to set aside 6,000 hogs as part of the state reserves with funding support from the PRC government.

In China, it is customary to settle live hogs sales with cash virtually eliminating account receivables.

Agriculture Production Base

In April 2008, Shenzhen Agriculture Bureau awarded us an Agriculture Production Base for Shenzhen City, China from April 2008 to April 2011. Under the terms of this award, Shenzhen Dexing Food Development Limited, a government-affiliated trading company and our largest customer, is to purchase from us a total of up to 83,000 hogs during the period from April 2008 to April 2011.

In addition to the contracts with Shenzhen Dexing, Shenzhen Pindexian Food Co., Ltd., also a government-related trading company, is to purchase up to 50,000 hogs from us from April 2008 to April 2011. We have sold approximately 10,000 hogs to Shenzhen Pindexian pursuant to this contract.

Competition

The hog production business in the PRC is highly segmented. We believe that hog production in the PRC is dominated by backyard farms (those that sell 1-50 hogs annually) and small farms (those that sell less than 500 hogs annually), and that large farms (those that sell more than 50,00 0 hogs annually) account for a minority of the hog production.

We primarily market our products within Shenzhen and Shanghai cities as well as Jiangxi Province. We compete broadly with the producers in these geographic regions.

The pig breeding industry is highly competitive, and we may not be able to compete successfully against current or potential competitors. We compete with large PRC national pig breeders, such as Guangdong Wenshi Group, Henan Chuying Limited, Luoniushan Limited and Hunan Xinwufeng Limited, as well as a large number of small farms. Many of our competitors have greater financial resources than we do. We anticipate that our competitors will continue to expand and seek to obtain additional market share with competitive price and performance characteristics. Aggressive expansion by our competitors or the entrance of new large-scale pig farms into our markets could have a material adverse effect on our business, results of operations and financial condition.

Competitive Advantages

We breed our own piglets. We have long-term relationships with government-affiliated trading companies in the cities of Shenzhen and Shanghai and in Jiangxi Province, which accounted for more than  90% of our sales for the three months ended December 31, 2010, 94% of sales for the year ended September 30, 2010 and 98% for the year ended September 30, 2009, thus virtually eliminating marketing, selling and receivables costs. As our hogs mature, we sell them as live hogs ready for slaughter.

Most of o ur senior managers have more than ten years of experience in the hog breeding industry, and our chairman also chairs Jiangxi Province Yingtan City Pig Breeding Association. Additionally, because our location is in a relatively rural area of a province which has a surplus of labor, we believe that we are able to obtain lower than average cost of labor compared to other parts of China. We also believe that we incur higher than industry average medical expenses for pigs as a result of our efforts to reduce the risk of epidemics. We have not experienced any animal disease outbreaks in the last ten years.

Health Issues and Risk Management

Our management developed very strict guidelines to prevent disease outbreaks. Humans are generally not susceptible to pig diseases. H1N1, which contains genetic material from human, swine and avian flu viruses, can occasionally be transmitted to people, mainly hog farm workers and veterinarians but is not transmitted by eating pork, according to the Mayo Clinic. Pigs, however, are very susceptible to human illnesses such that a common human flu could potentially kill an entire pig farm.

Understanding these risks, the management took the following risk-management steps:

–	Diversification: our inventory is spread over 24 separate farms with no more than 20,000 hogs on any single farm to reduce the risk of disease spreading.

–	Control: We established four levels of on-site controls:

●	All workers must get permission and accept strict disinfection to enter the farms.
●	Visitors are not allowed, except in rare cases and only during off-flu seasons.
●	All materials, feed and water are tested before taken to the farm.
●	All workers are required to live at the farms, and they cannot leave the farm without permission of the management of the Company.

–	Prevention Costs: We incur higher than industry average epidemic prevention expenses by buying healthier feed including livestock organic food for pigs.

–
Government Support: Under a program which the government provides to pig farmers, the government provides assistance for the purchase of insurance to cover any loss we may sustain from the death of sows in the event of an epidemic or from other unusual causes.

We have not had any outbreaks of epidemics in the last ten years and all our breeding pigs are covered by government-sponsored disease insurance.

Future Plans

Growth via increased purchases of pigs for inventory

In April 2010, we began to increase our pig inventory through the purchase of sows and hogs from local pig farmers. Through September 30, 2010, we purchased approximately 2,400 sows and 21,000 hogs. We intend to continue to increase our inventory of pigs using the proceeds of the public offering, cash generated from financing, investing and operating activities. Our goal is to purchase approximately 77,300 pigs, of which we anticipate approximately 7,300 will be breeding sows and 7 0,000 will be hogs that will cost us in the range of $20 million, on which we expect to make down payments of approximately $10 million. We believe that we will be able to purchase the pigs on reasonable terms from local pig farmers.   However, since September 30, 2010, we have not made any significant purchases of pigs.

Growth via organic fertilizer business

The generation of organic waste is a major problem that all large animal farm operators all over the world have to manage. We plan to take advantage of our rural location and the fact that we are surrounded by rice and vegetable farms by processing our organic waste and selling it as organic fertilizer. Organic fertilizers made from livestock manure are commonly used in China. They are environmentally friendly products, are fully exempt from VAT, and are exempt from EIT for the first three years. As of Dec ember, 31, 2010 , the principal type of organic fertilizer we plan to produce were sold in the range of RMB 800 to RMB 900 per ton, which is $1 20 to $135 per ton at the current exchange rate. We plan to allocate a portion of the proceeds from the public offering to begin development of an organic fertilizer line of business. We plan to spend approximately $2. 3 million to build an organic fertilizer production line following the completion of the public offering. We will not commence our efforts with respect to the fertilizer business until we receive the funding either from the public offering or from another financing source. The organic fertilizer will be primarily made from pig waste. We anticipate that it will take about two to three months to build such production line. With the anticipated increase in our pig inventory, and with our advantageous location in a southern province with many farmlands, we believe that we can develop a profitable fertilizer business. Our planned annual production capacity of this production line is approximately 40,000 tons of organic fertilizer .

Intellectual Property

We have operating manuals for disease prevention, food preparation and general management know-how.

Environmental Protection

Our breeding farms are located in rural areas where there are no specific requirements imposed on us by China’s environmental protection bureaus. We have never been penalized by any environmental protection bureaus and have not incurred any significant environmental law compliance costs in the past.

Government Regulation

We obtain licenses and permits from the Yujiang County Livestock and Veterinary Bureau each year for our breeder farms. We believe that we have never been penalized by the bureau. We are currently required to possess waste discharge licenses for our operational subsidiaries.  Although we have written certificates from the local environmental protection agency that we comply with environmental laws, we have not obtained the waste discharge licenses.  We are also required to maintain and preserve breeding files with respect to our livestock, and we do not strictly comply with this requirement.

Subsidiaries, Properties and Facilities

We have a total of 24 farms, as shown on the map below.

Jiangxi Huaxin owns 99% of the equity interest of Jiangxi Yingtan Fuxin Development and Trade Co., Ltd., Yujiang Decheng Livestock Co., Ltd., Yingtan Livestock Feeds Development Co., Ltd., Yujiang Xiangying Swine Co., Ltd., Yujiang Xianyue Livestock Feeds Co., Ltd., Yingtan Yujiang Zhongtong Swine Co., Ltd. and Yujiang Fengyuan Livestock Co., Ltd. These seven entities, together with the other farms and productions under Jiangxi Huaxin, SCLI-Jiangxi and Beijing Huaxin, are our main operations.

1. Jiangxi Yingtan Fuxin Development and Trade Co., Ltd. (“Yingtan Fuxing”): Yingtan Fuxing, a majority-owned subsidiary of Jiangxi Huaxin, is located in Yujiang town, Yingtan City. It operates eight (8) hog farms. Including:

●
Baita Farm. Baita Farm’s primary facility is a breeder hog farm located in Yujiang town, Yingtan City. The facility, which is situated on 53,280 square meters of developed land, is leased from the Chinese government for a period of 50 years and is scheduled to expire on 2049. Baita Farm pays $1,466 annual rent under the terms of the lease.

●
Sanba (1) Farm. Sanba (1) Farm’s primary facility is a breeder hog farm located in Yujiang town, Yingtan City. The facility, which is situated on 13,986 square meters of developed land, is leased from the Chinese government for a period of 17 years and is scheduled to expire on 2026. Sanba (1) Farm pays $440 annual rent under the terms of the lease.

●
Sanba (2) Farm. Sanba (2) Farm’s primary facility is a breeder hog farm located in Yujiang town, Yingtan City. The facility, which is situated on 19,980 square meters of developed land, is leased from the Chinese government for a period of 20 years and is scheduled to expire on 2014. Sanba (2) Farm pays $293 annual rent under the terms of the lease.

●
The Third Farm. The Third Farm’s primary facility is a breeder hog farm located in Yujiang town, Yingtan City. The facility, which is situated on 66,660 square meters of developed land, is leased from the Chinese government for a period of 50 years and is scheduled to expire on 2050. The Third Farm pays $220 annual rent under the terms of the lease.

●
Four-1 Farm. Four-1 Farm’s primary facility is a breeder hog farm located in Yujiang town, Yingtan City. The facility, which is situated on 26,640 square meters of developed land, is leased from the Chinese government for a period of 40 years and is scheduled to expire on 2055. Four-1 Farm pays $147 annual rent under the terms of the lease.

●
Four-2 Farm. Four-2 Farm’s primary facility is a breeder hog farm located in Yujiang town, Yingtan City. The facility, which is situated on 23,310 square meters of developed land, is leased from the Chinese government for a period of 40 years and is scheduled to expire on 2040. Four-2 Farm pays $176 annual rent under the terms of the lease.

●
Four-3 Farm. Four-3 Farm’s primary facility is a breeder hog farm located in Yujiang town, Yingtan City. The facility, which is situated on 23,310 square meters of developed land, is leased from the Chinese government for a period of 50 years and is scheduled to expire on 2053. Four-3 Farm pays $161 annual rent under the terms of the lease.

●
Wangjintang Farm. Wangjintang Farm’s primary facility is a breeder hog farm located in Yujiang town, Yingtan City. The facility, which is situated on 53,280 square meters of developed land, is leased from the Chinese government for a period of 30 years and is scheduled to expire on 2034. Wangjintang Farm pays $2,786 annual rent under the terms of the lease.

2. Yujiang Decheng Livestock Co., Ltd. (“Yujiang Decheng”): Yujiang Decheng, a majority-owned subsidiary of Jiangxi Huaxin, is located in Yujiang town, Yingtan City. It operates two (2) hog farms. Including:

●
The First Farm. The First Farm’s primary facility is a breeder hog farm located in Yujiang town, Yingtan City. The facility, which is situated on 19,980 square meters of developed land, is leased from the Chinese government for a period of 50 years and is scheduled to expire on 2048. The First Farm pays $440 annual rent under the terms of the lease.

●
The Second Farm. The Second Farm’s primary facility is a breeder hog farm located in Yujiang town, Yingtan City. The facility, which is situated on 26,640 square meters of developed land, is leased from the Chinese government for a period of 40 years and is scheduled to expire on 2044. The Second Farm pays $323 annual rent under the terms of the lease.

3. Yingtan Livestock Feeds Development Co., Ltd. (“Yingtan Livestock”): Yingtan Livestock, a majority-owned subsidiary of Jiangxi Huaxin, is located in Yujiang town, Yingtan City. It operates one (1) hog farm. It is:

●
The First Farm. The First Farm’s primary facility is a breeder hog farm located in Yujiang town, Yingtan City. The facility, which is situated on 51,948 square meters of developed land, is leased from the Chinese government for a period of 30 years and is scheduled to expire on 2034. The First Farm pays $1,144 annual rent under the terms of the lease.

4. Yujiang Xiangying Swine Co., Ltd. (“Yujiang Xiangying”): Yujiang Xiangying, a majority-owned subsidiary of Jiangxi Huaxin, is located in Yujiang town, Yingtan City. It operates one (1) hog farm. It is:

●
Xiangying Farm. Xiangying Farm’s primary facility is a breeder hog farm located in Yujiang town, Yingtan City. The facility, which is situated on 29,970 square meters of developed land, is leased from the Chinese government for a period of 30 years and is scheduled to expire on 2026. Xiangying Farm pays $733 annual rent under the terms of the lease.

5. Yujiang Xianyue Livestock Feeds Co., Ltd., (“Yujiang Xianyue”): Yujiang Xianyue, a majority-owned subsidiary of Jiangxi Huaxin, is located in Yujiang town, Yingtan City. It operates one (1) hog farm. It is:

●
Xianyue Farm. Xianyue Farm’s primary facility is a breeder hog farm located in Yujiang town, Yingtan City. The facility, which is situated on 33,300 square meters of developed land, is leased from the Chinese government for a period of 20 years and is scheduled to expire on 2014. Xianyue Farm pays $733 annual rent under the terms of the lease.

6. Yingtan Yujiang Zhongtong Swine Co., Ltd., (“Yingtan Zhongtong”): Yingtan Zhongtong, a majority-owned subsidiary of Jiangxi Huaxin, is located in Yujiang town, Yingtan City. It operates one (1) hog farm. It is:

●
Zhongtong Farm. Zhongtong Farm’s primary facility is a breeder hog farm located in Yujiang town, Yingtan City. The facility, which is situated on 15,318 square meters of developed land, is leased from the Chinese government for a period of 30 years and is scheduled to expire on 2031. Zhongtong Farm pays $261 annual rent under the terms of the lease.

7. Yujiang Fengyuan Livestock Co., Ltd. (“Yujiang Fengyuan”): Yujiang Fengyuan, a majority-owned subsidiary of Jiangxi Huaxin, is located in Yujiang town, Yingtan City. It operates five (5) hog farms. Including:

●
New Farm. The New Farm’s primary facility is a breeder hog farm located in Yujiang town, Yingtan City. The facility, which is situated on 39,960 square meters of developed land, is leased from the Chinese government for a period of 50 years and is scheduled to expire on 2054. The New Farm pays $1,100 annual rent under the terms of the lease.

●
Old Farm. The Old Farm’s primary facility is a breeder hog farm located in Yujiang town, Yingtan City. The facility, which is situated on 39,960 square meters of developed land, is leased from the Chinese government for a period of 50 years and is scheduled to expire on 2046. The Old Farm pays $1,320 annual rent under the terms of the lease.

●
Three-1 Farm. The Three-1 Farm’s primary facility is a breeder hog farm located in Yujiang town, Yingtan City. The facility, which is situated on 29,970 square meters of developed land, is leased from the Chinese government for a period of 50 years and is scheduled to expire on 2034. The Three-1 Farm pays $418 annual rent under the terms of the lease.

●
Three-2 Farm. The Three-2 Farm’s primary facility is a breeder hog farm located in Yujiang town, Yingtan City. The facility, which is situated on 39,960 square meters of developed land, is leased from the Chinese government for a period of 50 years and is scheduled to expire on 2052. The Three-2 Farm pays $352 annual rent under the terms of the lease.

●
Three-3 Farm. The Three-3 Farm’s primary facility is a breeder hog farm located in Yujiang town, Yingtan City. The facility, which is situated on 26,640 square meters of developed land, is leased from the Chinese government for a period of 50 years and is scheduled to expire on 2039. The Three-3 Farm pays $513 annual rent under the terms of the lease.

Jiangxi Huaxin owns two additional farms besides the abovementioned ones in Yujiang town, Yingtan City. They are:

●
Liangqi Farm. Liangqi Farm’s primary facility is a breeder hog farm located in Yujiang town, Yingtan City. The facility, which is situated on 33,300 square meters of developed land, is leased from the Chinese government for a period of 30 years and is scheduled to expire on 2031. Liangqi Farm pays $1,333 annual rent under the terms of the lease.

●
Yongsheng Farm. Yongsheng Farm’s primary facility is a breeder hog farm located in Yujiang town, Yingtan City. The facility, which is situated on 29,970 square meters of developed land, is leased from the Chinese government for a period of 30 years and is scheduled to expire on 2031. Yongsheng Farm pays $888 annual rent under the terms of the lease.

SCLI-Jiangxi owns three farms in Yujiang town, Yingtan City. They are:

●
Yinmei Farm. Yinmei Farm’s primary facility is a breeder hog farm located in Yujiang town, Yingtan City. The facility, which is situated on 26,640 square meters of developed land, is leased from the Chinese government for a period of 50 years and is scheduled to expire on 2039. Yinmei Farm pays $519 annual rent under the terms of the lease.

●
Changsong Farm. Changsong Farm’s primary facility is a breeder hog farm located in Yujiang town, Yingtan City. The facility, which is situated on 29,970 square meters of developed land, is leased from the Chinese government for a period of 50 years and is scheduled to expire on 2055. Changsong Farm pays $148 annual rent under the terms of the lease.

●
Jiansheng Farm. Jiansheng Farm’s primary facility is a breeder hog farm located in Yujiang town, Yingtan City. The facility, which is situated on 26,640 square meters of developed land, is leased from the Chinese government for a period of 50 years and is scheduled to expire on 2053. Jiansheng Farm pays $163 annual rent under the terms of the lease.

We own all equipment in our subsidiaries and farms, which include small electricity power and water machines and feed process machines and firedamp process plant; only the farmlands are by lease from the Chinese government.

Seven of our breeding farms are using land based on land agreements with parties who have not been able to provide title certificates that prove that they have legal rights to the land and therefore the right to lease the land to us for the purpose of breeding pigs.

Corporate Information

The address of our principal executive office is at 88 Guihuayuan, Guanjingcheng, Yujiang, Yingtan City, Jiangxi Province, People’s Republic of China, and our telephone number is +86 (701) 568-0890. Our corporate website is www.southernchinalivestock.com. Any information contained on our website or any other website does not constitute a part of this prospectus.

Insurance

We have insurance for every breeding pig at a cost of $ 9 .10 per head, which is included in general and administrative expenses. We pay $ 1.82 per head while the government covers the remaining $ 7.28 under a program for marking available to pig farmers insurance against epidemics and certain other causes. The insurance provides coverage equal to $ 151.7 per breeding sow in the event of its death.

Employees

As of February 2011 , we have approximately 418 full-time employees. The breakdown of our employees by department is:

General and Administration Department	68
Production Department	31 0
Finance Department	16
Sales Department	24

Our employees are not represented by any collective bargaining agreement and we believe we have never experienced a work stoppage. We believe we have good relations with our employees.

PRC laws require employers to contribute to a housing fund and to a social insurance fund for employees, according to a certain percentage of the employees’ salary, usually between 5% and 12%.   The social insurance requires covered employers to provide pension, workers compensation, maternity, medical and unemployment insurance.  The law is not clear as to whether we, as a rural employer, are subject to these provisions, and we have not made social insurance contributions or housing fund payments.  Although we believe that we are not required to provide such insurance and housing, in the event that applicable government agencies determine otherwise, we may be required to make up unpaid insurance and housing contributions and we may be assessed fines.

Litigation

From time to time, we may become involved in various lawsuits and legal proceedings, which arise, in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results.

MANAGEMENT

Directors and Executive Officers

The following individuals constitute our board of directors and executive officers as of the date of this prospectus. Our executive officers are elected annually by our board of directors. Each executive officer holds his office until he resigns, is removed by the Board, or his successor is elected and qualified. Directors are elected annually by our stockholders at the annual meeting. Each director holds his office until his successor is elected and qualified or his earlier resignation or removal.

Name	Age	Position
Dengfu Xu	57	Chairman
Luping Pan	45	President, Chief Executive Officer, Secretary and Director
Wei (Wayne) He	38	Chief Financial Officer and Director
Juxi Liu1,2,3	65	Director
Bernard J. Tanenbaum III2,3	54	Director
William E. Thomson1,,3	69	Director
Maopu Xiao1,2	62	Director

1           Member of the audit committee.
2           Member of the compensation committee
3           Member of the nominating/corporate governance committee.

Denfu Xu has been the chairman of our board of directors since the completion of the reverse acquisition in March 2010. He has served as management of our subsidiary Jiangxi Huaxin since the formation of the company in April 2005. He has over twenty years of experience in the pig breeding industry. Mr. Xu was a recipient of “Wuyi Model Worker” government award for his “brilliant” achievement in livestock breeding industry. He is also the current Chairman of the Jiangxi Yingtan Pig Breeding Association and a Delegate of Political Consultative Conference of Yingtan City. We believe that Mr. Xu’s experience in the hog industry in general and his service as a key executive of our predecessors qualify him to serve as a director.

Luping Pan has served as our chief executive officer, president, secretary and a director since the completion of the reverse acquisition in March 2010. He has served as management of our subsidiary Jiangxi Huaxin since the formation of the company in 2005. He has over ten years of experience in the pig breeding industry. Mr. Pan currently serves as Vice-Chairman of Jiangxi Yingtan Pig Breeding Association and a Delegate of Political Consultative Conference of Yingtan City. From 1986 through 2001, Mr. Pan served as a trade manager with the Yujiang Trade and Economy Bureau. We believe that Mr. Pan’s experience in the pig industry in general and his service as a key executive of our predecessors qualify him to serve as a director.

Wei (Wayne) He was  appointed as c hief f inancial o fficer on October 8, 2010. From November 2008 to August 2010, he served as a director of North American operations of Liyuan Aluminum, one of the top aluminum extrusion manufacturing companies in China. From September 2005 to October 2008, Mr. He was founder and managing director of Simba Media, Inc., a media company that facilitates high-level business communications between China and the U.S. Mr. He worked with a variety of clients including China Central Television and China Film Equipment Corporation. Mr. He obtained his m aster of b usiness a dministration degree at The Anderson School at UCLA in 2002. We believe that Mr. He’s corporate finance experience and educational background qualify him as a director.

Juxi Liu has been a director since  November 2010. Mr. Liu served as president of Agricultural Bank of China, Jiangxi Province Branch, from August 1998 to June 2005. From August 1980 to July 1998, he served at the same bank in different positions, including director of human resource department and vice president. From 1969 to 1979, Mr. Liu worked in companies in construction and petroleum industries. He was also a delegate of Jiangxi Provincial Committee of Chinese People’s Political Consultative Conference from February 1998 to February 2008. Mr. Liu holds a bachelor’s degree in fi nance and t reasury from Renmin University of China. Mr. Liu has been retired since August 2008. We believe that Mr. Liu’s experience in the financial industry, particularly his position as president of The Jiangxi Province Branch of the Agricultural Bank of China, together with his familiarity with the agriculture industry in China and his educational background qualify him as a director of the Company.

Bernard J. Tanenbaum III has been a director since December 2010.   Mr. Tanenbaum is president of Primus Capital LLC, an Atlanta, Georgia-based structured finance and investment company which he founded in 1997. Mr. Tanenbaum also serves as senior vice president of corporate communications for Funtalk China Holdings Limited, which sells mobile communications devices and accessories in China, since July 2009.  Mr. Tanenbaum served as chief executive officer of Middle Kingdom Alliance Corp., a blank check company that was founded in 2006, after domestication in the Cayman Islands under the name Pypo Digital Company Limited, completed a reverse acquisition with Funtalk China Holdings.  Mr. Tanenbaum was chief executive officer and a director of International Development & Environmental Holdings, Inc. from December 2009 until September 2010, when the company completed a reverse acquisition with a New York based parking garage management company.  Mr. Tanenbaum received a bachelor of arts degree from Tulane University in 1978 and a master’s in business administration from Harvard Business School in 1982.  We believe that Mr. Tanenbaum’ s experience as an executive with experience in Chinese companies will provide insight to the board  in view of our transformation from a domestic Chinese company to a public company subject to the reporting and internal controls requirements of the Securities Exchange Act and Sarbanes Oxley.

William E. Thomson has been a director since December 2010.  Mr. Thomson has been the president of Thomson Associates, Inc., a merchant banking and crisis management company, since 1978. Mr. Thomson is a director of Score Media Inc., a Canadian media company, China Armco Metals, Inc., a distributor of metal ore and non-ferrous metals in China, and Greater China Capital Inc., a capital pool company, and he is director and audit committee chairman of Asia Bio-Chem Group, Inc., a manufacturer of corn starch and related products in China  Mr. Thomson received his bachelors’ degree in business commerce from Dalhousie University in 1961, and became a chartered accountant affiliated with Institute of Chartered Accountants in 1963.   We believe Mr. Thomson’s professional qualifications as a chartered accountant as well as his experience in finance, corporate governance and development and business operations will bring valuable insights to the board into our business operations, financing and corporate governance.

Maopu Xiao has been  a director since November 2010. Mr. Xiao served as director of the Agriculture Bureau of Jiangxi Province from December 2001 to August 2009. From September 1988 to December 2001, he served as a government official and official of the Chinese Communist Party of Yingtan City, Guangzhou County, and Yichun County in Jiangxi Province at different times. Before 1988 he held various positions in the provincial, municipal, and local governments in Jiangxi Province. Mr. Xiao holds a bachelor degree in management from Jiangxi Political Science College. Mr. Xiao has been retired since August 2009. We believe that Mr. Xiao’s experience in the agriculture industry and local governments qualifies him as a director of the Company.

There are no family relationships between our director and executive officers.

Involvement in Certain Legal Proceedings

There have been no events under any bankruptcy act, no criminal proceedings and no judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any director, executive officer, promoter or control person of the Company during the past five years.

The Company is not aware of any legal proceedings in which any director, nominee, officer or affiliate of the Company, any owner of record or beneficially of more than five percent of any class of voting securities of the Company, or any associate of any such director, nominee, officer, affiliate of the Company, or security holder is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

Director Independence

Our board of directors currently consists of seven directors. Four of our directors, Messrs. Liu, Tanenbaum, Thomson and Xiao, are “independent directors” as defined under the NASDAQ Rules, and they constitute a majority of our board of directors.

Board Committees

Our board of directors has established an audit committee, a compensation committee and a nominating/corporate governance committee, each of which operates pursuant to a charter adopted by our board of directors. The composition and functioning of all of our committees comply with all applicable requirements of Sarbanes-Oxley and the Commission’s rules and regulations. Each member of each of the committees is an independent director, as that term is defined NASDAQ’s rules.

Audit Committee

Messrs. Liu, Thomson and Xiao currently serve on the audit committee, which is chaired by Mr. Thomson. Our board of directors has determined that each audit committee member has sufficient knowledge in financial and auditing matters to serve on the audit committee. Our board of directors has designated Mr. Thomson as an “audit committee financial expert,” as defined under the rules of the Commission. It is the responsibility of the audit committee to:

•	Assist the board in monitoring

o	the integrity of our financial reporting process, systems of internal controls and financial statements and reports of the Company,

o	the performance of our internal audit function, and

o	our compliance with legal and regulatory requirements relating to disclosure and financial reporting.

•	Be directly responsible for the appointment, compensation and oversight of our independent registered accounting firm engaged for the purpose of preparing or issuing an audit report or related work.

Compensation Committee

Messrs. Tanenbaum, Liu and Xiao currently serve on the compensation committee, which is chaired by Mr. Tanenbaum. Each member of the compensation committee is a “nonemployee director” for purposes of Section 16 of the Exchange Act and an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended. The compensation committee has the responsibility to:

•
Review and approve corporate goals and objectives relevant to the compensation of our chief executive officer, evaluate the chief executive officer’s performance in light of those goals and objectives, and either as a committee or together with the other independent directors, determine and approve the chief executive officer’s compensation level based on this evaluation.

•
Make recommendations to the board with respect to non-CEO compensation, incentive-compensation plans and equity-based plans, oversee the activities of the individuals and committees responsible for administering these plans, and discharge any responsibilities imposed on the Committee by any of these plans.

•	Approve any new equity compensation plan or any material change to an existing plan where stockholder approval has not been obtained and which is to be submitted for adoption by stockholders.

•
In consultation with management, oversee regulatory compliance with respect to compensation matters, including overseeing our policies on structuring compensation programs to preserve tax deductibility, and, as and when required, establishing performance goals and certifying that performance goals have been attained for purposes of Section 162(m) of the Internal Revenue Code.

•	Make recommendations to the board with respect to any severance or similar termination payments proposed to be made to any current or former executive officer or member of senior management.

•	Prepare an annual report of the Compensation Committee on executive compensation for inclusion in our annual proxy statement in accordance with applicable Commission rules and regulations

Corporate Governance / Nominating Committee

Messrs. Liu, Tanenbaum and Thomson currently serve on the corporate governance/nominating committee, which is chaired by Mr. Liu.  Our nominating and corporate governance committee has the responsibility to:

•	Develop and recommend to the board the our corporate governance guidelines and oversee compliance therewith.

•	Assist the board in effecting board organization, membership and function including identifying qualified Board nominees;

•	Assist the board in effecting the organization, membership and function of board committees including the composition of the committees and recommending qualified candidates for the committees.

•	Evaluate and provide successor planning for the chief executive officer and other executive officers.

•
Develop criteria for board membership, such as independence, term limits, age limits and ability of former employees to serve on the board and the evaluation of candidates' qualifications for nomination to the board and its committees as well as removal therefrom.

Prepare any report which is required by the rule of the Commission to be included in our filings with the Commission.

Code of Ethics and Business Conduct

We have adopted a code of ethics that applies to our officers, employees and directors, including our chief executive officer and senior executives.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Before the Share Exchange

Prior to the closing of the Share Exchange on March 29, 2010, we were a “blank check” shell company named Expedite 4 Inc. that was formed to investigate and acquire a target company or business seeking the perceived advantages of being a publicly held corporation. The sole officer and director of the Company, Sheila Hunter, did not receive any compensation or other perquisites for serving in such capacities. Ms. Sheila Hunter resigned from all of her executive and director positions with the Company upon the closing of the Share Exchange and is no longer employed by or affiliated with the Company.

Prior to the closing of the Share Exchange, our current named executive officers were compensated by Jiangxi Huaxin until the closing of the Share Exchange, including for the year ended September 30, 2009 and the period from October 1, 2009 to March 29, 2010.

Compensation After the Share Exchange

Upon the closing of the Share Exchange, the executive officers of Jiangxi Huaxin were appointed as our executive officers and we adopted the compensation policies of Jiangxi Huaxin, as modified for a company publicly reporting in the United States. Compensation for our current executive officers is determined with the goal of attracting and retaining high quality executive officers and encouraging them to work as effectively as possible on our behalf. Compensation is designed to reward executive officers for successfully meeting their individual functional objectives and for their contributions to our overall development. For these reasons, the elements of compensation of our executive officers are salary and bonus. Salary is paid to cover an appropriate level of living expenses for the executive officers and the bonus is paid to reward the executive officer for individual and company achievement.

If we successfully complete our proposed listing on the NASDAQ Capital Market, we intend to adjust our compensation evaluations upwards, including through the payment of bonuses. However, in such case, we do not intend to increase compensation by more than 20%. We believe that adopting higher compensation in the future may be based on the increased amount of responsibilities and the expansion of our business to be assumed by each of the executive officers after we become a publicly listed company.

We also intend to expand the scope of our compensation, such as the possibility of granting options to executive officers and tying compensation to predetermined performance goals. We intend to adopt an equity incentive plan in the near future and issue stock-based awards under the plan to aid our company’s long-term performance, which we believe will create an ownership culture among our named executive officers that fosters beneficial, long-term performance by our company. We do not currently have a general equity grant policy with respect to the size and terms of grants that we intend to make in the future, but we expect that our compensation committee will evaluate our achievements for each fiscal year based on performance factors and results of operations such as sales generated, cost of sales, and net income.

Summary Compensation Table

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named persons for services rendered in all capacities during the fiscal years ended September 30, 2010 and 2009.  Information for Mr. Pan and Mr. Xu for the fiscal year ended 2009 includes compensation from our subsidiaries for periods prior to the reverse acquisition.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Sheila Hunter (1),	2010	0	0	0	0	0	0
former President, CEO and CFO	2009	0	0	0	0	0	0

Luping Pan (2),	2010	29,200	0	0	0	0	29,200
President, CEO and Secretary	2009	29,200	0	0	0	0	29,200

Dengfu Xu (3)	2010	29,200	0	0	0	0	29,200
Chairman of the Board	2009	29,200	0	0	0	0	29,200

Shu Kaneko (4)	2010	50,000	0	0	0	0	50,000
Former CFO

(1)
On March 29, 2010, Sheila Hunter resigned from all offices held in the Company, effective immediately, and from the board of directors effective April 19, 2010, which is 10 days after filing of an information statement required by Rule 14f-1 promulgated under the Exchange Act.

(2)	Does not include dividends paid to Mr. Pan of $1,835,904 during the years ended September 30, 2009. See “Certain Relationships and Related Transactions.”

(3)	Does not include dividends paid to Mr. Xu of $5,737,000 during the year ended September 30, 2009. See "Certain Relationships and Related Transactions."

(4)	Mr. Kaneko resigned as the Chief Financial Officer of the Company on October 8, 2010.

Awards and Options

During the years ended September 30, 2010 and 2009:

•	we did not grant any options or equity-based compensation;
•	no options were exercised and no stock or other equity interest vested;
•	no pension benefit plans were in effect; and
•	there was no nonqualified defined contribution or other nonqualified deferred compensation plans in effect; and
•	there were no outstanding options at fiscal year end.

Employment Agreements

On November 29, 2010, we entered into an employment agreement with Luping Pan, which replaced an agreement dated April 1, 2010 between SCLI and Mr. Pan, pursuant to which he agreed to serve as our chief executive officer through March 31, 2012. We agreed to pay Mr. Pan a base salary of approximately $29,300 per year.

On November 29, 2010, we entered into a director agreement with Dengfu Xu, which replaced an agreement dated April 1, 2010 between SCLI and Mr. Xu, pursuant to which he agreed to serve as our chairman of the board of directors for a term ending in March 31, 2012. We agreed to pay Mr. Xu a base salary of approximately $29,300 per year, in our sole discretion.

On November 29, 2010, we entered into an employment agreement with Mr. Wei (Wayne) He, which replaced an employment agreement dated October 8, 2010 between SCLI and Mr. He, pursuant to which he agreed to serve as our chief financial officer for a term expiring on December 31, 2012. We agreed to pay Mr. He a base salary of $80,000 per year. Upon completion of an underwritten initial public offering, such base salary would increase to $120,000.

The agreements with our officers provide the compensation committee with broad discretion to grant the officers bonuses and equity compensation, but there is no commitment to provide any compensation other than the base salary provided in the agreements. Prior to the formation of a compensation committee, the duties of the compensation committee will be performed by the board of directors.

Director Compensation

The following table shows information regarding the compensation earned during the fiscal year ended September 30, 2010 by the member of our board of directors whose compensation is not included in the summary compensation table.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Xin Zhao (1)	$30,000	-	-	-	$30,000
_______________
(1) Ms. Zhao resigned as a director of the Company on October 8, 2010.

On November 4, 2010, we entered into director agreements with each of Mr. Liu and Mr. Xiao for a period of one year and until their successors are elected. We will pay a cash payment each of them $8,000 per year to be paid quarterly.

On December 23, 2010, we entered into director agreements with each of William E. Thomson and Bernard J. Tanenbaum III. Pursuant to our agreement with Mr. Thomson, we will pay Mr. Thomson an annual fee of $28,000 for service as a director and an annual fee of $12,000 for service as chairman of the audit committee.  We will also issue to Mr. Thomson such number of shares as has a value of $15,000 on the date that we complete a public offering of our securities.

Pursuant to our agreement with Mr. Tanenbaum, we will pay Mr. Tanenbaum an annual fee of $30,000 for his service as a director.    We will also issue to Mr. Tanenbaum such number of shares as has a value of $15,000 on the date that we complete a public offering of our securities.

The agreements with both Mr. Thomson and Mr. Tanenbaum provide that compensation for service as a director is payable quarterly, commencing with the completion of a public offering of our securities and, except for the compensation payable to Mr. Thomson for services as chair of the audit committee, includes service on board committees.  The agreements also provide that their compensation for subsequent years shall be determined by the board or the compensation committee, provided that the compensation for any year shall not be less than the compensation for the immediately prior year. Unless the board or the compensation committee otherwise determines with respect to years subsequent to the initial year as a director, the equity compensation for subsequent years shall be issuable on the first business day of January of each subsequent year, commencing with the first business day in January 2012.

Indemnification of Directors and Executive Officers and Limitation of Liability

Under Section 145 of the General Corporation Law of the State of Delaware, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. Our certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Our bylaws provide for the indemnification of our directors to the fullest extent permitted by the Delaware General Corporation Law. Our bylaws further provide that our Board of Directors has discretion to indemnify our officers and other employees. We are required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or executive officer in connection with that proceeding on receipt of an undertaking by or on behalf of that director or executive officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under the bylaws or otherwise. We are not, however, required to advance any expenses in connection with any proceeding if a determination is reasonably and promptly made by our b oard of d irectors by a majority vote of a quorum of disinterested b oard members that (i) the party seeking an advance acted in bad faith or deliberately breached his or her duty to us or our stockholders and (ii) as a result of such actions by the party seeking an advance, it is more likely than not that it will ultimately be determined that such party is not entitled to indemnification pursuant to the applicable sections of our bylaws.

We have entered into indemnification agreements with each of our directors and officers that, in some cases, may be broader than the specific indemnification provisions of Delaware law, and that may provide additional procedural protection. These agreements provide for us to indemnify officers and directors against certain liabilities that may arise because of their status as officers or directors and advance expenses, as incurred, to officers and directors in connection with a legal proceeding, subject to limited exceptions.

We have been advised that in the opinion of the Securities and Exchange Commission, insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Prior to the formation of Jiangxi Huaxin in 2005, the equity of our subsidiaries Yujiang Fengyuan Livestock Co., Ltd., Yingtan Yujiang Zhongtong Swine Co., Ltd., Yujiang Xianyue Livestock Feeds Co., Ltd., Jiangxi Yingtan Fuxin Development and Trade Co., Ltd., Yingtan Livestock Feeds Development Co., Ltd., Yujiang Xiangying Swine Co., Ltd and Yujiang Decheng Livestock Co., Ltd. was owned by a different owner. In 2005, they transferred their equity in the subsidiaries for an equity interest in Jiangxi Huaxin.

In November 2008, the former Jiangxi Huaxin shareholders owned all of the equity interests in Jiangxi Huaxin. Jiangxi Huaxin was established in 2005, as a result of the combination of several hog farms, each with more than ten years of operating history. But for the restrictions under Chinese law, they would have exchanged their equity interest in Jiangxi Huaxin for a modest cash payment and an aggregate of 4,386,438 shares of the Company’s common stock in a single transaction, which would have been completed at the time of the reverse merger. In order to comply with Chinese law, the transaction was structured to provide for an initial good faith deposit of $17,500 with the remaining shares to be issued in the future. The $17,500 down payment was negotiated by the parties, with the recognition that the most significant portion of the consideration was the equity to be issued pursuant to the option agreements.

The first step in the transaction was the November 2008 transfer, pursuant to an agreement dated November 3, 2008, of the Jiangxi Huaxin stock to Beijing Huaxin, which was wholly-owned, through subsidiaries, by Mayson International, of which Liqiang Song was the principal shareholder. At the time of the transfer, Mayson International paid a $17,500 cash down payment for 99% of the equity interest of Jiangxi Huaxin. It was understood by all parties that the $17,500 payment did not constitute the full payment for the shares of Jiangxi Huaxin, and that the equity portion would be paid later in a manner that complied with the laws of the PRC.

SCLI was formed in July 2009 to acquire the stock of Mayson international from Mayson International’s shareholders. SCLI acquired Mayson International in exchange for SCLI shares, which were issued to the Mayson International shareholders. Mr. Song, who was the principal shareholder of Mayson International, became the principal shareholder of SCLI. As a result of the reverse acquisition, SCLI’s principal business was the raising and sale of hogs through Jiangxi Huaxin. Although Jiangxi Huaxin had continued to develop its business subsequent to November 2008, SCLI’s business was largely the same business that the former Jiangxi Huaxin shareholders transferred in November 2008.

The equity portion of the consideration was to be issued in the future after a reverse merger company was selected and the terms of the reverse merger were determined.  Once the capital structure of the reverse merger company, then known as Expedite 4 Inc. and now known as Southern China Livestock, Inc., was determined, it was then possible to provide for the equity component of the consideration.  Pursuant to the Exchange Agreement, Mr. Song and his designees received 90% of the shares issued in the reverse acquisition, or 5,061,220 shares of our common stock, of which 4,386,438 shares were allocated to the former Jiangxi Huaxin shareholders and their designees subject to the option agreements.  Based upon the agreement of the parties, which was an oral agreement that was never reduced to writing until the option was granted, the former shareholders of Jiangxi Huaxin were to receive approximately 78% of the outstanding shares of the reverse merger entity prior to any financing, which was 4,386,438 shares.  The rights of the Jiangxi Huaxin shareholders are set forth in the restated option agreement.  But for the restrictions under Chinese law, the former Jiangxi Huaxin shareholders would have received 4,386,438 shares at the closing of the reverse acquisition. Since these shares could not be issued to the former Jiangxi Huaxin shareholders, the former Jiangxi Huaxin shareholders received options to purchase the shares for nominal consideration from Mr. Song.

No additional consideration was paid for the 1% that was transferred in January 2010. The modest cash consideration of $17,500 and the option to purchase 4,386,438 shares represented the total consideration for 100% of the equity of Jiangxi Huaxin.

Under the laws of the PRC, the former shareholders of Jiangxi Huaxin were not permitted to acquire shares of our common stock directly in the reverse acquisition. Currently the PRC laws require registration with, and approval from SAFE, and the approval of MOFCOM, on direct or indirect offshore investment activities by PRC resident individuals. The SAFE regulations require PRC resident individuals to register with the relevant SAFE branch before establishing or acquiring control over an offshore SPC. SPCs are formed for the purpose of engaging in an equity financing outside of the PRC, with the investment proceeds directed to the SPC’s operating subsidiary in the PRC originally controlled by the PRC residents. This is a very long process with no assurance that registration or approval will be granted. Accordingly, the PRC residents obtained only the right to purchase an interest in the SPC from the non-PRC owners over a period of time according to the restated option agreements, rather than acquiring a controlling equity interest in the SPC directly which are subject to the subsequent completion of relevant PRC foreign exchange formalities.

The restated option agreements have a nominal price of $0.01 per share, which is the economic equivalent of ownership. The options have certain conditions, as described in the following paragraph, in order to comply with PRC law. The sole purpose of the options is to provide the former shareholders of Jiangxi Huaxin with the equity consideration that they would have received if they had exchanged their Jiangxi Huaxin shares directly. Mr. Song understood that he received the 4,386,438 shares on behalf of the former Jiangxi Huaxin shareholders, that they were the beneficial owners and held all pecuniary interest in the shares, and that Mr. Song had no beneficial ownership or pecuniary interest in the shares. In September 2010, Mr. Song transferred these shares to Shu Mei Yu, Ltd., subject to the option agreements and lock-up agreements. Mr. Song has no direct or indirect beneficial interest in Shu Mei Yu, Ltd. Under such share transfer agreement, Shu Mei Yu, Ltd. understood and agreed that it received the 4,386,438 shares on behalf of the former Jiangxi Huaxin shareholders and their designees as listed in the following table, that they are the beneficial owners and hold all pecuniary interest in the shares, and that Shu Mei Yu, Ltd. has no voting or dispositive power or pecuniary interest in the shares.  Mr. Song has advised us that he transferred these shares to Shu Mei Yu, Ltd. for no consideration for personal reasons, including not wanting to be personally responsible for the administration of voting, potential share transfers, or other coordination with the underlying beneficial owners when he has no pecuniary interest with respect to the shares. Shu Mei Yu, Ltd. accepted these shares and the related administrative responsibilities. To the extent that Shu Mei Yu, Ltd. receives proceeds from the exercise of options granted pursuant to the option agreements, Shu Mei Yu, Ltd. shall transfer such proceeds to Mr. Song within five business days of receipt.

The following table sets forth the options granted to each of the seven former shareholders of Jiangxi Huaxin and their designees.

Name	Shares Subject to Option
Dengfu Xu	1,075,206
Luping Pan	726,589
Mude Pan	488,104
Genkai Zhang	418,411
Xianyue Li	418,441
Min Yang	348,667
Jianying Xu	348,667
Yesheng Li	182,761
Dexuan Yu	182,761
Suyi Zheng	196,831
4,386,438

In December 2008, our predecessor holding companies declared, and during the year ended September 30, 2009 paid, to the former shareholders of our operating subsidiaries dividends in the total amount of $13,064,075 (the “2008 dividend”). In December 2007, prior to our acquisition of our operating subsidiaries, our operating subsidiaries declared, and they or our predecessor holding company paid, dividends to their respective shareholders in the total amount of $8,897,167 (the “2007 dividend”). The amount shown on our September 30, 2008 balance sheet as Amount due from stockholders in the amount of $10,128,624 represent s advances that were treated as advance payments of dividends. Because the dividends had not been declared at September 30, 2008, these amounts are shown as amounts due from stockholders. These amounts were offset against the 2008 dividend when it was declared in December 2008. The dividends payable to each of the former stockholders of Jiangxi Huaxin are based on the earnings of the subsidiary which each of them owned prior to his transfer of ownership of the subsidiaries to Jiangxi Huaxin. At the time the dividends were declared, we were privately owned and the allocation of dividends was acceptable to all of former Jiangxi Huaxin shareholders. The following table sets forth the 2008 dividend and 2007 dividend paid to each of the former Jiangxi Huaxin shareholders (dollars in thousands).

Name	2008 Dividend	2007 Dividend
Dengfu Xu	$5,737	$4,142
Luping Pan	1,836	1,270
Mude Pan	1,471	1,008
Genkai Zhang	1,147	690
Xianyue Li	1,190	690
Min Yang	908	483
Jianying Xu	775	613
	$13,064	$8,897

According to the Income Tax Laws in the PRC, the paying company is required to withhold income tax of 10% to 20% on the dividends, which they failed to do. In the event that these taxes cannot be collected from the former stockholders of our operating subsidiaries, who have the primary obligation to pay the taxes, we may be liable to pay the unpaid amount of approximately $4.4 million, and late payment penalty may be levied in an amount ranging from 50% to a maximum of five times the taxes owing. Although we believe that the likelihood of our being required to pay the taxes is remote, based on advice from the local tax authority, the tax authorities might take a different position in the future and seek to assess us.

From time to time, Dengfu Xu, Luping Pan and 14 other former shareholders of Jiangxi Huaxin made unsecured, non-interest bearing loans to us to meet our working capital requirements. For the year ended September 30, 2010, we made aggregate repayments to the sixteen former Jiangxi Huaxin shareholders of $8,032,328.  During the year ended September 30, 2009, we made advances to the former Jiangxi Huaxin shareholders in anticipation of dividends in the amount of $9,486,793.  As of September 30, 2010 and 2009, the outstanding balances due to shareholders were $1,859,882 and $2,303,270, respectively. The imputed interest from the former Jiangxi Huaxin shareholder loans was $115,736 for the year ended September 30, 2010.  There was no imputed interest for the year ended September 30, 2009 since the loans were treated as advances with respect to the anticipated dividends and were not outstanding for any significant time. During the year ended September 30, 2010, we purchased sows, hogs and other assets from five non-affiliated parties for a total purchase price of $5,930,000, of which $2,837,723 was paid at the time of the contract and the balance of $3,092,277was due in installments that were due by December 31, 2010 and February 28, 2011.  Pursuant to agreements among us, Mr. Xu and certain of the sellers, Mr. Xu assumed and paid during September 2010, our obligations to these sellers in the amount of $2,029,123.  Pursuant to agreements among us, Mr. Xu and the other sellers, Mr. Xu assumed, and paid during December 31, 2010, the balance of our obligation to the sellers.  Our obligations to Mr. Xu with respect to these payments are reflected in the table below.

The following table sets forth information as to loans from these shareholders during the three months ended December 31 , 2010 and the years ended September 30, 2010 and 2009 (dollars in thousands).  The table does not include payments made to shareholders as advance payments of dividends.

Name	Balance 9/30/08	Net Advances (Repayments)	Balance 9/30/09	Net Advances (Repayments)	Balance 9/30/10	Net Advances (Repayments)	Balance 12/31/10
Dengfu Xu	$4,575	$(3,880)	$695	$656	$39	$149	$188
Luping Pan	1,737	(1,165)	497	(521)	(24)	24	-
Mude Pan	637	(685)	(27)	(167)	(140)	140	-
Genkai Zhang	763	(404)	359	(217)	142	(142)	-
Xianyue Li	1,029	(423)	606	(606)	-	-	-
Min Yang	676	(568)	108	(80)	38	(38)	-
Jianying Xu	588	(581)	7	30	37	(37)	-
Others	4	-	4	117	121	(121)	-
	$10,009	$(7,706)	$2,303	$(2,100)	$203	$(25)	$188

For the year ended September 30, 2009, we made aggregate borrowings from the sixteen former shareholders of $45,659.  We made no borrowings from them during the year ended September 30, 2010.

Other than the above, none of the following persons has any direct or indirect material interest in any transaction to which we are a party since our incorporation or in any proposed transaction to which we are proposed to be a party:

(A)	Any of our directors or officers;
(B)	Any proposed nominee for election as our director;
(C)	Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our common stock; or
(D)
Any relative or spouse of any of the foregoing persons, or any relative of such spouse, who has the same house as such person or who is a director or officer of any parent or subsidiary of our company.

CHANGE IN ACCOUNTANTS

Prior to our reverse acquisition transaction with SCLI on March 29, 2010, our independent registered public accounting firm was Gately & Associates, LLC or Gately, while SCLI’s independent registered public accounting firm was Schwartz Levitsky Feldman, LLP/SRL or SLF. On March 29, 2010, concurrent with the reverse acquisition, our board of directors approved the dismissal of Gately, as our independent auditor, effective immediately. Concurrent with the decision to dismiss Gately as our independent auditor, our board of directors elected to continue the existing relationship of SCLI with SLF as our independent auditor.

Gately’s reports on the financial statements of the Company for the years ended September 30, 2009 and 2008 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

In connection with the audit and review of the financial statements of the Company through March 29, 2010, there were no disagreements on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with Gately’s opinion to the subject matter of the disagreement.

In connection with the audited financial statements of the Company for the years ended September 30, 2009 and 2008 and interim unaudited financial statement through March 29, 2010, there have been no reportable events with the Company as set forth in Item 304(a)(1)(v) of Regulation S-K.

During the fiscal years ended September 30, 2009 and 2008 and through March 29, 2010, neither us nor anyone acting on our behalf consulted SLF with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report was provided to us or oral advice was provided that SLF concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement or reportable events set forth in Item 304(a)(1)(iv) and (v), respectively, of Regulation S-K.

We provided Gately with a copy of this disclosure on March 29, 2010, providing Gately with the opportunity to furnish us with a letter addressed to the SEC stating whether it agrees with the statement made by us herein in response to Item 304(a) of Regulation S-K and, if not, stating the respect in which it does not agree. A letter from Gately dated April 1, 2010 was filed by us as Exhibit 16.1 to our current report on Form 8-K on April 1, 2010.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of January 31, 2011 with respect to the beneficial ownership of our common stock, the sole outstanding class of our voting securities, by (i) each stockholder known to be the beneficial owner of more than 5% of the outstanding common stock of the Company, (ii) each executive officer and director, and (iii) all executive officers and directors as a group.

Name and Address of Beneficial Owner (1)(2)	Title	Shares of Common Stock Beneficially Owned	Percent of Class Beneficially Owned (3)

Directors and Executive Officers

Dengfu Xu (4)	Chairman of the Board of Directors	1,075,206	15.1%

Luping Pan (5)	President, Chief Executive Officer, Secretary, and Director	726,589	10.2%

Wei (Wayne) He	Chief Financial Officer and Director	0	0%

Juxi Liu	Director	0	0%

Bernard J. Tanenbaum III	Director	0	0%

William E. Thomson	Director	0	0%

Maopu Xiao	Director	0	0%

Officers and Directors as a Group (a total of two persons beneficially owning stock)		1,801,795	25.3%

5% Owners

Shu Mei Yu, Ltd. (4)(5)(7)(8)(9)		4,386,438	61.4%

Gibralt Capital Corporation (6)		375,000	5.2%

Mude Pan (7)		488,104	6.8%

Genkai Zhang (8)		418,411	5.9%

Xianyue Li (9)		418,441	5.9%
___________________
(1)
Pursuant to Rule 13d-3 under the Exchange Act, beneficial ownership generally includes voting or investment power with respect to securities. Common stock subject to options, warrants or convertible securities exercisable or convertible within 60 days as of the date hereof are deemed outstanding for computing the percentage of the person or entity holding such options, warrants or convertible securities but are not deemed outstanding for computing the percentage of any other person and is based on 7,144,071 shares of common stock issued and outstanding on  January 31 , 201 1 .

(2)	Unless otherwise stated, each beneficial owner has sole power to vote and dispose of the shares.

(3)
Applicable percentage of ownership is based on 7,144,071 shares of common stock outstanding as of  January 31 , 2011 together with securities exercisable or convertible into common stock within sixty (60) days  January 31, 2011  for each stockholder.

(4)
On February 10, 2010, Liqiang Song granted an option to Dengfu Xu pursuant to which Mr. Xu has the right to purchase for $0.01 per share, a total of 1,075,206 shares of common stock and granted Mr. Xu voting rights with respect to those shares. In September 2010, Mr. Song transferred these shares to Shu Mei Yu, Ltd., subject to the terms of the option and lock-up agreements. See “Certain Relationships and Related Transactions.”

(5)
On February 10, 2010, Liqiang Song granted an option to Luping Pan to purchase, for $0.01 per share, a total of 726,589 shares, of common stock and granted Mr. Pan voting rights with respect to those shares. In September 2010, Mr. Song transferred these shares to Shu Mei Yu, Ltd., subject to the terms of the option and lock-up agreements. See “Certain Relationships and Related Transactions.”

(6)
Includes 125,000 shares of common stock issuable upon exercise of outstanding warrants at an exercise price of $5.50 per share. Travis Dowle, as managing director, has voting and investment control over the shares owned by this entity.

(7)
On February 10, 2010, Liqiang Song granted an option to Mude Pan pursuant to which Mr. Pan has the right to purchase for $0.01 per share, a total of 488,104 shares of common stock and granted Mr. Pan voting rights with respect to those shares. In September 2010, Mr. Song transferred these shares to Shu Mei Yu, Ltd., subject to the terms of the option and lock-up agreements. See “Certain Relationships and Related Transactions.”

(8)
On February 10, 2010, Liqiang Song granted an option to Genkai Zhang pursuant to which Genkai Zhang has the right to purchase for $0.01 per share, a total of 418,411 shares of common stock and granted Genkai Zhang voting rights with respect to those shares. In September 2010, Mr. Song transferred these shares to Shu Mei Yu, Ltd., subject to the terms of the option and lock-up agreements. See “Certain Relationships and Related Transactions.”

(9)
On February 10, 2010, Liqiang Song granted an option to Xianyue Li pursuant to which Xianyue Li has the right to purchase for $0.01 per share, a total of 418,411 shares of common stock and granted Xianyue Li voting rights with respect to those shares. In September 2010, Mr. Song transferred these shares to Shu Mei Yu, Ltd., subject to the terms of the option and lock-up agreements. See “Certain Relationships and Related Transactions.”

DESCRIPTION OF SECURITIES

We are authorized to issue 200,000,000 shares of common stock, par value $0.001 per share and 50,000,000 shares of preferred stock, par value $0.001 per share. As of January 31, 2011 , there were 7,144,071 shares of common stock issued and outstanding held by 71 stockholders and no shares of preferred stock issued and outstanding.

Common Stock. Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefore at times and in amounts as our board of directors may determine. Each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of the stockholders. Cumulative voting is not provided for in our amended articles of incorporation, which means that the majority of the shares voted can elect all of the directors then standing for election. The common stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon the occurrence of a liquidation, dissolution or winding-up, the holders of shares of common stock are entitled to share ratably in all assets remaining after payment of liabilities and satisfaction of preferential rights of any outstanding preferred stock. There are no sinking fund provisions applicable to the common stock. The outstanding shares of common stock are, and the shares of common stock to be issued upon exercise of outstanding warrants to purchase our common stock will be, fully paid and non-assessable.

Preferred Stock. Our board of directors is empowered to designate and issue from time to time one or more series of preferred stock and to fix and determine the relative rights, preferences, designations, qualifications, privileges, options, conversion rights, limitations and other special or relative rights of each such class or series so authorized. Such action could adversely affect the voting power and other rights of the holders of shares of our capital stock or could have the effect of discouraging or making difficult any attempt by a person or group to obtain control of us.

Warrants. The outstanding warrants to purchase our common stock were issued in conjunction with a purchase of units consisting of two shares of our common stock and a four-year warrant to purchase one share of our common stock. Warrants to purchase 759,497 shares of our common stock have been issued to investors and warrants to purchase 92,564 shares of our common stock have been issued to placement agents. Each warrant entitles the holder to purchase one shares of common stock. The warrants may be exercisable in whole or in part, at an exercise price equal to $5.50 per share. The Warrants may be exercised at any time upon the election of the holder, beginning on the date of issuance and ending on May 6, 2014. The warrant may be exercised on a cashless basis, provided that, if, at any time after twelve (12) months from the closing of private placement, there is no effective Registration Statement, or no current prospectus available for, the resale of the Warrant Shares by the investor.

The warrants are detachable and separately transferable only during the warrant exercise period. Upon the expiration of the warrant exercise period, the warrants will expire and become void.

In order to exercise the warrants, the warrants must be surrendered at the office of the warrant agent prior to the expiration of the warrant exercise period, with the form of exercise appearing with the warrants completed and executed as indicated, accompanied by payment of the full exercise price for the number of warrants being exercised. In the case of partial exercise, the warrant agent will issue a new warrant to the exercising warrant holder, or assigns, evidencing the warrants which remain unexercised. In our discretion, the warrant agent may designate a location other than our office for surrender of warrants in the case of transfer or exercise.

The exercise price and number of the shares of common stock to be received upon the exercise of warrants are subject to adjustment upon the occurrence of certain events, such as stock splits, stock dividends or our recapitalization. In the event of our liquidation, dissolution or winding up, the holders of warrants will not be entitled to participate in the distribution of our assets.

Holders of warrants have no voting, pre-emptive, subscription or other rights of stockholders in respect of the warrants or the shares issuable upon exercise of the warrants, nor are the holders entitled to receive dividends.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of our common stock in the public market could adversely affect market prices. Upon completion of this offering, we will have outstanding an aggregate of            shares of common stock, assuming the underwriters do not exercise their option to purchase up to             additional shares from us solely to cover over-allotments, if any. Of the outstanding common stock as of the completion of this offering, the               shares sold in the offering and the 2,383,145 shares registered for resale under a separate prospectus will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by our “affiliates,” as that term is defined in Rule 144 of the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 described below.

All other outstanding shares not sold in this offering or registered under a separate resale prospectus will be deemed “restricted securities” under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 promulgated under the Securities Act, which rules are summarized below. Our stockholders will not be eligible to utilize Rule 144 until April 1, 2011, at the earliest, which is 12 months from the date we filed our Form 10 information, as required under Rule 144. Subject to the lock-up agreements described below and the provisions of Rules 144, additional shares will be available for sale in the public market as follows:

Approximate Number of Shares Eligible for Future Sale	Date
After the date of this prospectus, freely tradable shares sold in this offering.

2,383,145
After the date of this prospectus, these shares will have been registered under a separate prospectus (“Resale Prospectus”) and will be freely tradable by selling stockholders listed in the Resale Prospectus, subject to compliance with the lock-up agreements entered into by such stockholders in favor of the representative of the underwriters, as described under “Underwriting.” These shares consist of all of the common stock registered under the Resale Prospectus, including 852,061 shares of common stock that have or may be issued upon exercise of outstanding warrants.

563,858
On April 1, 2011, which is twelve months after the filing of a current report on Form 8-K reporting the closing of the share exchange transaction these shares may be sold under and subject to Rule 144. These shares include the shares that were issued in connection with the share exchange transaction and 1,500 shares held by the original stockholder prior to the share exchange, and excluding the shares held by certain stockholders subject to the lock-up agreements as described below.

4,388,016
On November 5, 2011, which is 18 months after the final closing date of the financing transaction. On March 29, 2010, Liqiang Song and the former Jiangxi Huaxin stockholders entered into lock-up agreements with us whereby they agreed that they will not, offer, pledge, sell or otherwise dispose of any common stock or any securities convertible into or exercisable or exchangeable for common stock during the period beginning on and including the date of the final closing of the financing transaction for a period of 18 months. In September 2010, Mr. Song transferred a total of 4,386,438 shares of common stock to Shu Mei Yu, Ltd. upon approval of the underwriter, which shares are subject to the lock-up agreement.

Rule 144

In general, under Rule 144 a person, or persons whose shares are aggregated, who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale and who has beneficially owned shares of our common stock for at least six months, including the holding period of any prior owner, except if the prior owner was one of our affiliates, would be entitled to sell all of their shares, provided the availability of current public information about our company.

Sales under Rule 144 may also subject to manner of sale provisions and notice requirements and to the availability of current public information about our company. Any substantial sale of common stock pursuant to any resale registration statement or Rule 144 may have an adverse effect on the market price of our common stock by creating an excessive supply.

We issued 5,623,578 shares of common stock to the SCLI stockholders pursuant to the share exchange that closed on March 29, 2010.  Additionally, there are 1,500 shares held by the original stockholder who received the shares prior to the share exchange.  These shares may not be sold pursuant to Rule 144 until April 1, 2011, which is 12 months after the filing of a current report on Form 8-K reporting the closing of the share exchange transaction.  Approximately, 4,388,016 of these shares are subject to the lock-up agreements and cannot be offered, pledged, sold or otherwise disposed of until November 5, 2011.

UNDERWRITING

Subject to the terms and conditions in the underwriting agreement, dated             , 201 1 , by and between us and Rodman & Renshaw, LLC, or Rodman, who is acting as the sole book-running manager and representative of the underwriters of this offering, each underwriter named below has severally agreed to purchase from us, on a firm commitment basis, the number of shares of common stock set forth opposite its name below, at the public offering price, less the underwriting discount set forth on the cover page of this prospectus.

Underwriter	Number of Shares
Rodman & Renshaw, LLC
Newbridge Securities Corporation

Total

The underwriters have agreed to purchase all of the common stock offered by this prospectus (other than those covered by the over-allotment option described below) if any are purchased. Under the underwriting agreement, if an underwriter defaults in its commitment to purchase the common stock, the commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated, depending on the circumstances. The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the common stock are subject to the passing upon certain legal matters by counsel and certain conditions such as confirmation of the accuracy of representations and warranties by us about our financial condition and operations and other matters.

The shares of common stock should be ready for delivery on or about          , 201 1 , against payment in immediately available funds. The underwriters may reject all or part of any order.

Commissions and Discounts

The following table provides information regarding the amount of the discount to be paid to the underwriters by us:

Total
	Per unit	Without Over-Allotment	With Over- Allotment
Public offering price	$	$	$
Underwriting discount	$	$	$

Proceeds, before expenses, to us(1)	$	$	$

(1)	We estimate that the total expense of this offering excluding the underwriters’ discount and the non-accountable expense allowance will be approximately $ .

We have agreed to sell the shares of common stock to the underwriters at the initial public offering price less a 6% underwriting discount. The underwriting agreement also provides that Rodman, the representative of the underwriters, will be paid a non-accountable expense allowance equal to 2% of the gross proceeds from public offering, excluding the proceeds from the sale of up to           additional shares that we may sell to the underwriters solely to cover over-allotments, if any, and that we will reimburse Rodman up to $41,000 to cover certain other offering expenses.

We have paid the representative of the underwriters an advance of $50,000, which advance will be applied to the non-accountable expense allowance at the closing of the offering, or refunded to us (less any out-of-pocket accountable expenses actually incurred by the representative of the underwriters in connection with the offering) in the event the offering is not completed.

Pricing of Securities

The representative of the underwriters has advised us that the underwriters propose to offer the common stock directly to the public at the public offering price that appears on the cover page of this prospectus. In addition, the representative of the underwriters may offer some of the common stock to other securities dealers at such price less a concession of $     per share. The underwriters may also allow, and such dealers may re-allow, a concession not in excess of $         per share to other dealers. After the shares of common stock are released for sale to the public, the representative of the underwriters may change the offering price and other selling terms at various times.

Prior to this offering, our common stock was not publicly traded. The public offering price of our common stock and was determined by negotiation between us and the underwriters. The principal factors considered in determining the public offering price of the common stock included:

o	the information in this prospectus and otherwise available to the underwriters;

o	the history and the prospects for the industry in which we compete;

o	the ability of our management;

o	the prospects for our future earnings;

o	the present state of our development and our current financial condition;

o	the general condition of the economy and the securities markets in the United States at the time of this offering;

o	the recent market prices of, and the demand for, publicly-traded securities of generally comparable companies; and

o	other factors as were deemed relevant.

We cannot be sure that the public offering price will correspond to the price at which our common stock will trade in the public market following this offering or that an active trading market for our common stock will develop or continue after this offering.

Over-allotment Option

We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 45 days after the date of this prospectus, permits the underwriters to purchase up to     additional shares from us solely to cover over-allotments, if any. If the underwriters exercise all or part of this option, they will purchase the shares of common stock covered by the option at the public offering price that appears on the cover page of this prospectus, less the underwriting discount. If this option is exercised in full, the gross proceeds from the public offering will be $       million and the net proceeds to us will be $       million.

Representative’s warrant

Agent Warrants. From March to May 2010, we completed a private placement of investment units for a total of $7,594,965, each unit consisting of two shares of common stock and four-year warrants to purchase one share of our common stock, at an exercise price of $5.50 per share. In the aggregate, we issued 1,518,993 shares of common stock and investor warrants to purchase a total of 759,497 shares of common stock in this financing. Rodman acted as the lead placement agent and Newbridge Securities Corporation, or Newbridge, acted as the co-placement agent in connection with the financing transaction. For the placement agent services, we paid a cash commission equal to 6.5% of the aggregate gross proceeds of the units sold and issued four-year warrants to purchase 92,564 shares of common stock, exercisable at any time at a price equal to $5.50 per share, or the Agent Warrants. The Agent Warrants have registration rights identical to the registration rights afforded to the investors in the offering. The Agent Warrants have registration rights identical to the registration rights afforded to the investors in the offering. We also agreed to pay the placement agents a cash fee payable within 48 hours of (but only in the event of) the receipt by the Company of any proceeds from the exercise of any warrants sold in the offering, equal to 8% of the aggregate cash exercise price received by the Company upon such exercise. We further agreed to indemnify the placement agents against certain liabilities, including liabilities under the Securities Act. We paid for the out-of-pocket expenses of $40,000 incurred by the placement agents. As of the final closing, the issuer issued to Rodman, in the aggregate, warrants to purchase 70,931 shares of common stock and cash commissions of $368,298, and to Newbridge, warrants to purchase 21,633 shares of common stock and cash commissions of $115,375.

Pursuant to the rules of the Financial Industry Regulatory, Inc., or FINRA (formerly the NASD), and in particular Rule 5110(g)(1), the warrants (and underlying shares) issued to Rodman and Newbridge may not be sold, transferred, assigned, pledged, or hypothecated, or the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective disposition of the securities by any person for a period of 180 days immediately following the effectiveness of the registration statement of which this prospectus forms a part; provided, however, that the warrants (and underlying shares) may be transferred to officers or directors of Rodman and/or Newbridge and members of the underwriting syndicate and their affiliates as long as the warrants (and underlying shares) remain subject to the lockup.

Other Terms

We have agreed with the underwriters that we will not, without the prior consent of the representative of the underwriters, for a period of six months following the closing of this offering, offer, sell, contract to sell, pledge, grant any option to purchase, purchase any option or contract to sell, right or warrant to purchase, make any short sale, file a registration statement with respect to any of our common stock or any securities that are convertible into or exercisable or exchangeable for our common stock, or otherwise transfer or dispose of (including entering into any swap or other agreement that transfers to any other entity, in whole or in part, any of the economic consequences of ownership interest): (1) our common stock; (2) shares of our subsidiaries or controlled affiliates; and (3) securities that are substantially similar to such shares. We have also agreed to cause our subsidiaries and controlled affiliates to abide by the restrictions of the lock-up agreement. In addition, each of our directors and executive officers and the investors in our private placement, who are the selling stockholders, will abide by similar 180-day lock-up agreement with respect to our common stock. The 180-day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the 180-day restricted period, we issue an earnings release or announce material news or a material event; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the date of the earnings release or the announcement of the material news or material event.

We also have agreed that for a period of twelve (12) months from May 21, 2010, Rodman shall have the right to act as exclusive financial advisor, lead or managing underwriter and/or book runner and investment banker for any and all public and private financings.

The underwriting agreement provides for indemnification between us and the underwriters against specified liabilities, including liabilities under the Securities Act, and for contribution by us and the underwriters to payments that may be required to be made with respect to those liabilities. We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification of liabilities under the Securities Act is against public policy as expressed in the Securities Act, and is therefore, unenforceable.

Stabilization

Until the distribution of the securities offered by this prospectus is completed, rules of the SEC may limit the ability of the underwriters to bid for and to purchase our common stock. As an exception to these rules, the underwriters may engage in transactions effected in accordance with Regulation M under the Securities Exchange Act of 1934 that are intended to stabilize, maintain or otherwise affect the price of our common stock. The underwriters may engage in over-allotment sales, syndicate covering transactions, stabilizing transactions and penalty bids in accordance with Regulation M.

o	Stabilizing transactions permit bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock so long as stabilizing bids do not exceed a specified maximum.

o
Over-allotment involves sales by the underwriters of securities in excess of the number of securities the underwriters are obligated to purchase, which creates a short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares of common stock over-allotted by the underwriters is not greater than the number of shares of common stock that they may purchase in the over-allotment option. In a naked short position, the number of shares of common stock involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares of our common stock in the open market.

o
Covering transactions involve the purchase of securities in the open market after the distribution has been completed in order to cover short positions. In determining the source of securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. If the underwriters sell more shares of common stock than could be covered by the over-allotment option, creating a naked short position, the position can only be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in this offering.

o
Penalty bids permit the underwriters to reclaim a selling concession from a selected dealer when the securities originally sold by the selected dealer are purchased in a stabilizing or syndicate covering transaction.

These stabilizing transactions, covering transactions and penalty bids may have the effect of raising or maintaining the market price of our securities or preventing or retarding a decline in the market price of our common stock. As a result, the price of our securities may be higher than the price that might otherwise exist in the open market.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the prices of our securities. These transactions may occur on any trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.

A prospectus in electronic format may be made available on a website maintained by the representative of the underwriters and may also be made available on a website maintained by other underwriters. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representative of the underwriters to underwriters that may make Internet distributions on the same basis as other allocations. In connection with the offering, the underwriters or syndicate members may distribute prospectuses electronically. No forms of electronic prospectus other than prospectuses that are printable as Adobe® PDF will be used in connection with this offering.

The underwriters have informed us that they do not expect to confirm sales of common stock offered by this prospectus to accounts over which they exercise discretionary authority.

Foreign Regulatory Restrictions on Purchase of the Common Stock

No action may be taken in any jurisdiction other than the United States that would permit a public offering of the common stock or the possession, circulation or distribution of this prospectus in any jurisdiction where action for that purpose is required. Accordingly, the common stock may not be offered or sold, directly or indirectly, and neither the prospectus nor any other offering material or advertisements in connection with the common stock may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable rules and regulations of any such country or jurisdiction.

In addition to the public offering of the shares in the United States, the underwriters may, subject to the applicable foreign laws, also offer the shares of our common stock to certain institutions or accredited persons in the following countries:

Australia  If this document is issued or distributed in Australia it is issued or distributed to "wholesale clients" only, not to "retail clients".  For the purposes of this paragraph, the terms "wholesale client" and "retail client" have the meanings given in section 761 of the Australian Corporations Act 2001 (Cth).  This document is not a disclosure document under the Australian Corporations Act, has not been lodged with the Australian Securities & Investments Commission and does not purport to include the information required of a disclosure document under the Australian Corporations Act.  Accordingly, (i) the offer of securities under this document is only made to persons to whom it is lawful to offer such securities under one or more exemptions set out in the Australian Corporations Act, (ii) this document is only made available in Australia to those persons referred to in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that, by accepting this offer, the offeree represents that the offeree is such a person as referred to in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this document.

China  THIS PROSPECTUS HAS NOT BEEN AND WILL NOT BE CIRCULATED OR DISTRIBUTED IN THE PRC, AND ADSs MAY NOT BE OFFERED OR SOLD, AND WILL NOT BE OFFERED OR SOLD TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY, TO ANY RESIDENT OF THE PRC EXCEPT PURSUANT TO APPLICABLE LAWS AND REGULATIONS OF THE PRC

UAE  The offering has not been approved or licensed by the Central Bank of the United Arab Emirates (the "UAE"), Securities and Commodities Authority of the UAE and/or any other relevant licensing authority in the UAE including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the territory of the UAE, in particular the Dubai Financial Services Authority (the "DFSA"), a regulatory authority of the Dubai International Financial Centre (the "DIFC").

The offering does not constitute a public offer of securities in the UAE, DIFC and/or any other free zone in accordance with the Commercial Companies Law, Federal Law No.8 of 1984 (as amended), DFSA Offered Securities Rules and NASDAQ Dubai Listing Rules, accordingly, or otherwise.  The securities offered hereby may not be offered to the public in the UAE and/or any of the free zones, including, in particular, the DIFC.

The securities offered hereby may be offered and issued only to a limited number of investors in the UAE or any of its free zones (including, in particular, the DIFC) who qualify as sophisticated investors under the relevant laws and regulations of the UAE or the free zone concerned, including, in particular, the DIFC.

The company represents and warrants that the securities offered hereby will not be offered, sold, transferred or delivered to the public in the UAE or any of its free zones, including, in particular, the DIFC.

Dubai The issuer is not licensed by the Dubai Financial Services Authority ("DFSA") to provide financial services in the Dubai International Financial Centre ("DIFC").  The offering has not been approved or licensed by the Central Bank of the United Arab Emirates (the "UAE"), Securities and Commodities Authority of the UAE and/or any other relevant licensing authority in the UAE including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the territory of the UAE, in particular the DFSA, a regulatory of the DIFC.

The offering does not constitute a public offer of securities in the UAE, DIFC and/or any other free zone in accordance with the Commercial Companies Law, Federal Law No.8 of 1984 (as amended), DFSA Offered Securities Rules and NASDAQ Dubai Listing Rules, accordingly, or otherwise.  The securities offered hereby may not be offered to the public in the UAE and/or any of the free zones, including, in particular, the DIFC.

The securities offered hereby may be offered and issued only to a limited number of investors in the UAE or any of its free zones (including, in particular, the DIFC) who qualify as sophisticated investors under the relevant laws and regulations of the UAE or the free zone concerned, including, in particular, the DIFC.

The company represents and warrants that the securities offered hereby will not be offered, sold, transferred or delivered to the public in the UAE or any of its free zones, including, in particular, the DIFC.

Israel  The common stock offered by this prospectus has not been approved or disapproved by the Israeli Securities Authority (the ISA), or ISA, nor has such common stock been registered for sale in Israel.  The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus.  The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the common stock being offered.  Any resale, directly or indirectly, to the public of the common stock offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Pakistan  The investors / subscribers in Pakistan will be responsible for ensuring their eligibility to invest under the applicable laws of Pakistan and to obtain any regulatory consents if required for such purpose.

Saudi Arabia  NO OFFERING OF SHARES IS BEING MADE IN THE KINGDOM OF SAUDI ARABIA, AND NO AGREEMENT RELATING TO THE SALE OF THE SHARES WILL BE CONCLUDED IN SAUDI ARABIA.  THIS DOCUMENT IS PROVIDED AT THE REQUEST OF THE RECIPIENT AND IS BEING FORWARDED TO THE ADDRESS SPECIFIED BY THE RECIPIENT.  NEITHER THE AGENT NOR THE OFFERING HAVE BEEN LICENSED BY THE SAUDI'S SECURITIES AND EXCHANGE COMMISSION OR ARE OTHERWISE REGULATED BY THE LAWS OF THE KINGDOM OF SAUDI ARABIA.

THEREFORE, NO SERVICES RELATING TO THE OFFERING, INCLUDING THE RECEIPT OF APPLICATIONS AND/OR THE ALLOTMENT OF THE SHARES, MAY BE RENDERED WITHIN THE KINGDOM BY THE AGENT OR PERSONS REPRESENTING THE OFFERING.

United Kingdom  The content of this Memorandum has not been issued or approved by an authorised person within the meaning of the United Kingdom Financial Services and Markets Act 2000 ("FSMA").  Reliance on this Memorandum for the purpose of engaging in any investment activity may expose an Investor to a significant risk of losing all of the property or other assets invested.  This Memorandum does not constitute a Prospectus within the meaning of the FSMA and is issued in reliance upon one or more of the exemptions from the need to issue such a prospectus contained in section 86 of the FSMA.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Anslow & Jaclin, LLP, Manalapan, New Jersey. DLA Piper LLP (US), New York, New York, is acting as special counsel for us. Loeb & Loeb LLP, New York, New York, is acting as counsel for the underwriters. Legal matters as to PRC law will be passed upon for us by Jingtian & Gongcheng, Attorneys at Law, and for the underwriters by Han Kun Law Offices. Anslow & Jaclin, LLP may rely upon Jingtian & Gongcheng with respect to matters governed by PRC law.

EXPERTS

The consolidated financial statements of our company included in this prospectus and in the registration statement have been audited by Schwartz Levitsky Feldman, LLP/SRL, independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance on such report, given the authority of said firm as an expert in auditing and accounting.

ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission a registration statement under the Securities Act for the common stock offered by this prospectus. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F Street, N.E. Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We file periodic reports under the Securities Exchange Act of 1934, including annual, quarterly and special reports, and other information with the Securities and Exchange Commission. These periodic reports and other information are available for inspection and copying at the regional offices, public reference facilities and website of the Securities and Exchange Commission referred to above.

SOUTHERN CHINA LIVESTOCK INTERNATIONAL INC.
CONSOLIDATED FINANCIAL STATEMENTS

Schwartz Levitsky Feldman llp
CHARTERED ACCOUNTANTS
LICENSED PUBLIC ACCOUNTANT
TORONTO · MONTREAL

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders of
Southern China Livestock, Inc.

We have audited the consolidated balance sheets of Southern China Livestock, Inc (the “company”) at September 30, 2010 and 2009 and the consolidated statements of income and comprehensive income, stockholders’ equity and cash flows for the years then ended.  These consolidated financial statements are the responsibility of the management of the company. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

The company is not required to have nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal controls over financing reporting.  Accordingly, we express no such opinion.

In our opinion, these consolidated financial statements referred to above present fairly, in all material respects, the financial position of the company as of September 30, 2010 and 2009 and the results of its operations and its cash flows for the years then ended in accordance with generally accepted accounting principles in the United States of America.

As discussed in Note 2 to the consolidated financial statements, the accompanying consolidated financial statements have been restated.

/s/ “SCHWARTZ LEVITSKY FELDMAN LLP”

Toronto, Ontario, Canada November 26, 2010 (except for the effects of the restatement discussed in Note 2, Note 9 and Note 16, as to which the date is January 31, 2011)	Chartered Accountants Licensed Public Accountants

1167 Caledonia Road
Toronto, Ontario M6A 2X1
Tel: 416 785 5353
Fax: 416 785 5663

SOUTHERN CHINA LIVESTOCK, INC. (Formerly Expedite 4, Inc.)
Consolidated Balance Sheets
(Expressed In U.S. Dollars)

	September 30,
	2010	2009
	(Restated – See Note 2)
ASSETS
Current Assets:
Cash	$2,417,302	$1,201,160
Accounts receivables, net (note 4)	253,996	74,926
Prepaid expense and other receivables	164,035	-
Due from related parties	164,642	-
Advance for asset purchase (note 5)	765,000	-
Inventories (note 6)	4,650,041	5,422,516

Total current assets	8, 415 , 016	6,698,602

Property and equipment, net (note 7)	13,076,480	6,782,053
Construction in progress	3,846,439	269,220
Biological assets, net (note 8)	1,665,572	747,969
Total assets	2 7,003,507	14,497,844

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and a ccrued liabilities	62,932	47,084
Other payables	1,656,577	577,891
Due to related parties (note 9)	367,947	2,303,270
Total current liabilities	2,087,456	2,928,245

Commitments and contingencies (note 14)
Concentration of credit risk (note 13)

Equity:
Common stock ($.001 par value; 7,144,071 authorized
shares issued and outstanding as of September 30, 2010; and
5,623,578 shares issued and outstanding as of September 30, 2009	7,144	5,624
Warrants	2,418,619	-
Additional paid in capital	5,969,226	2,706,335
Retained earnings reserves	3,360,940	2,563,401
Accumulated other comprehensive income	2,568,315	2,184,852
Noncontrolling interest	284,497	135,920
Retained earnings	10,307,310	3,973,467

Total stockholders’ equity	24,916,051	11,569,599

Total liabilities and stockholders’ equity	$2 7 , 003 , 507	$14,497,844

See accompanying notes to consolidated financial statements.

SOUTHERN CHINA LIVESTOCK, INC. (Formerly Expedite 4, Inc.)
Consolidated Statements of Income and Comprehensive Income
(Expressed In U.S. Dollars)
	Year ended September 30,
	2010	2009

Sales	$40,318,197	32,140,033
Cost of sales	(33,132,252)	(25,803,016)

Gross profit	7,185,945	6,337,017

Operating expenses:
Selling expenses	(6,538)	(22,172)
General and administrative expenses	(1,060,290)	(436,128)

Income from operations	6,119,117	5,878,717

Government subsidies	1,310,223	1,189,506
Other (expense) income	(149,381)	106,487

Income before income taxes	7,279,959	7,174,710

Income taxes (note 10)	-	-

Net income	7,279,959	7,174,710
Less: net income attributable to noncontrolling interest	(148,577)	(143,362)
Net income attributable to common stockholders	7,131,382	7,031,348

Other comprehensive income:
Net income	7,279,959	7,174,710
Foreign currency translation adjustment	383,463	(36,138)
Comprehensive income	7,663,422	7,138,572

Earnings per share allocable to common stockholders:
Basic	$1.13	1.25
Diluted	$1.13	1.25

Weighted average shares of common stock outstanding
Basic	6,336,506	5,623,578
Diluted	6,336,506	5,623,578
See accompanying notes to consolidated financial statements

SOUTHERN CHINA LIVESTOCK, INC. (Formerly Expedite 4, Inc.)
Consolidated Statements of Stockholders’ Equity
(Expressed In U.S. Dollars)

	Common Stock			Additional Paid In	Appropriation of Retained Earnings	Retained	Accumulated Other Comprehensive	Noncontrolling
	Shares	Amount	Warrants	Capital	(reserves)	Earnings	Income	Interest	Equity
Balance at September 30, 2008 (note 1)	5,623,578	$5,624	-	2,686,335	1,103,867	11,465,728	2,220,990	253,256	17,735,800
Investment in subsidiary				20,000					20,000
Transfer to reserve		-	-	-	1,459,534	(1,459,534)	-	-	-
Foreign currency translation adjustment		-	-	-	-	-	(36,138)		(36,138)
Net income		-	-	-	-	7,031,348		143,362	7,174,710
Dividend paid		-	-	-	-	(13,064,075)		(260,698)	(13,324,773)

Balance as of September 30, 2009	5,623,578	5,624	-	2,706,335	2,563,401	3,973,467	2,184,852	135,920	11,569,599

Issuance of shares in reverse acquisition	1,500	1	-	-	-	-	-	-	1
Issuance of common stock and warrants	1,518,993	1,519	2,418,619	3,147,155	-	-	-	-	5,567,293
Imputed interest on related party loan			-	115,736	-	-	-	-	115,736
Transfer to reserve			-	-	797,539	(797,539)	-	-	-
Foreign currency translation adjustment		-	-	-	-	-	383,463	-	383,463
Net income				-	-	7,131,382	-	148,577	7,279,959
				-	-
Balance as of September 30, 2010	7,144,071	7,144	2,418,619	5,969,226	3,360,940	10,307,310	2,568,315	284,497	24,916,051

See accompanying notes to consolidated financial statements

SOUTHERN CHINA LIVESTOCK, INC. (Formerly Expedite 4, Inc.)
Consolidated Statements of Cash Flows
(Expressed In U.S. Dollars)

	September 30,
	2010	2009
	(Restated – See Note 2)
Cash flows from operating activities:
Net income	$7,279,959	7,174,710
Adjustments for
Depreciation and amortization	1,876,040	1,277,291
Gain on disposal of plant and equipment	-	(439)
Loss (gain) on disposal of biological assets	37,342	(258,434)
Imputed interest on loan from related parties	115,736	-
Changes in operating assets and liabilities:
Accounts receivable	(174,851)	7,659
Prepaid expense and other receivables	(162,290)	-
Inventories	862,217	382,724
Other payable s	1,050,891	209,399
Accounts payable and a ccrued liabilities	15,180	16,694
Net cash provided by operating activities	10.900,224	8,809,604

Cash flows from investing activities:
Purchase of property and equipment	(3,305,050)	-
Purchase of biological assets	(1,604,674)	(318,025)
Deposit for purchase of assets	(765,000)
Proceeds from disposal of property and equipment	-	3,805
Proceeds from disposal of biological assets	74,248	283,541
Net cash used in investing activities	(5,600,476)	(30,679)

Cash flows from financing activities:
Investment in subsidiary	-	20,000
Net proceeds from sale of common stock and warrants in private placement	5,567,294	-
Proceeds from loans from related parties	-	45,659
Repayment of loans to related parties	(9,662,893)	-
Advances to related parties in anticipation of dividends	-	(9,486,793)
Payment of accrued dividend	-	(1,700,979)
Net cash used in financing activities	(4,095,599)	(11,122,113)
Net increase (decrease) in cash	1,204, 149	(2,343,188)
Effect of foreign exchange rate changes	11, 993	(6,972)

Cash, beginning of period	1,201,160	3,551,320
Cash, end of period	$2,417,302	1,201,160
Supplementary cash flow disclosure:
Interest paid	-	-
Taxes paid	-	-
See accompanying notes to consolidated financial statements

SOUTHERN CHINA LIVESTOCK, INC. (Formerly Expedite 4, Inc.)
Notes To Consolidated Financial Statements
September 30, 2010 and 2009
(Expressed In U.S. Dollars)

NOTE 1 ---ORGANIZATION AND PRINCIPAL ACTIVITIES

Southern China Livestock, Inc. (the “Company”) was incorporated in the state of Delaware as of September 27, 2007 under the name Expedite 4, Inc. with the objective of acquiring an operating company under a reverse merger on an agreement. The Company’s corporate name was changed to Southern China Livestock, Inc. on July 9, 2010. Since March 29, 2010, the Company has been in the business of breeding and raising commercial hogs in the People’s Republic of China (“China” or the “PRC”).

On June 9, 2010, the Company incorporated Jiangxi Southern China Livestock Technology Limited as a wholly owned foreign enterprise under the laws of the PRC.

On March 29, 2010, the Company acquired all the stock of Southern China Livestock International Inc. (“SCLI”), a Nevada corporation incorporated on July 28, 2009, pursuant to a share exchange agreement dated March 29, 2010. On March 29, 2010, pursuant to the share exchange agreement, the Company issued 5,623,578 shares of common stock in exchange for all of the 10,000,000 outstanding shares of SCLI.

Upon the completion of the transaction, the Company owned 100% of the stock of SCLI which owns the operating entities in China. Under generally accepted accounting principles, the acquisition by the Company of SCLI and its subsidiaries is equivalent to the acquisition by SCLI of the Company, then known as Expedite 4, Inc., with the issuance of stock by SCLI for the net monetary assets of the Company. This transaction is reflected as a recapitalization, and is accounted for as a change in capital structure. Accordingly, the accounting for the acquisition is identical to that resulting from a reverse acquisition. Under reverse acquisition accounting, the comparative historical financial statements of the Company, as the legal acquirer, are those of the accounting acquirer, SCLI. The accompanying financial statements reflect the recapitalization of the stockholders’ equity as if the transactions occurred as of the beginning of the first period presented. Thus, only the 5,623,578 shares of common stock issued to the former SCLI stockholders are deemed to be outstanding for all periods reported prior to the date of the reverse acquisition. As a result of the reverse acquisition effected by the share exchange agreement, the Company’s business has become the business of the SCLI. The 1,500 shares of common stock that were outstanding on March 29, 2010, net of the 98,500 shares that were cancelled for no consideration pursuant to the share exchange agreement, are treated as if they were issued on March 29, 2010, as part of a recapitalization.

Details of the Company’s subsidiaries as of September 30, 2010 were as follows:
		Date of	Beneficial
	Place of	incorporation or	ownership
Company name	Incorporation	establishment	interest

Southern China Livestock International Inc.	U.S.	July 28,2009	100%
Mayson International Services Limited	BVI	July 25,2008	100%
Mayson Enterprises Services Limited	BVI	July 25,2008	100%
Mayson Holdings Limited	Hong Kong	July 14, 2008	100%
Beijing Huaxin Tianying Livestock Technology Co., Ltd	PRC	September 9, 2008	100%
Jiangxi Yingtan Huaxin Livestock Co., Ltd	PRC	April 8, 2005	100%
Yujiang Fengyuan Livestock Co., Ltd	PRC	August 4, 2003	99%
Yingtan Yujiang Zhongtong Swine Co., Ltd	PRC	October 27, 2003	99%
Yujiang Xianyue Livestock Feeds Co., Ltd	PRC	August 16, 2001	99%
Jiangxi Yingtan Fuxin Development and Trade Co., Ltd	PRC	March 31, 1999	99%
Yingtan Livestock Feeds Development Co., Ltd	PRC	December 29, 1995	99%
Yujiang Xiangying Swine Co., Ltd	PRC	January 11, 2001	99%
Yujiang Decheng Livestock Co., Ltd	PRC	October 27, 2003	99%
Jiangxi Southern China Livestock Technology Limited	PRC	June 9, 2010	100%

On July 25, 2008, Mayson International Services Limited (“Mayson International”) was incorporated in the British Virgin Islands (“BVI”) as a wholly-owned subsidiary of SCLI. On the same day Mayson Enterprises Services Limited (“Mayson Enterprises”) was incorporated in the BVI as a wholly owned subsidiary of Mayson International.

Mayson Holdings Limited (“Mayson Holdings”) was incorporated on July 14, 2008 under the laws of Hong Kong Special Administrative Region of the PRC as the wholly-owned subsidiary of Mayson Enterprises. Beijing Huaxin Tianying Livestock Technology Co., Ltd (“Beijing Huaxin”) was incorporated on September 9, 2008 as a limited liability company under the PRC laws. Beijing Huaxin is a wholly foreign-owned enterprise under the PRC laws, with its 100% equity interests being held by Mayson Holdings.

On August 26, 2008, Beijing Huaxin acquired 99% of the equity interest of Jiangxi Yingtan Huaxin Livestock Co., Ltd (“Jiangxi Huaxin”) which owned 98.01% of the equity interest of Yujiang Fengyuan Livestock Co., Ltd, Yingtan Yujiang Zhongtong Swine Co., Ltd, Yujiang Xianyue Livestock Feeds Co., Ltd, Jiangxi Yingtan Fuxin Development and Trade Co., Ltd, Yingtan Livestock Feeds Development Co., Ltd, Yujiang Xiangying Swine Co., Ltd and Yujiang Decheng Livestock Co., Ltd. (collectively, the “Seven Subsidiaries”) which are the Company’s main operating entities.

NOTE 2 --- BASIS OF PRESENTATION – RESTATEMENT

The accompanying consolidated financial statements have been presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and reflect all the necessary adjustments not recorded in the books and records of the Company’s subsidiaries.

The consolidated financial statements include the financial statements of Company and all its subsidiaries. All transactions and balances between the Company and its subsidiaries have been eliminated upon consolidation. As all of the above entities are under common control, they have been consolidated based on their carrying values for both years. Accordingly, no goodwill or adjustments to fair values have been recorded.

Subsequent to the issuance of the company’s financial statements, management determined that balances due to/from related parties were not accurately reflected in the consolidated financial statements. Management has adjusted the amounts previously reported to correctly reflect the balances outstanding as at September 30, 2010 (see note 9). This correction does not affect prior years.

The consolidated financial statements for the year ended September 30, 2010, have been restated.  The effect of the restatement is summarized as follows:

	2010 As previously reported	2010 As restated
Current assets:
Due to related parties	-	164,642
Total current assets	8,250,374	8,415,016
Total assets	26,838,865	27,003,507

Current liabilities:
Other payables	-	1,656,577
Due to related parties	1,859,882	367,947
Total current liabilities	1,922,814	2,087,456
Total liabilities and stockholders’ equity	26,838,865	27,003,507

Cash flow from operating activities
Other payables	(579,673)	1,050,891
Net cash provided by operating activities	9,269,660	10,900,224

Cash flow from financing activities
Repayment of loans to related parties	(8,032,328)	(9,662,893)
Net cash used in financing activities	(2,465,034)	(4,095,599)

Net increased (decreased) in cash	1,204,150	1,204,149
Effective of foreign exchange rate changes	11,992	11,993

NOTE 3 --- ACCOUNTING POLICIES

A. INVENTORIES

Inventories are stated at the lower of cost and net realizable value. Cost is calculated on the weighted average basis and includes all costs to acquire and other costs incurred in bringing the inventories to their present location and condition. The Company evaluates the net realizable value of its inventories on a regular basis and records a provision for loss to reduce the computed weighted average cost if it exceeds the net realizable value.

B. CONSTRUCTION IN PROGRESS

Construction in progress represents buildings under construction and plant and equipment pending installation as of September 30, 2010 and 2009, and is stated at cost. Cost includes construction of buildings, acquisitions and installation of equipment, and interest charges arising from borrowings used to finance assets during the period of construction or installation and testing. No provision for depreciation is made on assets under construction until such time as the relevant assets are completed and ready for their intended commercial use.

C. PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are carried at cost. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition. Depreciation is calculated on a straight-line basis over the estimated useful life of the assets. The percentages applied are:

Buildings	10 – 50 years
Machinery and equipment	10 – 30 years
Motor vehicles	10 years

D. LONG-LIVED ASSETS

The Company applies the provisions of ASC 360, which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The Company periodically evaluates the carrying value of long-lived assets to be held and used in accordance with ASC 360, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal. Based on its review, the Company believes that, as of September 30, 2010 and 2009 there were no significant impairments of its long-lived assets.

E. VALUE ADDED TAX

According to PRC tax laws and regulations, the business of agricultural breeding of livestock and feeding business is exempt from Value Added Tax (“VAT”). As a result, the Company was not subject to VAT for the fiscal years ended September 30, 2010 and 2009.

F. INCOME TAX

The Company utilizes ASC740, “Accounting for Income Taxes,” which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The Company’s business of agricultural breeding of livestock has been exempt from enterprise income tax since January 2007. Accordingly, the Company did not pay EIT for either of the fiscal years ended September 30, 2010 and 2009.

The Company adopted ASC 740. As a result of the implementation of ASC 740, the Company made a comprehensive review of its portfolio of tax positions in accordance with recognition standards established by FIN 48 and recognized no material adjustments to liabilities or stockholders’ equity. When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50% likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination. Interest associated with unrecognized tax benefits are classified as interest expense and penalties are classified in selling, general and administrative expenses in the statements of income. The adoption of ASC 740 did not have a material impact on the Company’s financial statements.

G. GOVERNMENT SUBSIDIES

The Company records as income government subsidies when received from local government authority which are not subject to future return or reimbursement. Government subsidies received totaled $1,310,223 and $1,189,506 for the years ended September 30, 2010 and 2009, respectively.

H. FOREIGN CURRENCY TRANSLATION

The Company follows ASC 830, “Foreign Currency Translation”, for both the translation and re-measurement of balance sheet and income statement items into U.S. dollars. Resulting translation adjustments are reported as a separate component of accumulated comprehensive income (loss) in stockholders’ equity.

The Company’s functional currency is the United States dollar. The Company’s subsidiaries maintain their books and accounting records in Renminbi (“RMB”), the PRC’s currency, being the functional currency of the subsidiaries. Transactions denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing on the transaction dates. Assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing at the balance sheet date. Any translation gains (losses) are recorded in exchange reserve as a component of stockholders’ equity. Income and expenditures are translated at the average exchange rate of the year.

	2010	2009
Year-end RMB : US$ exchange rate	6.7011	6.8290
Average RMB : US$ exchange rate	6.8080	6.8333

On January 1, 1994, the PRC government introduced a single rate of exchange as quoted daily by the People’s Bank of China (the “Unified Exchange Rate”). The quotation of the exchange rates does not imply free convertibility of RMB to other foreign currencies. All foreign exchange transactions continue to take place either through the Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the People’s Bank of China (“PBOC”). Approval of foreign currency payments by the Bank of China or other institutions requires submitting a payment application form together with supplier’s invoices, shipping documents and signed contracts.

Commencing from July 21, 2005, China has adopted a managed floating exchange rate regime based on market demand and supply with reference to a basket of currencies. The exchange rate of the US dollar against the RMB was adjusted from approximately RMB 8.28 per U.S. dollar to approximately RMB 8.11 per U.S. dollar on July 21, 2005. Since then, the PBOC administers and regulates the exchange rate of U.S. dollar against RMB taking into account demand and supply of RMB, as well as domestic and foreign economic and financial conditions.

J. REVENUE RECOGNITION

The Company recognizes revenue upon transfer of ownership of the hogs to the customer. This occurs at the time the live hogs are weighed and the weight and price have been agreed upon between the Company and the customer, as evidenced by a signed transportation delivery note.

K. USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Significant accounting estimates reflected in the Company’s financial statements include collectability of account receivable, value of live hogs, useful lives and impairment of property and equipment and the valuation of warrants. Actual results when ultimately realized could differ from those estimates and the differences could be material.

L. EMPLOYEES’ BENEFITS

Mandatory contributions are made to the Government’s health, retirement benefit and unemployment programs at the statutory rates in force during the period, based on gross salary payments. The cost of these payments is charged to the statement of income in the same period as the related salary cost.

M. WARRANTS

The Company issued units as part of a private placement comprising common stock and warrants, the Company follows the relative fair value method of accounting for warrants attached to and issued with common shares of the Company. Under this method, the fair value of warrants issued is estimated using a Black-Scholes option price model. The fair value is then related to the total of the net proceeds received on issuance of the common stock and the fair value of the warrants issued therewith. The resultant relative fair value is allocated to warrants from the net proceeds and the balance of the net proceeds is allocated to the common stock issued.

N. COMPREHENSIVE INCOME

Comprehensive income includes net income and foreign currency translation adjustments. Comprehensive income is reported as a component of the consolidated statements of stockholders’ equity.

O. CONCENTRATION OF CREDIT RISK

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of trade accounts receivable. In general, the customer pays for the hogs at the time of delivery, and trade accounts receivable do not account for a significant portion of current assets. The Company performs ongoing credit evaluations with respect to the financial condition of its customers, but does not require collateral. In order to determine the value of the Company’s accounts receivable, the Company records a provision for doubtful accounts to cover probable credit losses. Management reviews and adjusts this allowance periodically based on historical experience and its evaluation of the collectability of outstanding accounts receivable.

P. SHIPPING AND HANDLING COSTS

Shipping and handling costs are classified as cost of sales and are expensed as incurred. For the years ended September 30, 2010 and 2009, shipping and handling cost included in cost of sales were $13,310 and $15,255, respectively, and shipping and handling costs included in selling and marketing expenses were $3,954 and $5,582, respectively.

Q. ADVERTISING COSTS

Advertising costs are expensed as incurred. For the years ended September 30, 2010 and 2009, advertising costs were $1,617 and $4,945, respectively.

R. NON-CONTROLLING INTEREST

The Company does not hold any non-controlling interest in any entity. Certain former stockholders of one or more of the Company’s subsidiaries hold a nominal percentage interest in several of the Company’s subsidiaries, as reflected in Note 1.

At September 30, 2010 and 2009, the non-controlling interest in Company’s subsidiaries was $284,497 and 135,920, respectively. The non-controlling interest is included in the Company’s stockholders’ equity.

For the years ended September 30, 2010 and 2009, the non-controlling interest in the Company’s net income was $148,577 and 143,362, respectively. The non-controlling interest is deducted from net income to determine net income available to common stockholders.

S. SEGMENT REPORTING

The Company has one operating segment for the years ended September 30, 2010 and 2009. The Company’s chief operating decision maker has been identified as the Company’s Chief Executive Officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Company. The Company operates in the PRC and all of the Company’s long-lived assets are located in the PRC.

T. FAIR VALUE OF FINANCIAL INSTRUMENTS

The Companies apply the provisions of ASC Subtopic 820-10, Fair Value Measurements, for fair value measurements of financial assets and financial liabilities and for fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the financial statements. ASC Subtopic 820-10 also establishes a framework for measuring fair value and expands disclosures about fair value measurements.

ASC Subtopic 820-10 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Companies consider the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

ASC Subtopic 820-10 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC Subtopic 820-10 establishes three levels of inputs that may be used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

☐	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Companies have the ability to access at the measurement date.

☐	Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

☐	Level 3 inputs are unobservable inputs for the asset or liability.

The level in the fair value hierarchy within which a fair value measurement in its entirety falls is based on the lowest level input that is significant to the fair value measurement in its entirety.

The Company did not have any financial instruments that are measured at fair value on a recurring basis as of September 30, 2010 and 2009.

U. EARNINGS PER SHARE OF COMMON STOCK

Earnings per share of common stock are computed in accordance with ASC 260 “Earnings Per Share.” Basic earnings per common share are calculated by dividing income available to common stockholders by the weighted-average number of shares of common stock outstanding for each period. Diluted earnings per share of common stock are calculated by adjusting the weighted-average shares outstanding assuming conversion of all potentially dilutive convertible securities. For determining the number of additional shares of common stock that are outstanding as a result of our outstanding warrants, we use the treasury stock method. There were no convertible securities outstanding during the year ended September 30, 2009. During the year ended September 30, 2010, we issued warrants to purchase a total of 852,061 shares of common stock at an exercise price of $5.50 per share. Because there is no trading market in the Company’s common stock, the outstanding warrants are treated as non-dilutive.

V. RECENT PRONOUNCEMENTS

In February 2010, the FASB issued Accounting Standards Update (ASU) 2010-09 to amend ASC 855, Subsequent Events. As a result of the ASU, the Company is not required to disclose the date through which management evaluated subsequent events in the financial statements - either in originally issued financial statements or reissued financial statements.

In April 2010, the FASB issued ASU 2010-13, Compensation-Stock Compensation (Topic 718): Effect of Denominating the Exercise Price of a Share-Based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades - a consensus of the FASB Emerging Issues Task Force. The amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2010. Earlier application is permitted. The ASU clarified the question of whether options granted to the Company’s Chinese employees which are denominated in United States dollars should be treated as equity or as a liability. The ASU provides that such options may be treated as equity if they are otherwise qualified for treatment as equity. The Company has adopted ASU 2010-13 as of October 1, 2010. The Company does not expect the provisions of ASU 2010-13 to have a material effect on the financial position, results of operations or cash flows of the Company.

In April 2010, the FASB issued ASU 2010-17, Revenue Recognition - Milestone Method (Topic 605): Milestone Method of Revenue Recognition. This ASU codifies the consensus reached in EITF Issue No. 08-9, “Milestone Method of Revenue Recognition.” The amendments to the Codification provide guidance on defining a milestone and determining when it may be appropriate to apply the milestone method of revenue recognition for research or development transactions. Consideration that is contingent on achievement of a milestone in its entirety may be recognized as revenue in the period in which the milestone is achieved only if the milestone is judged to meet certain criteria to be considered substantive. Milestones should be considered substantive in their entirety and may not be bifurcated. An arrangement may contain both substantive and nonsubstantive milestones, and each milestone should be evaluated individually to determine if it is substantive.

ASU 2010-17 is effective on a prospective basis for milestones achieved in fiscal years, and interim periods within those years, beginning on or after June 15, 2010. Early adoption is permitted. If a vendor elects early adoption and the period of adoption is not the beginning of the entity’s fiscal year, the entity should apply 2010-17 retrospectively from the beginning of the year of adoption. Vendors may also elect to adopt the amendments in this ASU retrospectively for all prior periods. The Company does not expect the provisions of ASU 2010-17 to have a material effect on the financial position, results of operations or cash flows of the Company

In April 2010, the FASB issued ASU 2010-18, Receivables (Topic 310): Effect of a Loan Modification When the Loan Is Part of a Pool That Is Accounted for as a Single Asset, codifies the consensus reached in EITF Issue No. 09-I, “Effect of a Loan Modification When the Loan Is Part of a Pool That Is Accounted for as a Single Asset.” The amendments to the Codification provide that modifications of loans that are accounted for within a pool under Subtopic 310-30 do not result in the removal of those loans from the pool even if the modification of those loans would otherwise be considered a troubled debt restructuring. An entity will continue to be required to consider whether the pool of assets in which the loan is included is impaired if expected cash flows for the pool change. ASU 2010-18 does not affect the accounting for loans under the scope of Subtopic 310-30 that are not accounted for within pools. Loans accounted for individually under Subtopic 310-30 continue to be subject to the troubled debt restructuring accounting provisions within Subtopic 310-40. ASU 2010-18 is effective prospectively for modifications of loans accounted for within pools under Subtopic 310-30 occurring in the first interim or annual period ending on or after July 15, 2010. Early application is permitted. Upon initial adoption of ASU 2010-18, an entity may make a one-time election to terminate accounting for loans as a pool under Subtopic 310-30. This election may be applied on a pool-by-pool basis and does not preclude an entity from applying pool accounting to subsequent acquisitions of loans with credit deterioration. The Company does not expect the provisions of ASU 2010-18 to have a material effect on the financial position, results of operations or cash flows of the Company.

In May 2010, the FASB issued ASU 2010-19, Foreign Currency (Topic 830): Foreign Currency Issues: Multiple Foreign Currency Exchange Rates. The amendments in this Update are effective as of the announcement date of March 18, 2010 and require certain disclosure when an issuer’s subsidiary operates in a country in which there are multiple exchange rates. The Company does not expect the provisions of ASU 2010-19 to have a material effect on the financial position, results of operations or cash flows of the Company.

In July 2010, the FASB issued ASU 2010-20, Receivables (Topic 310): Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses. The amendments in this Update are effective as of the first interim or annual reporting period ending on or after December 15, 2010. The Company does not expect the provisions of ASU 2010-20 to have a material effect on the financial position, results of operations or cash flows of the Company.

In August 2010, the FASB issued ASU 2010-21, Amendments to SEC Paragraphs Pursuant to Release No. 33-9026: Technical Amendments to Rules, Forms, Schedules and Codification of Financial Reporting Policies. The Company does not expect the provisions of ASU 2010-21 to have a material effect on the financial position, results of operations or cash flows of the Company.

NOTE 4 –  ALLOWANCE FOR DOUBTFUL ACCOUNTS

Receivables from hog sales are based on contracted prices. The Company provides an allowance for doubtful accounts which is based upon a review of outstanding receivables, historical collection information, and existing economic conditions. Provision is made against receivables to the extent collection is considered to be doubtful. Accounts receivable in the balance sheet are stated net of such provision, if any. As of September 30, 2010 and 2009, there was no allowance for accounts receivables.

NOTE 5 –  ADVANCE FOR ASSET PURCHASE

On August 13, 2010, the Company, through one of its subsidiaries, entered into two agreements with a company that produced and marketed feed for pig farms. Pursuant to these agreements, the Company agreed to acquire equipment and other assets for $900,000, of which $459,000, was paid and $441,000 was due by June 30, 2011, and a land use right for $600,000, of which $306,000 was paid and $294,000 was due by June 30, 2011. These agreements contemplated the transfer of the equipment and other assets and the land use rights (subject to registration with the applicable government authority) at or about the time of the agreement. The seller did not transfer the equipment and other assets or take any steps to transfer the land use right to the Company, and the seller continued to use the assets, equipment and land use right for its own account. On November 19, 2010, the seller and the Company entered into a restated agreement pursuant to which the assets and land use right would be transferred contemporaneously with the payment of the outstanding balance of $735,000. Accordingly, at September 30, 2010, the $765,000 paid by the Company with respect to these purchases is reflected as an advance.

NOTE 6 ---INVENTORY

Inventories on September 30, 2010 and 2009 consisted of the following:

	Year Ended September 30,
	2010	2009

Raw materials	$211,324	$187,593
Live hogs	4,438,717	5,234,923

	$4,650,041	$5,422,516

NOTE 7-- PROPERTY AND EQUIPMENT

A summary of property and equipment is as follows:

	Year Ended September 30,
	2010	2009
Cost
Buildings	$16,733,146	$9,233,350
Machinery and equipment	1,870,674	1,754,565
Motor vehicles	342,379	285,739

	18,946,199	11,273,654
Less: accumulated depreciation	5,869,719	4,491,601

Property and equipment, net	$13,076,480	$6,782,053

Depreciation and amortization expense for property and equipment amounted to approximately $1,272,097 and $890,256 for the years ended September 30, 2010 and 2009, respectively.

NOTE 8--BIOLOGICAL ASSETS, NET

Biological assets, which consist of breeding pigs, are recorded at cost. When biological assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period.

Depreciation is provided over the estimated useful lives of the biological assets of 3 years using the straight-line method. The estimated residual value of mature biological assets is 15%. Depreciation expense for biological assets amounted to approximately $603,943 and $387,035 for the years ended September 30, 2010 and 2009, respectively, and is included in cost of revenue.

NOTE 9--- RELATED PARTY TRANSACTIONS

Prior to October 1, 2009, the Company’s chairman, president and 14 other related parties made unsecured, non-interest bearing loans to the Company from time to time to meet working capital needs of the Company. The total loans to these related parties were $10,008,855 at September 30, 2008. No loans were made during the year ended September 30, 2010. The Company borrowed $45,659 during the year ended September 30, 2009. The Company made payments on these loans in the amounts of $8,032,328 for the year ended September 30, 2010. As of September 30, 2010 and 2009, the outstanding balances due to these related parties were $1,859,882 and $2,303,270, respectively. The related parties were former stockholders of Jiangxi Huaxin, one of the Company’s subsidiaries and hold options to purchase a total of 4,386,438 shares of common stock from a third party and are deemed the beneficial owners of such shares.

In December 2008, Seven Subsidiaries declared dividend in the amount of $13,064,075 to its stockholders. During the fiscal years ended September 30, 2009 and 2008, the Company made advances to the Seven Subsidiaries’ stockholders in the amount of $11,363,096 in anticipation of this dividend. During the year ended September 30, 2009, the Company paid the $13,064,075 dividend by cash payments of $1,700,979 and offsetting the loans to related parties in the amount of $11,363,096.

The imputed interest from the loans to the related parties was $115,736 for the year ended September 30, 2010. There was no imputed interest for the year ended September 30, 2009 since the loans were treated as advances with respect to the anticipated dividends and were not outstanding for any significant time.

During the year ended September 30, 2010, the Company purchased sows, hogs and other assets from five non-affiliated parties for a total purchase price of $5,930,000, of which $2,837,723 was paid at the time of the contract and the balance of $3,092,277 was due in installments that were due by December 31, 2010 and February 28, 2011.Pursuant to agreements among the Company, its chairman, who is also a director, and the sellers, the chairman assumed and paid the Company’s obligations to these sellers in the amount of $1,435,700 during the month of September 2010.The balance due to the chairman from the Company with respect to these payments is included in “Due to related parties,” which was $367,947 at September 30, 2010.See Note 16.

At September 30, 2010, there was a balance due from related parties in the amount of $164,642, which was paid in October 2010.  See Note 16.

NOTE 10 --- INCOME TAXES

The Company is incorporated in United States of America. The Company’s subsidiaries are incorporated in the BVI, Hong Kong and the PRC. The management and control of the Company is in PRC, and the Company’s business is conducted in the PRC. The Company’s PRC subsidiaries pay no income tax in the PRC pursuant to an exemption from taxes under the current tax laws of the PRC which are applicable to agriculture companies. For the years ended September 30, 2010 and 2009, the Company was not subject to any income tax either in the United States, the BVI, Hong Kong or the PRC. As such no current or future income tax asset or liabilities are recorded in its financial statements for such years.

NOTE 11 ---STOCKHOLDERS’ EQUITY

During the year ended September 30, 2010, the Company sold to a group of investors a total of a total of 759,496.5 units at a purchase price of $10.00 per unit, resulting in gross proceeds of $7,594,965 and net proceeds of $5,567,293. Each unit consisting of two shares of common stock and four-year warrants to purchase one common share of the Company, at an exercise price of $5.50 per share, for a total of 1,518,993 shares of common stock and warrants to purchase 759,497 shares of common stock. The Company paid the placement agents a cash fee of $493,763, issued to the placement agents warrants to purchase 92,564 shares of common stock at $5.50 per share and reimbursed the placements for expenses of $40,000. The Company also agreed that, upon the exercise by any of the investors of warrants issued in the private placement, the Company would pay the placement agents a cash fee of 8% of the warrant exercise price.

The net proceeds from the sale of the common stock and warrants was allocated between the common stock and the warrants by first determining the fair value of the warrants, allocating the fair value to the warrants and allocating the balance of the net proceeds to the common stock. The value of at the date of issuance of the warrants issued to the private placement investors was $2,418,619. Accordingly, the net proceeds of $5,567,293 were allocated $2,418,619 to the warrants and $3,148,674 to the common stock.

The warrants issued to the investors and the placement agents have a term of four years from the date of issuance and provide for a cashless exercise, commencing twelve months after issuance if the underlying shares are not registered under the Securities Act of 1933, as amended (the “Securities Act.”)

In connection with the private placement, the Company agreed to file a registration statement under the Securities Act covering the shares of common stock that were (i) included as part of the units and (ii) issuable upon exercise of the warrants included as part of the units within 45 days after the final closing and to use its best efforts to have the registration statement declared effective within 180 days after the final closing of the private placement. The final closing was on May 6, 2010. The registration statement was filed within the required time period. The registration statement is to cover, subject to certain exceptions.

If (i) the registration statement is not declared effective by the required date, which was November 2, 2010, (ii) the Company fails to file with the Commission a request for acceleration within five business days of the date that the Company is notified by the Commission that a registration statement will not be “reviewed,” or not subject to further review, (iii) any registration statement is filed with and declared effective by the Commission but thereafter ceases to be effective, or (iv) within one (1) year from the date the Company’s common stock is initially listed on a senior exchange, trading in the common stock is suspended or if the common stock is no longer quoted on or is delisted from a senior exchange (or other principal exchange on which the common stock is listed or traded) for any reason for more than five business days in the aggregate, the Company has agreed pay to the investors, liquidated damages of 1% of the purchase price for each calendar month (pro-rated for a fractional month) during the period of such failure, up to a maximum of 5% of the purchase price.

The fair value of the warrants issued to the private placement investors, determined at the date of the initial issuance, was $2,418,619 using the Black-Scholes option pricing model with the following assumptions:

Risk free interest rate	1%
Expected dividend	$0
Expected volatility	94.03%
Expected life	4 years
Exercise price	$5.50

Option price models used for calculating fair value of warrants require input of highly subjective assumptions including the expected price volatility. Changes in the subjective input assumptions can materially affect the fair value estimate, and therefore the models do not necessarily provide a reliable measure of the fair value of the Company’s warrants.

NOTE 12--- RETAINED EARNINGS RESERVES

Pursuant to the Company Law of the PRC, the profits of the companies, which are based on their PRC statutory financial statements, are available for distribution in the form of cash dividends after they have satisfied all the PRC tax liabilities, provided for losses of previous years, and made appropriations to reserves, as determined by the board of directors in accordance with the PRC accounting standards and regulations.

In accordance with the relevant laws and regulations for enterprises operating in the PRC, the Company’s PRC subsidiaries are required to make annual appropriations to the statutory surplus reserve. The subsidiaries are required to allocate a certain percentage of their net income, as determined in accordance with the applicable PRC accounting standards, to the statutory surplus reserve until such reserve reaches 50% of the registered capital of the companies.

The Company has allocated $797,539 and $1,459,534 as reserve for the statutory surplus reserve for the years ended September 30, 2010 and 2009, respectively. The reserves are disclosed in the stockholders’ equity as a retained earnings reserve.

NOTE 13--- SIGNIFICANT CONCENTRATION OF CREDIT RISK

Major Customers

During the years ended September, 2010 and 2009, the Company’s three largest customers together accounted for 94% and 98%, respectively, of the Company’s sales. The Company’s accounts receivable of $253,996 at September 30, 2010 and $74,926 at September 30, 2009 were from these two customers.

Major Suppliers

During the years ended September 30, 2010 and 2009, the Company’s three largest suppliers of feed together accounted for approximately 93% and 92%, respectively, of the Company’s total purchases, with the largest supplier accounting for approximately 82% of its feed purchases in both years.

NOTE 14 --- COMMITMENTS AND CONTINGENCIES

CAPITAL COMMITMENTS

As of September 30, 2010, there were capital commitments amounting to $4,059,026, which were mainly related the construction work of the buildings.

LEASE COMMITMENTS

The Company leases land (on which the Company’s buildings are located), office space, employee living space, and certain pigsties under non-cancelable operating leases. The rental expenses under operating leases were $33,359 and $27,379 in the fiscal years ended September 30, 2010 and 2009, respectively. Future minimum rental commitments on September 30, 2010, are as follows:
2011	$23,430
2012	23,430
2013	15,969
2014	15,969
2015	15,969
2016 and thereafter	311,122

Total	$405,889

CONTINGENT LIABILITY

The Seven Subsidiaries declared and they or the Company paid dividends to the then stockholders of the Seven Subsidiaries in the amount of $13,064,075 and $8,897,167 for the years ended September 30, 2009 and 2008, respectively. According to the Income Tax Laws in the PRC, the Company is required to withhold income tax of 20% on the dividends paid to stockholders, which the Company failed to do. In the event that these taxes cannot be collected from the stockholders, the Company may be liable to pay the unpaid amount of approximate $4.4 million and late payment penalty may be levied in an amount ranging from 50% to maximum of five times the taxes owing. The Company believes that the likelihood of the taxes and penalties being levied against the Company is remote as of the date hereof. In the event that the taxing authorities assesses the Company for these taxes, they will be recorded as appropriate, depending on whether the amounts can be recovered from the stockholders or not.

NOTE 15 --- CURRENT VULNERABILITY DUE TO CERTAIN CONCENTRATIONS

The Company faces a number of risks and challenges since its operations are in the PRC. The Company’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. The Company’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, price controls, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

NOTE 16 --- SUBSEQUENT EVENT
The Company is required to have a registration statement relating to the shares of common stock issued in connection with the Company’s private placement declared effective within 180 days after the final closing of the private placement (see note 11). The 180-day period expired on November 2, 2010. Since the registration statements had not been declared effective on that date, the Company will be required to pay liquidated damages of 1% of the purchase price for each month (pro-rated for a fractional month) during the period of such failure, up to a maximum of 5% of the purchase price. The Company does not believe that its obligation with respect to liquidated damages will exceed $380,000.

SOUTHERN CHINA LIVESTOCK, INC. (Formerly Expedite 4, Inc.)
Consolidated Balance Sheets
(Expressed In U.S. Dollars)

	December 31, 2010 (Unaudited)	September 30, 2010 (Restated - See Note 2)
ASSETS
Current Assets:
Cash	$2,347,419	$2,417,302
Accounts receivables, net	-	253,996
Prepaid expense and other receivables	147,126	164,035
Due from related parties	-	164,642
Advance for asset purchase	765,000	765,000
Inventories (note 4 )	5,308,298	4,650,041

Total current assets	8,567,843	8,415,016

Property and equipment, net	12,882,277	13,076,480
Construction in progress	4,284,562	3,846,439
Biological assets, net	1,798,710	1,665,572

Total assets	27,533,392	27,003,507

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	128,736	62,932
Other payables	-	1,656,577
Due to related parties	188,184	367,947

Total current liabilities	316,920	2,087,456

Commitments and contingencies (note 6 )

Equity:
Common stock($.001 par value; 7,144,071shares issued authorized and outstanding as of December 31, 2010 and
September 30, 2010)	7,144	7,144
Warrants	2, 418,619	2,418,619
Additional paid in capital	5,969,226	5,969,226
Retained earnings reserves	3,360,940	3,360,940
Accumulated other comprehensive income	2,862,025	2,568,315
Noncontrolling interest	305,036	284,497
Retained earnings	12,293,482	10,307,310

Total stockholders’ equity	27,216,472	24,916,051

Total liabilities and stockholders’ equity	$27,533,392	$27,003,507

See accompanying condensed notes to consolidated financial statements.

SOUTHERN CHINA LIVESTOCK, INC. (Formerly Expedite 4, Inc.)
Consolidated Statements of Income and Comprehensive Income
(Expressed In U.S. Dollars)
(Unaudited)

	Three months ended December 31,
	2010	2009

Sales	$10,661,716	$11,377,724
Cost of sales	8,055,452	9,468,686

Gross profit	2,606,264	1,909,038

Operating expenses:
Selling expenses	-	(5,765)
General and administrative expenses	(600,001)	(102,466)

Income from operations	2,006,263	1,800,807

Government subsidies	-	263,627
Other income	458	59,957

Income before income taxes	2,006,721	2,124,391

Income taxes (note 5 )	-	-

Net income	2,006,721	2,124,391
Less: net income attributable to the noncontrolling interest	20,549	42,814
Net income attributable to common stockholders	1,986,172	2,081,577

Other comprehensive income:
Net income	2,006,721	2,124,391
Foreign currency translation adjustment	293,710	1,241

Comprehensive income	$2,300,431	$2,125,632

Earnings per share allocable to common stockholders:
Basic	$0.28	$0.38
Diluted	$0.28	$0.38

Weighted average common shares outstanding
Basic	7,144,071	5,623,578
Diluted	7,144,071	5,623,578

See accompanying notes to condensed consolidated financial statements

SOUTHERN CHINA LIVESTOCK, INC. (Formerly Expedite 4, Inc.)
Consolidated Statements of Cash Flows
(Expressed In U.S. Dollars)
(Unaudited)

	Three months ended December 31,
	2010	2009

Cash flows from operating activities:
Net income	$2,006,721	$2,124,391
Adjustments for
Depreciation and amortization	505,189	314,666
Gain on disposal of biological assets		(96,049)
Changes in operating assets and liabilities:
Accounts receivable	255,441	44,911
Prepaid and other receivables	18,276	-
Inventories	(599,543)	1,896,369
Accounts payable	(1,665,999)	(295,384)
Accrued expenses and other liabilities	65,168	(12,730)

Net cash provided by operating activities	585,253	3,976,174

Cash flows from investing activities:
Purchase of property and equipment	(390,203)	(92,389)
Purchase of biological assets	(271,041)	(145,804)
Proceeds from disposal of biological assets	-	120,226

Net cash used in investing activities	(661,244)	(117,967)

Cash flows from financing activities:
Repayment of loans from stockholders	(18,480)	(3,374,322)

Net cash used in financing activities	(18,480)	(3,374,322)

Net increase (decrease) in cash	(94,471)	483,885
Effect of foreign exchange rate changes	24,588	112

Cash, beginning of period	2,417,302	1,201,160

Cash, end of period	$2,347,419	$1,685,157

Supplementary cash flow disclosure:
Interest paid	-	-
Taxes paid	-	-

See accompanying notes to condensed consolidated financial statements

SOUTHERN CHINA LIVESTOCK, INC. (Formerly Expedite 4, Inc.)
Notes To Condensed Consolidated Financial Statements
(Expressed In U.S. Dollars)
(Unaudited)

NOTE 1 ---ORGANIZATION AND PRINCIPAL ACTIVITIES

Southern China Livestock, Inc. (the “Company”) was incorporated in the state of Delaware as of September 27, 2007 under the name Expedite 4, Inc. with the objective of acquiring an operating company under a reverse merger on an agreement. The Company’s corporate name was changed to Southern China Livestock, Inc. on July 9, 2010. Since March 29, 2010, the Company has been in the business of breeding and raising commercial hogs in the People’s Republic of China (“China” or the “PRC”).

On June 9, 2010, the Company incorporated Jiangxi Southern China Livestock Technology Limited as a wholly owned foreign enterprise under the laws of the PRC.

On March 29, 2010, the Company acquired all the stock of Southern China Livestock International Inc. (“SCLI”), a Nevada corporation incorporated on July 28, 2009, pursuant to a share exchange agreement dated March 29, 2010. On March 29, 2010, pursuant to the share exchange agreement, the Company issued 5,623,578 shares of common stock in exchange for all of the 10,000,000 outstanding shares of SCLI.

Upon the completion of the transaction, the Company owned 100% of the stock of SCLI which owns the operating entities in China. Under generally accepted accounting principles, the acquisition by the Company of SCLI and its subsidiaries is equivalent to the acquisition by SCLI of the Company, then known as Expedite 4, Inc., with the issuance of stock by SCLI for the net monetary assets of the Company. This transaction is reflected as a recapitalization, and is accounted for as a change in capital structure. Accordingly, the accounting for the acquisition is identical to that resulting from a reverse acquisition. Under reverse acquisition accounting, the comparative historical financial statements of the Company, as the legal acquirer, are those of the accounting acquirer, SCLI. The accompanying financial statements reflect the recapitalization of the stockholders’ equity as if the transactions occurred as of the beginning of the first period presented. Thus, only the 5,623,578 shares of common stock issued to the former SCLI stockholders are deemed to be outstanding for all periods reported prior to the date of the reverse acquisition. As a result of the reverse acquisition effected by the share exchange agreement, the Company’s business has become the business of the SCLI. The 1,500 shares of common stock that were outstanding on March 29, 2010, net of the 98,500 shares that were cancelled for no consideration pursuant to the share exchange agreement, are treated as if they were issued on March 29, 2010, as part of a recapitalization.

SOUTHERN CHINA LIVESTOCK, INC. (Formerly Expedite 4, Inc.)
Notes To Condensed Consolidated Financial Statements
(Expressed In U.S. Dollars)
(Unaudited)

NOTE 1 ---ORGANIZATION AND PRINCIPAL ACTIVITIES (CONTINUED)

Details of the Company’s subsidiaries as of December 31, 2010 were as follows:

		Date of	Beneficial
	Place of	incorporation or	ownership
Company name	incorporation	establishment	interest

Southern China Livestock International Inc.	U.S.	July 28,2009	100%
Mayson International Services Limited	BVI	July 25,2008	100%
Mayson Enterprises Services Limited	BVI	July 25,2008	100%
Mayson Holdings Limited	Hong Kong	July 14, 2008	100%
Beijing Huaxin Tianying Livestock Technology Co., Ltd	PRC	September 9, 2008	100%
Jiangxi Yingtan Huaxin Livestock Co., Ltd	PRC	April 8, 2005	100%
Yujiang Fengyuan Livestock Co., Ltd	PRC	August 4, 2003	99%
Yingtan Yujiang Zhongtong Swine Co., Ltd	PRC	October 27, 2003	99%
Yujiang Xianyue Livestock Feeds Co., Ltd	PRC	August 16, 2001	99%
Jiangxi Yingtan Fuxin Development and Trade Co., Ltd	PRC	March 31, 1999	99%
Yingtan Livestock Feeds Development Co., Ltd	PRC	December 29, 1995	99%
Yujiang Xiangying Swine Co., Ltd	PRC	January 11, 2001	99%
Yujiang Decheng Livestock Co., Ltd	PRC	October 27, 2003	99%
Jiangxi Southern China Livestock Technology Limited	PRC	June 9, 2010	100%

On July 25, 2008, Mayson International Services Limited (“Mayson International”) was incorporated in the British Virgin Islands (“BVI”) as a wholly-owned subsidiary of SCLI. On the same day Mayson Enterprises Services Limited (“Mayson Enterprises”) was incorporated in the BVI as a wholly owned subsidiary of Mayson International.

Mayson Holdings Limited (“Mayson Holdings”) was incorporated on July 14, 2008 under the laws of Hong Kong Special Administrative Region of the PRC as the wholly-owned subsidiary of Mayson Enterprises. Beijing Huaxin Tianying Livestock Technology Co., Ltd (“Beijing Huaxin”) was incorporated on September 9, 2008 as a limited liability company under the PRC laws. Beijing Huaxin is a wholly foreign-owned enterprise under the PRC laws, with its 100% equity interests being held by Mayson Holdings.

On August 26, 2008, Beijing Huaxin acquired 99% of the equity interest of Jiangxi Yingtan Huaxin Livestock Co., Ltd (“Jiangxi Huaxin”) which owned 98.01% of the equity interest of Yujiang Fengyuan Livestock Co., Ltd, Yingtan Yujiang Zhongtong Swine Co., Ltd, Yujiang Xianyue Livestock Feeds Co., Ltd, Jiangxi Yingtan Fuxin Development and Trade Co., Ltd, Yingtan Livestock Feeds Development Co., Ltd, Yujiang Xiangying Swine Co., Ltd and Yujiang Decheng Livestock Co., Ltd. (collectively, the “Seven Subsidiaries”) which are the Company’s main operating entities.

NOTE 2 --- BASIS OF PRESENTATION -- RESTATEMENT

The accompanying consolidated financial statements have been presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) applicable to interim financial statements and do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements.  In the opinion of management, the interim financial statements include all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation of the results for the interim periods presented.

SOUTHERN CHINA LIVESTOCK, INC. (Formerly Expedite 4, Inc.)
Notes To Condensed Consolidated Financial Statements
(Expressed In U.S. Dollars)
(Unaudited)

The consolidated financial statements include the financial statements of SCLI and all its subsidiaries. All transactions and balances between the SCLI and its subsidiaries have been eliminated upon consolidation.   As all of the above entities are under common control, they have been consolidated based on their carrying values for the periods presented.

Operating results for the interim periods are not necessarily indicative of the results that may be expected for the year ended September 30, 2011. Interim unaudited consolidated financial statements should be read in conjunction with the Company’s consolidated financial statements for the year ended September 30, 2010.

Subsequent to the issuance of the company’s financial statements, management determined that balances due to/from related parties were not accurately reflected in the consolidated financial statements. Management has adjusted the amounts previously reported to correctly reflect the balances outstanding as at September 30, 2010 (see note 9). This correction does not affect prior years.

The consolidated balance sheet at September 30, 2010, has been restated.  The effect of the restatement is summarized as follows:

	9/30/10 As previously reported	9/30/10 As restated
Current assets:
Due from related parties	-	164,642
Total current assets	8,250,374	8,415,016
Total assets	26,838,865	27,003,507

Current liabilities:
Other payables	-	1,656,577
Due to related parties	1,859,882	367,947
Total current liabilities	1,922,814	2,087,456
Total liabilities and stockholders’ equity	26,838,865	27,003,507

NOTE 3 --- USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Significant accounting estimates reflected in the Company’s financial statements include collectability of account s receivable, value of live hogs, useful lives and impairment of property and equipment. Actual results when ultimately realized could differ from those estimates and the differences could be material.

NOTE 4 --- INVENTORY

Inventories are stated at the lower of cost and net realizable value. Cost is calculated on the weighted average basis and includes all costs to acquire and other costs incurred in bringing the inventories to their present location and condition. The Company evaluates the net realizable value of its inventories on a regular basis and records a provision for loss to reduce the computed weighted average cost if it exceeds the net realizable value.

SOUTHERN CHINA LIVESTOCK, INC. (Formerly Expedite 4, Inc.)
Notes To Condensed Consolidated Financial Statements
(Expressed In U.S. Dollars)
(Unaudited)

Inventories on December 31, 2010 and September 30, 2010 consisted of the following:

	December 31, 2010	September 30, 2010

Raw materials	$227,639	$211,324
Live hogs	5,080,659	4,438,717

	$5,308,298	$4,650,041

NOTE 5 --- INCOME TAXES

The Company is incorporated in United States of America. The Company’s subsidiaries are incorporated in the BVI, Hong Kong and the PRC. The management and control of the Company is in PRC, and the Company’s business is conducted in the PRC. The Company’s PRC subsidiaries pay no income tax in the PRC pursuant to an exemption from taxes under the current tax laws of the PRC which are applicable to agriculture companies. For the three months ended December 31, 2010 and 2009, the Company was not subject to any income tax either in the United States, the BVI, Hong Kong or the PRC. As such no current or future income tax asset or liabilities are recorded in its financial statements for such years.

NOTE 6 --- COMMITMENTS AND CONTINGENCIES

CAPITAL COMMITMENTS

As of December 31, 2010, there were capital commitments amounting to $2,970,787, which were mainly related the construction work of the buildings.

LEASE COMMITMENTS

The Company leases land (in which the company’s building are locked) office space, employee living space, and certain pigsties under non-cancelable operating leases.  Future minimum rental commitments for the next five years are as follows:

2011	$23,708
2012	23,708
2013	16,158
2014	16,158
2015	16,158
2016 and then after	314,805

Total	$410,695

Contingent Liability

Seven of the Company’s subsidiaries declared and they or the Company paid dividends to the then stockholders of these subsidiaries in the amount of $13,064,075 and $8,897,167 for the years ended September 30, 2009 and 2008, respectively. According to the Income Tax Laws in the PRC, the Company is required to withhold income tax of 20% on the dividends paid to stockholders, which the Company failed to do. In the event that these taxes cannot be collected from the stockholders, the Company may be liable to pay the unpaid amount of approximate $4.4 million and late payment penalty may be levied in an amount ranging from 50% to maximum of five times the taxes owing. The Company believes that the likelihood of the taxes and penalties being levied against the Company is remote as of the date hereof. In the event that the taxing authorities assesses the Company for these taxes, they will be recorded as appropriate, depending on whether the amounts can be recovered from the stockholders or not.

SOUTHERN CHINA LIVESTOCK, INC. (Formerly Expedite 4, Inc.)
Notes To Condensed Consolidated Financial Statements
(Expressed In U.S. Dollars)
(Unaudited)

Liquidated Damages

During the year ended September 30, 2010, the Company sold to a group of investors a total of a total of 759,496.5 units at a purchase price of $10.00 per unit, resulting in gross proceeds of $7,594,965 and net proceeds of $5,567,293. Each unit consisting of two shares of common stock and four-year warrants to purchase one common share of the Company, at an exercise price of $5.50 per share, for a total of 1,518,993 shares of common stock and warrants to purchase 759,497 shares of common stock.

In connection with the private placement, the Company agreed to file a registration statement under the Securities Act covering the shares of common stock that were (i) included as part of the units and (ii) issuable upon exercise of the warrants included as part of the units within 45 days after the final closing and to use its best efforts to have the registration statement declared effective within 180 days after the final closing of the private placement. The final closing was on May 6, 2010. The registration statement was filed within the required time period.

The registration statement was required to be declared effective by November 2, 2010.  Since the registration statement was not declared effective by the required date, the Company is to pay to investors, liquidated damages of 1% of the purchase price for each calendar month (pro-rated for a fractional month) during the period of such failure, up to a maximum of 5% of the purchase price.  On December 31, 2010, recorded liquidated damages amount $151,900, which was 2% of the purchase price for the three months ended December 31, 2010.

NOTE  7 – RELATED PARTY TRANSACTIONS

During the year ended September 30, 2010, the Company purchased sows, hogs and other assets from five non-affiliated parties for a total purchase price of $5,930,000, of which $2,837,723 was paid at the time of the contract and the balance of $3,092,2 77 was due in installments that were due by December 31, 2010 and February 28, 2011.Pursuant to agreements among the Company, its chairman, who is also a director, and the sellers, the chairman assumed and paid the Company’s obligations to these sellers in the amount of $1,435,700 during the month of September 2010 and the remaining $1,656,577 during the month of December 2010.  The balance due to the chairman from the Company with respect to these payments is included in “Due to related parties.”  The amount due to related parties was $367,947 at September 30, 2010 and $188,184 at December 31, 2010.

At September 30, 2010, there was a balance due from related parties in the amount of $164,642, which was paid in October 2010.

____________ Common Shares

Southern China Livestock Inc.

PROSPECTUS

Rodman & Renshaw, LLC	Newbridge Securities Corporation

Until           , 2011, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

[RESALE PROSPECTUS ALTERNATE PAGE]

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED FEBRUARY 7, 2011

2,383,145 Common Shares

Southern China Livestock Inc.

This prospectus relates to 2,383,145 shares of our common stock, par value $0.001 per share, of Southern China Livestock Inc. that may be sold from time to time by the selling stockholders named in this prospectus, which includes:

●	1,531,084 shares of our common stock; and
●	852,061 shares of our common stock issuable upon the exercise of warrants held by the selling stockholders.

We will not receive any of the proceeds from the sale of our common stock by the selling stockholders but we will receive funds from the exercise of the warrants held by the selling stockholders if and when those warrants are exercised for cash. We will utilize any proceeds from the exercise of such warrants for general corporate and working capital purposes.

Our securities are presently not traded on any market or securities exchange. We have applied to list our common stock on the NASDAQ Capital Market under the symbol “SCLI” and our application is currently under review.

Since there is currently no public market established for our securities, the selling security holders will sell at a fixed price that is equal to the price at which we sell shares in our public offering pursuant to the registration statement of which this prospectus is a part. Once, and if, our shares of common stock are quoted on the NASDAQ Capital Market and there is an established market for these resale shares, the selling stockholders may sell the resale shares from time to time at the market price prevailing on the NASDAQ Capital Market at the time of offer and sale, or at prices related to such prevailing market prices or in negotiated transactions or a combination of such methods of sale directly or through brokers.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 14 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ____________, 201 1

71A

[RESALE PROSPECTUS ALTERNATE PAGE]

Please read this prospectus carefully. It describes our business, our financial condition and results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

You should rely only on information contained in this prospectus. We have not authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

72A

[RESALE PROSPECTUS ALTERNATE PAGE]

The Offering

Common stock offered by selling stockholders	2,383,145 shares of common stock, including 852,061 shares of common stock that are issuable upon the exercise of warrants held by the selling stockholders.

Common stock outstanding before the offering	7,144,071 (1)

Terms of the offering	The selling stockholders will determine when and how they will sell the securities offered in this prospectus.

Use of proceeds
We will not receive proceeds from the resale of shares by the selling stockholders. To the extent that the selling stockholders exercise, for cash, all of the warrants covering the 852,061 shares of common stock registered for resale under this prospectus, we would receive $4,686,336 in aggregate from such exercises. We intend to use such proceeds for general corporate and working capital purposes.

Risk Factors	See “Risk Factors” beginning on page 14 and other information included in this prospectus for a discussion of factors you should consider before deciding to invest in shares of our common stock.
______________
(1)
Excludes up to ______ shares of common stock to be offered by us in a firm commitment public offering concurrently herewith (and excludes up to an additional _____ shares that we may sell to the underwriters solely to cover over-allotments, if any, in such offering).

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[RESALE PROSPECTUS ALTERNATE PAGE]

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of our common stock by the selling stockholders. The selling stockholders will receive all of the net proceeds from the sales of common stock offered by them under this prospectus. To the extent that the selling stockholders exercise, for cash, all of the warrants covering the 852,061 shares of common stock registered for resale under this prospectus, we would receive approximately $4,686,336 in the aggregate from such exercises. We intend to use such proceeds for working capital, and other general corporate purposes. We will have complete discretion over how we may use the proceeds, if any, from any exercise of the warrants.

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[RESALE PROSPECTUS ALTERNATE PAGE]

SELLING STOCKHOLDERS

We are registering a total of 2,383,145 shares of common stock, comprised of 12,091 shares of common stock issued in the share exchange transaction that completed on March 29, 2010, 1,518,993 shares of common stock issued in the private placement financing transaction completed between March and May 2010, 759,497 shares of common stock underlying the warrants issued therewith at an exercise price of $5.50 per share held by certain of the investors and 92,564 shares of common stock underlying Agent Warrants issued to Rodman & Renshaw, LLC and Newbridge Securities Corporation, their employees and other persons acting on their behalf.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the securities by each of the selling stockholders. Except as indicated in the footnotes to the table, no selling security holder has had any material relationship with us or our predecessors or affiliates during the last three years.

	Shares Beneficially Owned Prior to the Offering (1)				Shares Being	Shares Beneficially Owned After the Offering (1)
Name of Beneficial Owner	Number			Percentage (2)	Offered	Number	Percentage (2)
Alfred Fields for OYL/AFA Pension Fund	30,000	(3)	(5)	*	30,000	0	0
Allen, Charles W.	4,500	(3)	(32)	*	4,500	0	0
Ancora Greater China Fund, LP	150,000	(3)	(6)	2.10%	150,000	0	0
Betman, Ronald J.	6,000	(3)		*	6,000	0	0
Bridgeway Asset Management Ltd.	75,000	(3)	(7)	*	75,000	0	0
Bristol Investment Fund, Ltd	90,000	(3)	(8)	*	90,000	0	0
Celenian Appreciation Fund, LP	36,000	(3)	(9)	*	36,000	0	0
CG Trust	45,000	(3)	(10)	*	45,000	0	0
CNH Diversified Opportunities Master Account, L.P.	150,000	(3)	(11)	2.10%	150,000	0	0
Daybreak Special Situations Master Fund Ltd	45,000	(3)	(12)	*	45,000	0	0
Enfield, George I.	6,000	(3)		*	6,000	0	0
Equinox Capital Investor	24,000	(3)	(13)	*	24,000	0	0
Excalibur Special Opportunities LP	270,000	(3)	(14)	3.73%	270,000	0	0
Fields, Ephraim	30,000	(3)		*	30,000	0	0
Figliuolo, Ralph	15,000	(3)		*	15,000	0	0
Fitzgibbon, John W.	12,000	(3)		*	12,000	0	0
Forti, David W.	15,000	(3)		*	15,000	0	0
Gaffoglio, Carl J.	30,000	(3)		*	30,000	0	0
Gargiulo, Janet	3,000	(3)		*	3,000	0	0
Genesis Asset Opportunity Fund LP	75,000	(3)	(15)	*	75,000	0	0
Gibralt Capital Corporation	225,000	(3)	(16)	3.12%	225,000	0	0
Grodko, Jeffrey	9,000	(3)		*	9,000	0	0
Hammerman Capital Partners	75,000	(3)	(17)	*	75,000	0	0
Hayden, Matthew	30,000	(3)		*	30,000	0	0
Hickey, Paul	15,000	(3)	(33)	*	15,000	0	0
Hinds, Boyd	24,000	(3)		*	24,000	0	0
Horner, William J.	60,000	(3)		*	60,000	0	0
Houng Lee Family Trust	6,000	(3)	(18)	*	6,000	0	0
Ilangovan, Somasundaram	6,000	(3)		*	6,000	0	0
Jayhawk Private Equity Fund II, L.P.	150,000	(3)	(19)	2.10%	150,000	0	0
Kain, Joseph	9,000	(3)		*	9,000	0	0
Kaplan, Thomas R.	9,000	(3)		*	9,000	0	0
Kittles, Eugene A.	6,000	(3)		*	6,000	0	0
Kohn, Saunders & Diana	18,000	(3)		*	18,000	0	0
Lee, Michael Peter	12,000	(3)		*	12,000	0	0
Lipinski, Walter J	6,000	(3)		*	6,000	0	0
Lumen Capital Limited Partnership	21,000	(3)	(20)	*	21,000	0	0
Machaby Partners S.P.A.	89,990	(3)	(21)	*	89,990	0	0
Maple Day Limited	15,000	(3)	(22)	*	15,000	0	0
Medway, Marc J.	7,500	(3)		*	7,500	0	0
Montazeri, Ali	6,000	(3)		*	6,000	0	0
Morris, Michael	15,000	(3)	(34)	*	15,000	0	0

75A

O’Shaunessey, Aidan	6,000	(3)		*	6,000	0	0
Paragon Capital LP	60,000	(3)	(23)	*	60,000	0	0
Ravallo, Michael	30,000	(3)		*	30,000	0	0
Samuelson, Eric R.	18,000	(3)		*	18,000	0	0
Shira Capital LLC	75,000	(3)	(24)	*	75,000	0	0
Smith, Alton	6,000	(3)		*	6,000	0	0
Smith, Scott C.	9,000	(3)		*	9,000	0	0
Stangarone, Burt	24,000	(3)	(35)	*	24,000	0	0
Tangiers Investors LP	22,500	(3)	(25)	*	22,500	0	0
The James P. Miscoll Bypass Trust	15,000	(3)	(26)	*	15,000	0	0
USX China Fund	45,000	(3)	(27)	*	45,000	0	0
Walsh, Kenneth E.	9,000	(3)		*	9,000	0	0
Warburton George A.	12,000	(3)		*	12,000	0	0
Webb, Michael	6,000	(3)		*	6,000	0	0
Wilmark of Nevada Inc.	15,000	(3)	(28)	*	15,000	0	0
Rodman & Renshaw, LLC	45,172	(4)	(29)	*	45,172	0	0
Ramnarian Jaigobind	11,377	(4)		*	11,377	0	0
Eric Lord	1,148	(4)		*	1,148	0	0
Kevin Mangan	383	(4)		*	383	0	0
Chirag Choudhary	7,616	(4)		*	7,616	0	0
Harry Iannou	3,761	(4)		*	3,761	0	0
George Anagnostou	539	(4)		*	539	0	0
Jonah Raskas	935	(4)		*	935	0	0
Newbridge Securities Corporation	5,242	(4)	(30)	*	5,242	0	0
Francis Argenziano	3,284	(4)		*	3,284	0	0
Anthony Sarkis	3,334	(4)		*	3,334	0	0
David Y. Wong	3,284	(4)		*	3,284	0	0
Douglas Agulilla	2,163	(4)		*	2,163	0	0
Lewis Mason	1,803	(4)		*	1,803	0	0
William La Piana	585	(4)		*	585	0	0
Stewart Ginn	585	(4)		*	585	0	0
Howard Yeager	500	(4)		*	500	0	0
Eric Goefert	122	(4)		*	122	0	0
Aaron Banks	609	(4)		*	609	0	0
Austin Dutton	49	(4)		*	49	0	0
Bob Diamond	73	(4)		*	73	0	0
Horace Robinson, Jr.	843	(31)		*	843	0	0
Margene W. MacDougall	5,624	(31)		*	5,624	0	0
Stephen and Marianne Garber, JWTROS	5,624	(31)		*	5,624	0	0
Total	2,383,145			29.65%	2,383,145	0	0

* Less than 1%.
__________________
(1)
Under applicable SEC rules, a person is deemed to beneficially own securities which the person has the right to acquire within 60 days through the exercise of any option or warrant or through the conversion of a convertible security. Also under applicable SEC rules, a person is deemed to be the “beneficial owner” of a security with regard to which the person directly or indirectly, has or shares (a) voting power, which includes the power to vote or direct the voting of the security, or (b) investment power, which includes the power to dispose, or direct the disposition, of the security, in each case, irrespective of the person’s economic interest in the security. Each listed selling security holder has the sole investment and voting power with respect to all shares of common stock shown as beneficially owned by such selling security holder, except as otherwise indicated in the footnotes to the table.

(2)
As of the date hereof, there were 7,144,071 shares of common stock issued and outstanding. In determining the percent of common stock beneficially owned by a selling security holder on the date hereof, (a) the numerator is the number of common stock beneficially owned by such selling security holder (including shares that he has the right to acquire within 60 days of the date hereof), and (b) the denominator is the sum of (i) the 7,144,071 shares outstanding on the date hereof, and (ii) the number of shares of common stock which such selling the stockholder has the right to acquire within 60 days of the date hereof.

(3)
We are registering 1,518,993 shares of common stock issued in the financing and 759,497 shares of common stock issuable upon exercise of outstanding investor warrants at an exercise price of $5.50 per share. We issued these investor warrants to investors in conjunction with our private placement completed on May 6, 2010.

(4)
We are registering the common stock underlying the Agent Warrants issued to Rodman and Newbridge, the placement agents in the financing, their employees and other persons acting on its behalf to purchase a total of 92,564 shares at $5.50 per share. These Agent Warrants were issued in conjunction with our private placement completed on May 6, 2010. Rodman and Newbridge are registered broker-dealers. Rodman and Newbridge and their employees received such shares as compensation for investment banking services.

(5)	Alfred Fields, as managing director, has voting and investment control over the shares owned by this entity.

76A

(6)
John P. Micklitsch, as managing director, has voting and investment control over the shares owned by this entity. Ancora Advisors, LLC is the General Partner of Ancora Greater China Fund, L.P., and has common management and ownership with Ancora Securities Inc., which is a registered broker-dealer. It acquired such shares in the ordinary course of business and at the time of the acquisition it did not have any arrangements or understandings with any person to distribute the securities.

(7)	Simon Mu, as managing director, has voting and investment control over the shares owned by this entity.

(8)	Paul Kessler, as managing director, has voting and investment control over the shares owned by this entity.

(9)	Ilro Yoon, as managing director, has voting and investment control over the shares owned by this entity.

(10)	Judith Grossman has voting and investment control over the shares owned by this entity.

(11)	Bradley D. Asness, as managing director, has voting and investment control over the shares owned by this entity.

(12)	Larry Butz, as managing director, has voting and investment control over the shares owned by this entity.

(13)	Boyd Hinds, as managing director, has voting and investment control over the shares owned by this entity.

(14)	William Hechter, as managing director, has voting and investment control over the shares owned by this entity.

(15)	Ethan Benovitz, as managing director, has voting and investment control over the shares owned by this entity.

(16)	Travis Dowle, as managing director, has voting and investment control over the shares owned by this entity.

(17)	Jason Hammerman, as managing director, has voting and investment control over the shares owned by this entity.

(18)	William Houng Lee has voting and investment control over the shares owned by this entity.

(19)	Michael D. Schmitz, as managing director, has voting and investment control over the shares owned by this entity.

(20)	Allan Lichtenberg, as managing director, has voting and investment control over the shares owned by this entity.

(21)	Roger Knox, as managing director, has voting and investment control over the shares owned by this entity.

(22)	Xue Yu Chao, as managing director, has voting and investment control over the shares owned by this entity.

(23)	Alan Donenfeld, as managing director, has voting and investment control over the shares owned by this entity.

(24)	Montgometry W. Cornell, as managing director, has voting and investment control over the shares owned by this entity. One of the owners of Shira Capital LLC is also a partial owner of a FINRA company.

(25)	Justin Ederle, as managing director, has voting and investment control over the shares owned by this entity.

(26)	Douglas Miscoll has voting and investment control over the shares owned by this entity.

(27)	Stephen L. Parr, as managing director, has voting and investment control over the shares owned by this entity.

(28)	Bryent Cragun, as managing director, has voting and investment control over the shares owned by this entity.

(29)	Thomas G. Pinou, as managing director, has voting and investment control over the shares owned by this entity.

(30)	Francis J. Argenziano, as managing director, has voting and investment control over the shares owned by this entity.

(31)	We are registering a total of 12,091 shares of common stock that previously issued in the share exchange transaction that closed on March 29, 2010.

(32)
Charles W. Allen is a registered investment advisor representative employed by TriPoint Global Equities, LLC, which is a registered broker-dealer. He acquired such shares in the ordinary course of business and at the time of the acquisition he did not have any arrangements or understandings with any person to distribute the securities.

(33)
Paul Hickey is a registered investment advisor representative employed by Brill Securities Inc, which is a registered broker-dealer. He acquired such shares in the ordinary course of business and at the time of the acquisition he did not have any arrangements or understandings with any person to distribute the securities.

(34)
Michael Morris is a registered investment advisor representative employed by Arjent Services LLC, which is a registered broker-dealer. He acquired such shares in the ordinary course of business and at the time of the acquisition he did not have any arrangements or understandings with any person to distribute the securities.

(35)
Burt Stangarone is a registered investment advisor representative employed by Brill Securities Inc, which is a registered broker-dealer. He acquired such shares in the ordinary course of business and at the time of the acquisition he did not have any arrangements or understandings with any person to distribute the securities.

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[RESALE PROSPECTUS ALTERNATE PAGE]

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell, transfer or otherwise dispose of any or all of their securities or interests in securities on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

–	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

–	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

–	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

–	an exchange distribution in accordance with the rules of the applicable exchange;

–	privately negotiated transactions;

–	short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;

–	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

–	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share; and

–	a combination of any such methods of sale.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

Each selling stockholder has agreed with the underwriters of our public offering that such stockholder will not, without the prior written consent of the representatives of the underwriters, for a period of 180 days following the closing of such offering, offer, sell, contract to sell, pledge, grant any option to purchase, purchase any option or contract to sell, grant any right or warrant to purchase, make any short sale or otherwise transfer or dispose of (including entering into any swap or other agreement that transfers to any other entity, in whole or in part, any of the economic consequences of ownership interest) our common stock.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchase of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved, and in no case will the maximum compensation received by any broker-dealer exceed eight percent (8%).

78A

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

Any underwriters, agents, or broker-dealers, and any selling stockholders, that participate in the sale of the common stock or interests therein may be deemed as “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders may be deemed underwriters pursuant to Section 2(a)(11) of the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2 (a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. We know of no existing arrangements between any of the selling stockholders and any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares, nor can we presently estimate the amount, if any, of such compensation. See “Selling stockholders” for description of any material relationship that a stockholder has with us and the description of such relationship.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to pay certain fees and expenses incurred by us incident to the registration of the shares. Such fees and expenses are estimated to be $_____. We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

In addition to the foregoing, persons who purchase warrants from a selling stockholder pursuant to this prospectus and thereafter acquire our common stock upon the exercise of such warrants may resell such common stock without restriction by any method permitted by applicable law.

79A

[RESALE PROSPECTUS ALTERNATE PAGE]

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Anslow & Jaclin, LLP. Legal matters as to PRC law will be passed upon for us by Jingtian & Gongcheng, Attorneys at Law. Anslow & Jaclin, LLP may rely upon Jingtian & Gongcheng with respect to matters governed by PRC law.

EXPERTS

The consolidated financial statements of our company included in this prospectus and in the registration statement have been audited by Schwartz Levitsky Feldman, LLP/SRL, independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance on such report, given the authority of said firm as an expert in auditing and accounting.

ADDITIONAL INFORMATION

We filed with the Securities and Exchange Commission a registration statement under the Securities Act for the common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F Street, N.E. Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We file periodic reports under the Securities Exchange Act of 1934, including annual, quarterly and special reports, and other information with the Securities and Exchange Commission. These periodic reports and other information are available for inspection and copying at the regional offices, public reference facilities and website of the Securities and Exchange Commission referred to above.

80A

[RESALE PROSPECTUS ALTERNATE PAGE]

2,383,145 Shares of Common Stock

SOUTHERN CHINA LIVESTOCK INC.

PROSPECTUS

, 201 1

81A

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses and Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, if any, payable by the registrant relating to the sale of common stock being registered.

Securities and Exchange Commission registration fee	$2,845.15
FINRA Filing Fee	4,491.00
NASDAQ Listing Fee	5,000.00
Transfer Agent Fees(1)	(2)
Accounting fees and expenses(1)	(2)
Legal fees and expenses(1)	(2)
Miscellaneous(1)	(2)
Total	$(2)
____________
(1)	Estimated
(2)	To be added by amendment.

Item 14. Indemnification of Directors and Officers

Under Section 145 of the General Corporation Law of the State of Delaware, the registrant may indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. The registrant’s certificate of incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to the registrant and its stockholders. This provision does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the registrant or its stockholders for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

The registrant’s bylaws provide for the indemnification of its directors to the fullest extent permitted by the Delaware General Corporation Law. The registrant’s bylaws further provide that its Board of Directors has discretion to indemnify its officers and other employees. The registrant is required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or executive officer in connection with that proceeding on receipt of an undertaking by or on behalf of that director or executive officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under the bylaws or otherwise. The registrant is not, however, required to advance any expenses in connection with any proceeding if a determination is reasonably and promptly made by its Board of Directors by a majority vote of a quorum of disinterested Board members that (i) the party seeking an advance acted in bad faith or deliberately breached his or her duty to the registrant or its stockholders and (ii) as a result of such actions by the party seeking an advance, it is more likely than not that it will ultimately be determined that such party is not entitled to indemnification pursuant to the applicable sections of the registrant’s bylaws.

The registrant has been advised that in the opinion of the Securities and Exchange Commission, insofar as indemnification for liabilities arising under the Securities Act may be permitted to its directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event a claim for indemnification against such liabilities (other than the registrant’s payment of expenses incurred or paid by an director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by the registrant is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The registrant plans to carry directors’ and officers’ liability insurance covering its directors and officers for a period of one year commencing on the effective date of the registrant’s registration statement with the Securities and Exchange Commission. The limit of liability of such insurance is $5,000,000 in the aggregate for the insured period.

The registrant is a party to indemnification agreements with each of its directors and officers that are, in some cases, may be broader than the specific indemnification provisions permitted by Delaware law, and that may provide additional procedural protection. Such indemnification agreements may require the registrant, among other things, to indemnify officers and directors against certain liabilities that may arise because of their status as officers or directors and advance expenses, as incurred, to officers and directors in connection with a legal proceeding, subject to limited exceptions.

Item 15. Recent Sales of Unregistered Securities

Since incorporation, the registrant has issued and sold the following unregistered securities:

In September 2007, the registrant issued 100,000 shares of common stock to Sheila Hunter for $100, or $0.001 per share, in consideration for the registrant’s incorporation expenses. The registrant issued these shares in reliance on the exemption provided by Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering.

In March 2010, the registrant issued 5,623,578 shares of common stock to individuals and entities as designated by the SCLI shareholders in exchange for 100% of the outstanding shares of SCLI pursuant to the Exchange Agreement. The registrant issued these shares in reliance on Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering, in light of the insubstantial number of persons involved in the transaction, size of the offering, manner of the offering including the lack of general solicitation or advertising, and number of securities offered.

From March 2010 to May 2010, the registrant issued 1,518,993 shares of common stock and four-year warrants to purchase an aggregate of 759,497 shares of common stock, at an exercise price of $5.50 per share pursuant to the Subscription Agreement by and between the registrant and the investors party thereto. In connection with such issuances, the registrant issued to the placement agents four-year warrants to purchase a total of 92,564 shares of common stock at an exercise price of $5.50 per share. The registrant issued the securities in reliance on Regulation D, Regulation S and Section 4(2) of the Securities Act, in light of the fact that investors were either accredited investors,or not U.S. persons, the lack of general solicitation or advertising, and that such persons were acquiring such securities for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution thereof.

Item 16. Exhibits and Financial Statement Schedules.

a. Exhibits

Exhibit No.	Description
1.1	Form of Underwriting Agreement (9)

2.1	Share Exchange Agreement by and between the Company and Southern China Livestock International Inc., dated March 29, 2010 (2)

3.1	Certificate of Incorporation (1)

3.2	By-laws (1)

4.1	Form of Warrant (2)

5.1	Opinion of Anslow & Jaclin, LLP as to the legality of the shares (9)

10.1	Equity Transfer Agreement, dated November 3, 2008 (2)

10.2	Equity Transfer Agreement, dated January 13, 2010 (2)

10.3	Omitted

10.4	Omitted

10.5	Funding Escrow Agreement, dated March 29, 2010 (2)

10.6	Holdback Escrow Agreement, dated March 29, 2010 (2)

10.7	Escrow Agreement for Disbursement, dated March 29, 2010 (2)

10.8	Form of Lock-Up Agreement, by and between the Company and Lockup Stockholders, dated March 29, 2010 (2)

10.9	Sales Agreement with Shenzhen Dexing Food Development Co., dated February 1, 2010 for the purchase of up to a total of 200,000 hogs (4)

10.10	Purchase and Sale Contract with Yujiang Huangguizhen Feed Agency (3)

10.11	Restated Option Agreement dated July 27, 2010 (3)

10.12	Sales Agreement with Shenzhen Dexing Food Development Co., dated March 24, 2009 for the purchase of up to a total of 600,000 hogs (4)

10.13	Five agreements with Shenzhen Dexing Food Development Co. dated April 9, 2008 for the purchase of up to a total of 83,000 pigs (4)

10.14	Share Transfer Agreement between Liqiang Song and Shu Mei Yu, Ltd. (4)

10.15	Employment Agreement with Wei (Wayne) He, dated November 29, 2010 (6)

10.16	Director Agreement with Juxi Liu, dated November 4, 2010 (5)

10.17	Director Agreement with Maopu Xiao, dated November 4, 2010 (5)

10.18	Employment Agreement with Luping Pan, dated November 29, 2010 (6)

10.19	Employment Agreement with Dengfu Xu, dated November 29, 2010 (6)

10.20	Form of Indemnification Agreement (6)

10.21	Form of letter from former stockholders of subsidiaries as to tax liabilities [English Translation] (6)

10.22	Director Agreement with William E. Thomson, dated December 23, 2010 (7)

10.23	Director Agreement with Bernard J. Tanenbaum III, dated December 23, 2010 (7)

10.24	Supplemental agreements among Dengfu Xu, subsidiaries of the Company and sellers of pigs and other assets [English Translation](8)

10.25	Sales Agreement dated September 1, 2010 between Jiangxi Yingtan Huaxin Livestock and Shenzhen Dexing Food Development Co. Ltd. (9)

14.1	Code of Ethics and Business Conduct (7)

21.1	List of subsidiaries of the Registrant (3)

23.1	Consent of Schwartz Levitsky Feldman, LLP/SRL (9)

23.2	Consent of Anslow & Jaclin, LLP (included in Exhibit 5.1)

23.3	Consent of Jingtian & Gongcheng, Attorneys at Law (included in Exhibit 99.1)

99.1	Opinion of Jingtian & Gongcheng (10)

(1)	Incorporated herein by reference to the Form 10 Registration Statement filed on October 22, 2007.
(2)	Incorporated herein by reference to the current report Form 8-K filed on April 1, 2010.
(3)	Incorporated herein by reference to the Registration Statement on Form S-1/A filed on August 2, 2010.
(4)	Incorporated herein by reference to the Registration Statement on Form S-1/A filed on October 1, 2010.
(5)	Incorporated herein by reference to the current report Form 8-K filed on November 5, 2010.
(6)	Incorporated herein by reference to the Registration Statement on Form S-1 filed on November 30, 2010.
(7)	Incorporated herein by reference to the current report Form 8-K filed on December 23, 2010.
(8)	Incorporated herein by reference to the annual report on Form 10-K/A, filed on February 7, 2011
(9)	Filed herewith.
(10)	Incorporated hereby by reference to the Registration Statement on Form S-1, filed on December 17, 2010.

b. Financial Statement Schedules

Not applicable

Item 17. Undertakings

(A) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a) To include any prospectus required by Section 10(a) (3) of the Securities Act;

(b) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(b) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(d) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that:

(a) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(b) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(B) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Yingtan, People’s Republic of China, on the  7 th day of February , 201 1

SOUTHERN CHINA LIVESTOCK INC.

By:	/s/ Luping Pan
Luping Pan President and Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this Registration Statement on Form S-1/A was signed by the following persons in the capacities and on the dates stated.

Name	Title	Date

/s/ Luping Pan	Director, President and Chief Executive	February 7, 201 1
Luping Pan	Officer (Principal Executive Officer)

/s/ Dengfu Xu	Director	February 7, 201 1
Dengfu Xu

/s/ Wei (Wayne) He	Director and Chief Financial Officer	February 7, 201 1
Wei (Wayne) He	(Principal Accounting and Financial Officer)

/s/ Juxi Liu	Director	February 7, 201 1
Juxi Liu

/s/ Bernard J. Tanenbaum III	Director	February 7, 2011
Bernard J. Tanenbaum III

/s/ William E Thomson	Director	February 7, 2011
William E. Thomson

/s/ Maopu Xiao	Director	February 7, 201 1
Maopu Xiao

EXHIBIT INDEX

Exhibit No.	Description

1.1	Form of Underwriting Agreement (9)

2.1	Share Exchange Agreement by and between the Company and Southern China Livestock International Inc., dated March 29, 2010 (2)

3.1	Certificate of Incorporation (1)

3.2	By-laws (1)

4.1	Form of Warrant (2)

5.1	Opinion of Anslow & Jaclin, LLP as to the legality of the shares (9)

10.1	Equity Transfer Agreement, dated November 3, 2008 (2)

10.2	Equity Transfer Agreement, dated January 13, 2010 (2)

10.3	Omitted

10.4	Omitted

10.5	Funding Escrow Agreement, dated March 29, 2010 (2)

10.6	Holdback Escrow Agreement, dated March 29, 2010 (2)

10.7	Escrow Agreement for Disbursement, dated March 29, 2010 (2)

10.8	Form of Lock-Up Agreement, by and between the Company and Lockup Stockholders, dated March 29, 2010 (2)

10.9	Sales Agreement with Shenzhen Dexing Food Development Co., dated February 1, 2010 for the purchase of up to a total of 200,000 hogs (4)

10.10	Purchase and Sale Contract with Yujiang Huangguizhen Feed Agency (3)

10.11	Restated Option Agreement dated July 27, 2010 (3)

10.12	Sales Agreement with Shenzhen Dexing Food Development Co., dated March 24, 2009 for the purchase of up to a total of 600,000 hogs (4)

10.13	Five agreements with Shenzhen Dexing Food Development Co. dated April 9, 2008 for the purchase of up to a total of 83,000 pigs (4)

10.14	Share Transfer Agreement between Liqiang Song and Shu Mei Yu, Ltd. (4)

10.15	Employment Agreement with Wei (Wayne) He, dated November 29, 2010 (6)

10.16	Director Agreement with Juxi Liu, dated November 4, 2010 (5)

10.17	Director Agreement with Maopu Xiao, dated November 4, 2010 (5)

10.18	Employment Agreement with Luping Pan, dated November 29, 2010 (6)

10.19	Employment Agreement with Dengfu Xu, dated November 29, 2010 (6)

10.20	Form of Indemnification Agreement (6)

10.21	Form of letter from former stockholders of subsidiaries as to tax liabilities [English Translation] (6)

10.22	Director Agreement with William E. Thomson, dated December 23, 2010 (7)

10.23	Director Agreement with Bernard J. Tanenbaum III, dated December 23, 2010 (7)

10.24	Supplemental agreements among Dengfu Xu, subsidiaries of the Company and sellers of pigs and other assets [English Translation](8)

10.25	Sales Agreement dated September 1, 2010 between Jiangxi Yingtan Huaxin Livestock and ShenzhenDexing Food Development Co. Ltd. [English Translation] (9)

14.1	Code of Ethics and Business Conduct (7)

21.1	List of subsidiaries of the Registrant (3)

23.1	Consent of Schwartz Levitsky Feldman, LLP/SRL (9)

23.2	Consent of Anslow & Jaclin, LLP (included in Exhibit 5.1)

23.3	Consent of Jingtian & Gongcheng, Attorneys at Law (included in Exhibit 99.1)

99.1	Opinion of Jingtian & Gongcheng (10)

(1)	Incorporated herein by reference to the Form 10 Registration Statement filed on October 22, 2007.
(2)	Incorporated herein by reference to the current report Form 8-K filed on April 1, 2010.
(3)	Incorporated herein by reference to the Registration Statement on Form S-1/A filed on August 2, 2010.
(4)	Incorporated herein by reference to the Registration Statement on Form S-1/A filed on October 1, 2010.
(5)	Incorporated herein by reference to the current report Form 8-K filed on November 5, 2010.
(6)	Incorporated herein by reference to the Registration Statement on Form S-1 filed on November 30, 2010.
(7)	Incorporated herein by reference to the current report Form 8-K filed on December 23, 2010.
(8)	Incorporated herein by reference to the annual report on Form 10-K/A filed on February , 2011
(9)	Filed herewith.
(10)	Incorporated hereby by reference to the Registration Statement on Form S-1, filed on December 17, 2010.